 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 1996
                                                     REGISTRATION NO. 333-13289
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                --------------

                             AMENDMENT NO. 3
                                      TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                --------------

                              ISONICS CORPORATION
                (Name of Small Business Issuer in Its Charter)

       CALIFORNIA                       2819                     77-0338561
(STATE OF INCORPORATION)    (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
                             CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)

                                --------------

                        4010 MOORPARK AVENUE, SUITE 119
                          SAN JOSE, CALIFORNIA 95117
                                (408) 260-0155
  (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES AND PRINCIPAL
                              PLACE OF BUSINESS)

                                --------------

                              JAMES E. ALEXANDER
                            CHIEF EXECUTIVE OFFICER
                              ISONICS CORPORATION
                        4010 MOORPARK AVENUE, SUITE 119
                          SAN JOSE, CALIFORNIA 95117
                                (408) 260-0155
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                --------------

                                  COPIES TO:
         C. KEVIN KELSO, ESQ.                   DANIEL I. DEWOLF, ESQ.
        BRUCE F. MACKLER, ESQ.                  WILLIAM N. HADDAD, ESQ.
           MARK PORTER, ESQ.                   CAMHY, KARLINSKY & STEIN
          FENWICK & WEST LLP                   1740 BROADWAY, 16TH FLOOR
         TWO PALO ALTO SQUARE                  NEW YORK, NEW YORK 10019
      PALO ALTO, CALIFORNIA 94306                   (212) 977-6600
            (415) 494-0600

                                --------------

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

====================================================================================
                                         PROPOSED
 TITLE OF EACH CLASS OF                  MAXIMUM      PROPOSED MAXIMUM   AMOUNT OF
    SECURITIES TO BE     AMOUNT TO BE OFFERING PRICE AGGREGATE OFFERING REGISTRATION
       REGISTERED         REGISTERED   PER SHARE(1)       PRICE(1)          FEE
------------------------------------------------------------------------------------
Units(2), each
 consisting of.........    977,500        $8.00          $7,820,000        $2,370
 (a) 1 share of Common
  Stock................    977,500         --               --              --
 (b) 1 Redeemable Common
  Stock Purchase
  Warrant..............    977,500         --               --              --
------------------------------------------------------------------------------------
Common Stock issuable
 upon exercise of
 Redeemable Warrants...    977,500        $11.85         11,583,375        $3,511
------------------------------------------------------------------------------------
Representatives'
 Warrants(3)...........     85,000        $.001             $85              --
------------------------------------------------------------------------------------
Common Stock issuable
 upon exercise of
 Representatives'
 Warrants(4)...........     85,000        $11.85         $1,007,250         $306
------------------------------------------------------------------------------------
Redeemable Warrants
 issuable upon exercise
 of Representatives'
 Warrants..............     85,000        $0.12           $10,200            $4
------------------------------------------------------------------------------------
Common Stock issuable
 upon exercise of
 Redeemable Warrants
 issuable upon exercise
 of Representatives'
 Warrants(4)...........     85,000        $18.96         $1,611,600         $489
------------------------------------------------------------------------------------
Total..................   3,272,500                     $22,032,510      $6,680(5)
====================================================================================

(1) Estimated solely for purpose of determining the registration fee pursuant to Rule 457 under the Securities Act.
(2) Includes 127,500 shares of Common Stock and 127,500 Redeemable Warrants issuable upon exercise of the Representatives' Over-Allotment Option.
(3) No registration fee required pursuant to Rule 457 under the Securities
    Act.
(4) Pursuant to Rule 416 of the Securities Act, there are also being registered hereby such additional indeterminate number of Shares of Common Stock as may become issuable pursuant to the anti-dilution provisions of the Redeemable Warrants and the Representatives' Warrants.
(5) Previously paid.

                                --------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED DECEMBER 4, 1996

                     850,000 SHARES OF COMMON STOCK AND
              850,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS

    (AS UNITS, EACH CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE WARRANT)

                         [LOGO OF ISONICS CORPORATION]

  This Prospectus relates to the offering by Isonics Corporation, a California corporation ("Isonics" or the "Company"), of 850,000 shares (the "Shares") of common stock, no par value (the "Common Stock"), and 850,000 redeemable common stock purchase warrants (the "Warrants") initially as units, each unit consisting of one share of Common Stock and one Warrant. The Shares and the Warrants are sometimes referred to collectively as the "Securities." All of the Securities offered hereby are being sold by the Company. Until the completion of this offering, the Shares and Warrants may only be purchased together on the basis of one Share and one Warrant, but will trade separately immediately upon the closing of the offering. Each Warrant initially entitles the holder thereof
to purchase one share of Common Stock at a price of $     per share, which is
150% of the initial public offering price per Share offered hereby, subject to adjustment under certain circumstances. The Warrants are exercisable at any time, unless previously redeemed, from the date of this Prospectus through the fifth anniversary of the date of this Prospectus, subject to certain conditions. The Company may redeem the Warrants, in whole or in part, at any time upon at least 30 days prior written notice to the registered holders thereof, at a price of $0.05 per Warrant, if the closing price of the Common Stock as reported on the Nasdaq SmallCap Market equals or exceeds 200% of the initial public offering price per Share for at least 20 consecutive trading days ending immediately before the notice of redemption.

  Prior to this offering, there has been no public market for the Securities, Common Stock or Warrants, and there is no assurance that such a market will develop or be maintained following the offering. After completion of this offering, there will be no public market for the Securities as units. It is currently estimated that the initial public offering price will be between $5.90 and $7.90 per Share and $0.10 per Warrant. See "Underwriting" for the factors considered in determining the pubic offering price. The Company has applied for listing of the Common Stock and Warrants on the Nasdaq SmallCap Market ("Nasdaq SCM") under the symbols "ISNX" and "ISNXW," respectively, and has also applied for listing of the Common Stock and Warrants on the Boston Stock Exchange under the symbols "INC" and "INCW," respectively.

  THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" COMMENCING ON PAGE 5 AND "DILUTION" ON PAGE 16.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON   THE  ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
            REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===================================================================================================
                                                                   UNDERWRITING
                                                                     DISCOUNTS          PROCEEDS TO
                                              PRICE TO PUBLIC    AND COMMISSIONS(1)      COMPANY(2)
---------------------------------------------------------------------------------------------------
Per Unit (3)...............................      $                   $                   $
---------------------------------------------------------------------------------------------------
 Per Share.................................      $                   $                   $
---------------------------------------------------------------------------------------------------
 Per Warrant...............................      $                   $                   $
---------------------------------------------------------------------------------------------------
Total (3)(4)...............................     $                   $                   $
===================================================================================================

(1) Does not include additional compensation payable to the representatives (the "Representatives") of the several Underwriters (the "Underwriters"), in the form of a non-accountable expense allowance. In addition, see "Underwriting" for information relating to indemnification and contribution arrangements with the Underwriters and other compensation payable to the Representatives.
(2) Before deducting estimated expenses of the offering payable by the Company of $500,000, excluding the non-accountable expense allowance payable to the Representatives.
(3) The Company intends to sell the Warrant included in the Units at an initial public offering price of $0.10 per Warrant, with the balance of the initial public offering price per Unit constituting the purchase price of the Share included in the Unit.
(4) The Company has granted the Underwriters an over-allotment option, exercisable within 45 days after the date of this Prospectus, to purchase up to 127,500 shares of Common Stock and/or 127,500 Warrants, solely to cover over-allotments, if any. The over-allotment option may be exercised to purchase units (each consisting of one share of Common Stock and one Warrant), or shares of Common Stock or Warrants or any combination thereof. To the extent that the option is exercised, the Underwriter will offer the additional Common Stock and Warrants at the Price to Public shown above. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be
    $         , $          and $         , respectively. See "Underwriting."

  The Securities are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by their counsel and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify this offering and to reject any order in whole or in part. It is expected that delivery of the Securities will be made at the clearing offices of Pryor,
McClendon, Counts & Co., Inc., on or about                 , 1996.

PRYOR, MCCLENDON, COUNTS & CO., INC.             NATIONAL SECURITIES CORPORATION

                THE DATE OF THIS PROSPECTUS IS            , 1996

A  Stable isotope labeled compounds used to determine structure of molecules

B  Ion implant tool utilizing stable isotopes

C  A carbon-13 diagnostic breath test sample being provided by a small child

D  Xenon and carbon stable isotope products packaged and ready for shipment

E  Depleted zinc in the form of sintered oxide pellets


 IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OR WARRANTS OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET, THE BOSTON STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. The Securities offered hereby involve a high degree of risk. See "Risk Factors." Except where otherwise indicated, all share and per share data in this Prospectus (including data with respect to options and warrants to purchase shares) have been adjusted to reflect (i) a 1-for-6.89 reverse split of the outstanding Common Stock, and (ii) the conversion into Common Stock of all outstanding shares of preferred stock of the Company, which will occur before the closing of this offering. See "Description of Capital Stock." In addition, unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised.

                                  THE COMPANY

  Isonics is an advanced materials and technology company which develops and commercializes products based on enriched stable isotopes and high purity materials. Stable isotopes can be thought of as ultra-ultra pure materials. This high degree of purification accomplished on the sub-atomic level provides enhanced performance properties compared to normal purity materials. Stable isotopes have commercial uses in several areas, including energy; medical, research, diagnostics and drug development; product tagging and stewardship; semiconductors; and optical materials. Isonics has successfully developed and commercialized two stable isotope products and intends to promote the emergence and growth of new stable isotope applications.

  The Company's principal product to date is isotopically depleted zinc ("DZ"). DZ, in different chemical forms, is used to prevent corrosion in nuclear power plants. Corrosion is a cause of high radiation fields in such plants which can result in radiation exposure to workers. DZ also reduces environmental cracking in certain kinds of nuclear reactors which, if not controlled, can require extremely costly repairs or can result in premature shutdown and de-commissioning of the facility. The Company believes that it provides substantially all of the DZ used in nuclear power plants worldwide.

  The application of DZ was developed by General Electric Company ("GE"), where the founders of the Company were previously employed. Before May 1996, all sales of DZ by the Company were made to GE pursuant to sales orders, which in turn resold the product to end users. In addition to sales to GE, in May 1996 Isonics commenced direct sales to end users, and for the three months ended July 31, 1996, approximately 10% of net revenues were from sales made directly to end users. The amount of future direct sales of DZ to certain end user customers may be limited by, among other things, certain rights or agreements of GE, and future direct sales could also be affected by GE's future intentions regarding sales or purchases of DZ independently of the Company, see "Risk Factors--Number of DZ Customers."

  New applications for stable isotopes are continually being developed by the Company and by third parties. The Company believes that many new applications have the potential to create new markets. One opportunity is to supply stable isotope labeled compounds for the diagnostic breath test ("DBT") market. DBTs provide early diagnosis of conditions that could otherwise lead to expensive procedures such as endoscopies and biopsies. DBTs under development by third parties which utilize stable isotopes in their application include tests to diagnose peptic ulcers, fat malabsorption and liver function. A urea DBT relating to peptic ulcers has recently been approved by the U.S. Food and Drug Administration (the "FDA"), and the Company believes that other companies have applied to the FDA or comparable agencies in foreign countries for approval of these tests, which must be obtained before any products can be sold. Certain DBTs are currently marketed in certain European countries.

  The Company holds an option, subject to satisfaction of certain conditions, to acquire an exclusive license to two Yale University patents which cover semiconductor devices made of isotopically pure silicon, germanium, gallium arsenide and most isotopically pure compound semiconductors. The patents claim that isotopic purity provides improved device speed and improved thermal conductivity, two properties which are of great importance to the semiconductor industry. According to the Semiconductor Industry Association, sales in 1995 of silicon wafers and other semiconductor substrates were approximately $6 billion. The Company is collaborating with Yale to evaluate these isotopically engineered semiconductor applications. The Company believes that if evaluations demonstrate the commercial feasibility of one or more products, demand could emerge in certain segments of the semiconductor market. There can be no assurance, however, that these evaluations will demonstrate the commercial feasibility of any products, that the Company will be able to commercialize any such products or that a market will emerge for any such products.

  The Company was formed in March 1992 and incorporated in California in March 1993 under the name A&R Materials, Inc. In October 1996, the Company changed its name to Isonics Corporation. The Company's principal executive offices are located at 4010 Moorpark Avenue, Suite 119, San Jose, California, 95117. Its telephone number is (408) 260-0155.

                                  RISK FACTORS

  The Securities offered hereby involve a high degree of risk. This Prospectus contains forward-looking statements, including those discussed under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds." These forward-looking statements involve a number of risks and uncertainties, including, but not limited to, those discussed under "Risk Factors." The Company's actual results may differ significantly from the results discussed in the forward-looking statements. See "Risk Factors."

                                  THE OFFERING

 Securities offered............ 850,000 shares of Common Stock and 850,000
                                Warrants to purchase one share of Common Stock
                                per Warrant. The Common Stock and Warrants are
                                being offered hereby as units but will be
                                separately tradeable immediately following the
                                offering. After completion of this offering,
                                there will be no public market for the
                                Securities as units. See "Description of
                                Capital Stock."
 Common Stock to be outstanding
  after this offering.......... 2,761,111 Shares(1)
 Use of proceeds............... For repayment of debt, research and development, capital expenditures and other
                                general corporate purposes.
 Nasdaq SCM Symbols............ Common Stock--ISNX; Warrants--ISNXW
 Boston Stock Exchange Symbols. Common Stock--INC; Warrants--INCW

                             SUMMARY FINANCIAL DATA

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   YEAR ENDED    THREE MONTHS
                                                   APRIL 30,    ENDED JULY 31,
                                                  ------------- ---------------
                                                  1995    1996   1995    1996
                                                  -----  ------ ------- -------
STATEMENT OF OPERATIONS DATA:
 Net revenues.................................... $ 738  $5,567 $ 1,190 $ 1,564
 Operating income (loss).........................  (343)    522     138      85
 Net income (loss)...............................  (143)    281      83      43
 Net income (loss) per share(2)..................  (.06)    .12     .04     .02
 Shares used in computing per share
 information(2).................................. 2,218   2,360   2,360   2,361

                                                              JULY 31, 1996
                                                          ----------------------
                                                          ACTUAL  AS ADJUSTED(3)
                                                          ------  --------------
BALANCE SHEET DATA:
 Cash and cash equivalents............................... $  147      $3,654
 Working capital (deficiency)............................   (134)      3,373
 Total assets............................................  2,138       5,645
 Long-term debt, less current portion....................    177         177
 Total shareholders' equity..............................    213       4,945

-------
(1) Based on shares outstanding as of October 1, 1996. Includes 96,315 shares of Common Stock issuable upon conversion of outstanding preferred stock, which will occur upon the closing of this offering. Does not include 272,134 shares of Common Stock issuable at a weighted average exercise price of $1.56 per share upon exercise of options granted under the Company's employee benefit plan as of October 1, 1996, 275,000 additional shares of Common Stock reserved for future grants under the Company's employee benefit plans, 414,134 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1.74 per share, and options to purchase 40,000 shares of Common Stock at an exercise price equal to 110% of the initial public offering price of the Shares. See "Capitalization--Recent Financing Transactions,""Management-- Employment and Consulting Agreements," "Management--Employee Benefit Plans," "Management--Directors Compensation" and notes 8 and 11 of Notes to the Company's financial statements appearing at the end of this Prospectus (the "Financial Statements").
(2) For an explanation of the determination of the number of shares used in per share calculations, see note 1 of Notes to the Financial Statements.

(3) Adjusted to reflect the repayment of the Placement Notes with the proceeds from this offering, issuance of warrants issued in the Placement to acquire 414,134 shares of Common Stock, the sale by the Company in this offering of 850,000 Shares and 850,000 Warrants to purchase Common Stock at 150% of the initial public offering price per Share, at an assumed initial public offering price of $6.90 per Share and $0.10 per Warrant and the issuance of Representatives' Warrants to purchase 170,000 shares of Common Stock at an assumed weighted average exercise price of $13.52, the exercise of options, after July 31, 1996, to purchase 97,671 shares of Common Stock at an exercise price of $2.07 per share, and after deducting the estimated underwriting discounts and commissions and offering expenses and the application of the net proceeds therefrom. See "Capitalization" and "Use of Proceeds."

                                 RISK FACTORS

  An investment in the Securities offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Securities offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include those discussed below and elsewhere in the Prospectus.

  Relationship With Certain Suppliers and Raw Materials. The Company depends upon a single processor, located in Russia, for one process involved in the manufacturing of its products, and upon a single supplier or a limited number of suppliers and processors for certain other manufacturing processes. Although the Company does have written agreements with certain of its suppliers and processors, the Company does not have any written agreements with other suppliers and processors. Although the Company seeks to reduce its dependence on its sole and limited suppliers, disruption or termination of any of the sources could occur, and such disruptions could have at least a temporary material adverse effect on the Company's business, financial condition and results of operations. Moreover, a prolonged inability to obtain alternative sources for processing could materially adversely affect the Company's relations with its customers. See "Risk Factors--Expansion of the Company's Product Offerings" and "Business--Manufacturing and Supply."

  Operations in Russia. The processing of the Company's products is dependent upon an isotope enrichment plant, located in Russia, which is owned by the Ministry of Atomic Energy of the Russian Federation, which is part of the cabinet of the government of the Russian Federation. The Company recently signed an agreement under which the plant and AO Techsnabexport, Co., Ltd. ("Techsnabexport") which is a commercial department of the Ministry, have agreed to supply the Company with zinc, cadmium, silicon, and carbon isotopes over the next three years. Under the agreement, the Company negotiates with the plant management annually regarding the price and certain other terms of the products to be supplied in the upcoming year, and the next such negotiation is expected to occur in November 1996. If such an agreement is entered into, the agreement is expected to provide, among other things, that the plant will exclusively supply the Company and that any disputes arising under the agreement will be resolved by arbitration conducted in Europe under international commercial arbitration rules. Even if such an agreement is negotiated, the enforceability of such an agreement might be subject to a greater degree of uncertainty than if the agreement was with a U.S. company and disputes were resolved in the United States. The plant is generally subject to the same government laws, policies, controls and regulations as apply to private enterprises in Russia. To date, these laws, policies, controls and regulations have not had any material adverse effect on the Company's business or relations with the plant, although there can be no assurance that this will be the case in the future. Operations in Russia entail certain risks. In recent years, the former republics of the Soviet Union have experienced political, social and economic change as constituent republics sought independence from the former central government in Moscow, and certain of the republics including Russia have attempted to transition from a centrally controlled economy toward market-based economies. These changes have involved, in certain cases, armed conflict in certain republics. There can be no assurance that political or economic instability in these republics will not continue or worsen. The supply of stable isotopes could be directly affected by political, economic and military conditions in Russia. Accordingly, the operations of the Company could be materially adversely affected if hostilities in Russia should occur, if trade between Russia and the United States were interrupted or curtailed, if political conditions in Russia disrupt transportation or processing concerning the Company's goods, if laws or governmental policies concerning foreign ownership or business operations in Russia change substantially, or if tariffs are introduced or freight rates change significantly. There can also be no assurance that the Company's relationship with the processing plant in Russia or with the Ministry of Atomic Energy will be successfully maintained, even apart from these political, economic or military factors. In addition, there have been certain privatization programs in certain countries of the former Soviet Union, although the Company is not aware of any current proposals to privatize the plant or other government-controlled isotope production facilities in Russia. If at some future date the plant was privatized, the Company cannot predict whether any such privatization would result in a favorable or an unfavorable impact on the Company. Disruption or termination of the Company's supply sources could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not maintain political risk insurance. Additionally, Russian courts lack experience in commercial dispute resolution, and many of the procedural remedies for enforcement found in western jurisdictions are not available in Russia. Difficulties may be encountered in enforcing judgments of foreign courts or of arbitrators, in the case of the Company's agreements with suppliers or processors, or in otherwise protecting the Company's rights with its Russian suppliers and transporters. There can be no assurance that this difficulty in enforcing the rights will not have a material adverse effect on the Company. See "Business--Manufacturing and Supply."

  Customer Concentration. Historically, substantially all of the Company's net revenues in any particular period have been attributable to a limited number of customers. Net revenues from GE accounted for 66%, 59% and 88% of net revenues for the three months ended July 31, 1996, and the years ended April 30, 1995 and 1996, respectively. One other customer accounted for 20% of net revenues for the three months ended July 31, 1996. A second customer accounted for 10% of net revenues for the three months ended July 31, 1996. A third customer accounted for 11% of net revenues for the years ended April 30, 1995 and 1996. A fourth customer accounted for 26% of net revenues for the year ended April 30, 1995. The Company expects that if it continues to increase sales of depleted zinc products to end users and if it develops and sells products in the medical and research and electronic materials industries, concentration of net revenues from a limited number of customers will be reduced. None of the Company's customers have entered into long-term agreements to purchase the Company's products. In particular, the Company's sales of DZ to GE have been pursuant to sales orders placed from time to time by GE, and the Company does not have any written purchase or sales agreements with GE relating to sales of DZ or other products. If completed sales orders are not replaced on a timely basis by new orders from customers, the Company's net revenues could be materially and adversely affected. The Company's net revenues also could be adversely affected by a number of factors including the loss of a significant customer, reductions in orders from any significant customer compared to historical buying levels or otherwise, or the cancellation of a significant order from a customer. Any of these factors, many of which are outside the Company's control, could have a material adverse effect on the Company's business, financial condition and results of operations.

  Limited Operating History; History of Operating Losses. The Company was incorporated in March 1993 and has had only a limited operating history upon which evaluation of its prospects can be made. The Company had net losses of $171,000 and $143,000, respectively, for the years ended April 30, 1994 and 1995, and had net income of $281,000 and $43,000 for the fiscal year ended April 30, 1996 and the three months ended July 31, 1996, respectively. At July 31, 1996, the Company had negative working capital of $134,000 and retained earnings of $10,000. In addition, the Company expects that it will incur a net loss for the fiscal year ended July 31, 1997, largely as a result of expected significant increases in expenses associated with anticipated growth in research and development, marketing and sales efforts and capital expenditures, and an extraordinary charge relating to payment of the Placement Notes upon completion of this offering. The Company's limited operating history makes the prediction of future operating results difficult. The Company does not believe that prior growth rates are necessarily indicative of future operating results. Future operating results will depend on many factors, including demand for the Company's products, the level of product and price competition, the ability of the Company to develop and market new products, the Company's ability to control costs, general economic conditions and other factors. There can be no assurance that the Company will achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Factors Affecting Operating Results; Fluctuations in Quarterly Results. The Company's operating results could be materially adversely affected by a number of factors, including failure of its suppliers to process a sufficient volume of products in a timely manner; introduction of new products by competitors; adequacy of the Company's suppliers manufacturing capacity; changes in pricing policies of the Company, its customers, competitors or suppliers; economic conditions in the markets that the Company serves; the need to increase expenditures for research and development; failure to introduce new or improved products on a timely basis; and the rescheduling or cancellation of orders by its customers. The Company's quarterly operating results have varied in the past and may in the future vary significantly, depending on factors such as the size and timing of customer orders, pricing and other competitive conditions and the timing of new product announcements and releases by the Company and its competitors. The Company operates with little order backlog. Moreover, a significant portion of the Company's total revenues have been, and the Company believes will continue to be, derived from a limited number of orders in any particular quarter, and the timing of such orders and their fulfillment has caused, and is likely to continue to cause, material fluctuations in the Company's operating results, particularly on a quarterly basis. As a result, a lost or delayed sale could have a significant impact on the Company's operating results for a particular period. It is likely that in some future quarter, the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock and Warrants would likely be materially adversely affected. In addition, as a result of repayment of certain Placement Notes issued in a recent private placement transaction, the Company is likely to record an extraordinary charge to operations for the quarter in which the offering is completed, and as a result the Company expects to have a significant net loss for the quarter in which the offering occurs. See "Capitalization--Recent Financing Transactions."

  Number of DZ Customers. Patents have been granted to GE with respect to a method for inhibiting deposition of radioactive cobalt in a water-cooled nuclear reactor through the use of DZ. The nuclear power facilities that have purchased DZ to date directly from the Company have received correspondence from GE indicating that such customers may practice the method of utilizing DZ in such facilities and may purchase DZ from entities other than GE, such as the Company. In addition, certain nuclear power facilities are located in countries where GE does not have similar patents. Similarly, certain third party entities other than nuclear power plants, such as certain entities that construct nuclear power facilities or equipment, have licenses from GE which the Company believes may allow them to purchase DZ from the Company. Other facilities or third party entities may not be granted such licenses, and the Company's ability to sell DZ to such customers may be limited by applicable patent law and/or such customers' agreements with GE. GE may in the future grant licenses to additional end users entitling them to purchase DZ from third parties such as the Company, and GE may continue to purchase DZ directly from the Company, although there can be no assurance that this will be the case. GE could, among other actions, seek alternative sources of DZ to compete with the Company and seek to sell or purchase DZ independently of the Company. Nevertheless, it is possible that the Company's sales of DZ may be limited to only those entities described above that can purchase DZ from the Company without infringing on GE's intellectual property rights.

  Future Additional Capital Requirements. The Company's capital requirements will depend on numerous factors, including the level of future capital expenditures, the level of resources devoted to research and development and marketing of its products, market acceptance and demand for its products, and other factors. The Company believes the net proceeds of this offering, together with cash on hand and cash expected to be generated from operations, will provide adequate funding for the Company's anticipated operations for at least the next twelve months. Nevertheless, the Company may be required to raise additional funds through public or private debt or equity financings, collaborative relationships, bank facilities or other arrangements. There can be no assurance that the Company will not require additional funding sooner than expected or that such additional funding, if needed, will be available on terms attractive to the Company, if at all. Any additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. See "--Expansion of the Company's Product Offerings," "Use of Proceeds," and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  Competition. The markets for the Company's products are highly competitive, and the Company expects that competition will continue and increase as markets grow and new opportunities are realized. Some of the Company's current competitors, and many of the Company's potential competitors, have significantly greater financial, marketing, product development, testing and other resources than the Company. As a result, they may have the capacity to respond more quickly to changes in customer requirements or to devote greater resources to the development, testing, marketing and sale of their products than the Company. Some of the Company's competitors may form partnerships or alliances with larger companies, with the resulting entity possessing more market strength than the Company. New competitors will likely emerge, and some new competitors may gain significant market share. There can be no assurance that the Company will be able to compete successfully against current and future competitors, or that competitive pressures will not have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Competition." Increased competition could result in price reductions, reduced transaction size, fewer customer orders and reduced gross margins, any of which could have a material adverse effect on the Company's business, operating results and financial condition.

  The Company's competition varies greatly depending on which product or industry is considered. At present, the Company believes it supplies substantially all of the DZ used in nuclear power plants worldwide, but believes that other entities or persons may begin producing DZ. Several such possible producers have adequate technical and financial resources to become viable competitors of the Company in the near future. In particular, GE, which to date has been the Company's largest customer, has indicated that it may seek to sell DZ to end users independently of the Company or may seek alternative sources of DZ other than the Company. The Company has several larger and numerous smaller competitors in the area of stable isotope labeled compounds and supplying materials for diagnostic breath test products. Due to the early stage of the electronic and optical materials opportunities, the Company has not identified material competitors in these markets. However, if viable commercial markets emerge for such products, the Company anticipates that substantial competition will emerge.

  Expansion of the Company's Product Offerings. The Company's future success will depend in part on its ability to enhance its current product offerings on a timely basis. The expansion of the Company into new products and processes will require significant future capital commitments. Substantial development work must be undertaken before such products are ready for commercial introduction. There can be no assurance that the Company will successfully develop new products or that it will be able to improve or expand its initial products to keep pace with the demands of the marketplace. Moreover, there can be no assurance that commercial markets will emerge for the potential products that the Company is developing and considering developing. In addition, other products or technologies currently exist, and will be developed in the future, that compete directly with the Company's current products and products that the Company may develop in the future.

  The Company has entered into an agreement with Yale University through which the Company has the right, subject to satisfaction of certain conditions, to acquire an exclusive license for two U.S. patents entitled Isotopically Enriched Semiconductor Devices. The Company's right to exercise its option is dependent upon the attainment of certain milestones, which the Company believes it will achieve before expiration of the option term in March 1997. There can be no assurance, however, that the Company will satisfy the conditions to allow it to exercise the option or will enter into a license agreement with Yale University. If the Company did not satisfy such conditions before March 1997 and Yale did not agree to extend the option period, the Company could lose its ability to acquire rights to the technology underlying the potential isotopically pure semiconductor products described in the Prospectus. See "Business--Products--Isotopically Pure Semiconductors."

  Dependence on Key Personnel. The Company's future success will depend in significant part upon the continued service of its key technical, sales and senior management personnel, including James E. Alexander, the Company's President and Chief Executive Officer, and Boris Rubizhevsky, the Company's Senior Vice President, Isotope Production and Supply. The Company maintains $1 million of key man life insurance on the lives of Messrs. Alexander and Rubizhevsky. The loss of the services of one or more of the Company's executive officers or other key technical personnel could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the Company's future operating results depend, in part, upon its ability to attract and retain qualified personnel for its operations. The failure to attract or retain such persons could materially adversely affect the Company's business, financial condition and results of operations.

  Reliance on Strategic Collaborations and Relationships. The Company's strategy for the development, processing and marketing of certain of its products includes entering into various collaborations with corporate partners, processors, suppliers and others. The Company has developed strategic relationships, including cooperative research and development projects, with certain third parties. There can be no assurance that existing collaborative arrangements will continue, or that the Company will be able to negotiate other successful collaborative arrangements in the future. The loss of any of these relationships could adversely affect the Company's business, financial condition and results of operations. If the Company is not able to maintain or establish such arrangements, it would likely face increased capital requirements to undertake such activities at its own expense, and could also encounter significant delays in development, processing, marketing or sale of products into certain markets. See "Business--Manufacturing and Supply."

  Third Party Reimbursement of Healthcare Costs. Some of the Company's potential products, such as DBT products, are expected to compete in the medical diagnostics and healthcare markets. Demand for such products, and the prices at which such products can be sold, may depend in large part upon the extent to which purchasers will be reimbursed by governmental agencies and insurance companies for use of such products. Future federal or state legislation could result in a substantial restructuring of the healthcare delivery system. While the Company cannot predict whether any legislative or regulatory proposals will be adopted or the effect such proposals may have on its business, uncertainty regarding such proposals, as well as the adoption of such proposals, could have a material adverse effect on the Company's ability to develop and sell products that compete in these markets. Such reforms, if adopted, and ongoing changes in the healthcare industry, could adversely affect the pricing of therapeutic or diagnostic products in the United States or the amount of reimbursement available from governmental agencies or third party insurers, and consequently could have a material adverse effect on the Company. In both domestic and foreign markets, sales of such products, if any, will depend in part on the availability of reimbursement from third party payers, such as government and private insurance plans and other organizations.

  Product and Other Liability; Minimal Insurance Coverage. The Company's business exposes it to potentially substantial product, environmental, occupational and other liability risks which are inherent in research and development, preclinical study, clinical trials, manufacturing, marketing, distribution and use, of the Company's current and potential products, including, but not limited to, products for pharmaceutical, medical device and nuclear energy markets. The Company currently does not have product liability insurance, but may seek such coverage as it deems prudent in light of future operations. There can be no assurance that insurance coverage will be available at an acceptable cost, if at all, or that a product liability or other claim would not materially and adversely affect the business, financial condition and results of operations of the Company even if such insurance was obtained.

  Management of Growth. The Company has experienced a period of rapid growth and expansion, which has placed and continues to place, a significant strain on its resources. To accommodate this growth, the Company will be required to implement a variety of new and upgraded operational and financial systems, procedures and controls, including the improvement of its other internal management systems. There can be no assurance that such efforts can be accomplished successfully. In addition, this growth, as well as the Company's market diversification and product development activities, will necessitate an increase in the number of the Company's employees. During fiscal 1997, the Company added a General Manager of Diagnostics and a Chief Financial Officer as well as other support personnel. If the Company sustains its growth in the future, the Company will need to continue to implement and improve its operational and management information systems and to hire, train, motivate and manage its employees. The Company's ability to successfully assimilate new operations and new personnel involved with any future expansion will have a material effect on the Company's future business, financial condition and results of operations. There can be no assurance that the Company will be able to manage these changes successfully or that the Company's systems, procedures and controls will be adequate to support the Company's operations. Any failure to improve the Company's operational and management systems or to hire, train, motivate or manage employees could have a material adverse effect on the Company's business, financial condition and results of operations.

  No Prior Market; Stock Price Volatility. Prior to this offering, there has been no public market for the Company's securities. Consequently, the initial public offering price will be determined by negotiations among the Company and the Representatives of the Underwriters. There can be no assurance that an active public market for the Common Stock and Warrants will develop or be sustained after the offering or that the market price of the Common Stock and Warrants will not decline below the initial public offering price. The trading price of the Company's securities could be subject to wide fluctuations in response to quarter to quarter variations in operating results, announcements of technological innovations or new products by the Company or its competitors, changes in earnings estimates by analysts, or other events or factors. In addition, the stock market has experienced wide price and volume fluctuations, which have at times been unrelated to the operating performance of the companies whose securities are traded. These broad market fluctuations may adversely affect the market price of the Common Stock and Warrants.

  Representatives' Warrants. At the consummation of this offering, the Company will sell to the Representatives for nominal consideration the Representatives' Warrants to purchase up to 85,000 shares of Common Stock and 85,000 Warrants, representing 10% of the Shares and 10% of the Warrants, respectively, offered hereby. The Representatives' Warrants will be exercisable for a period of five years after the date of this Prospectus. Each Representatives' Warrant will entitle the holder to purchase one share of
Common Stock at a price of $   per share, which is 150% of the initial public
offering price of the Shares (the initial public offering price of the Shares
referred to as the "IPO Price Per Share"), and, upon payment of $   , which is
120% of the initial public offering price of the Warrants, to acquire one Warrant at an exercise price equal to 240% of the IPO Price Per Share. As long as the Representatives' Warrants or other outstanding warrants remain unexercised, the Company's ability to obtain additional capital might be adversely affected. Moreover, the Representatives and other holders of outstanding warrants may be expected to exercise such warrants at a time when the Company would, in all likelihood, be able to obtain needed capital by a new offering of its securities on terms more favorable than those provided by the warrants. Holders of the Representatives' Warrants and holders of other warrants have certain registration rights with respect to shares of Common Stock underlying those warrants.

  Protection of Intellectual Property. The Company does not currently hold any patents, and has not filed any patent applications, regarding DZ or its other actual or potential products. The Company relies primarily on a combination of trade secrets, confidentiality procedures and contractual provisions to protect its technology. Despite the Company's efforts, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's technology and products is difficult. In addition, the laws of many countries do not protect the Company's information, technology and intellectual property that it regards as proprietary to as great an extent as do the laws of the United States. There can be no assurance that the Company's protective measures will be adequate or that the Company's competitors will not independently develop similar information, technology or intellectual property.

  To date, the Company has not been notified of any claim that the Company's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, financial condition or results of operations. See "Business--Patents and Proprietary Rights."

  Risks Associated with International Sales. The Company may expand its sales and marketing activities outside of the United States, which will require management attention and financial resources. There can be no assurance that such efforts will be successful. International operations are subject to a number of risks, including longer receivable collection periods and greater difficulty in accounts receivable collections, unexpected changes in regulatory requirements, dependence on independent resellers, risks of foreign currency fluctuations relative to the U.S. dollar, import and export restrictions and tariffs, difficulties and costs of staffing and managing foreign operations, potentially adverse tax consequences, political instability, the burdens of complying with multiple, potential conflicting laws and the impact of business cycles and economic instability outside the United States.

  Government Regulation. The Company's operations are subject to extensive government regulations pertaining to product manufacture, marketing and distribution, and environmental, worker safety, export control and other matters. Certain of the Company's technology and products, especially those having nuclear energy or military applications, are subject to substantial controls, including requirements to obtain governmental approvals and licenses on their use, distribution, dissemination and export. Furthermore, the diagnostic and other medical products that the Company may develop in the future are subject to stringent regulation by the FDA and its foreign counterparts, and within the United States by certain state agencies. Regulations by the FDA and its counterparts impose significant restrictions on the development, testing, manufacture, marketing, distribution and export of such products, including in most cases the need for prior approval from such government agencies to manufacture, test and distribute such products. Regulatory approvals for commercial distribution of medical and diagnostic products generally require substantial preclinical and human clinical testing to demonstrate their safety and effectiveness. There can be no assurance that clinical data from such studies will demonstrate the safety or efficacy of any product that the Company may in the future develop or of products utilizing components that the Company may desire to supply, nor could there be any assurance that the FDA or its foreign counterparts will approve the commercial distribution of any such products in a timely manner, if at all. Likewise, to the extent that other foreign or domestic government approvals or permits are required for the manufacture, export, import, distribution and marketing of the Company's products and operations, there can be no assurance that the Company will be able to obtain or maintain such approvals or permits or meet applicable requirements or standards, or that such approvals or permits will not contain restrictions or limitations that materially affect the sale and distribution of the Company's products. The Company's failure to obtain such approvals in a timely manner, or its failure to comply with applicable foreign or domestic laws, regulations or policies, including those applicable to its operations and products, or changes in such laws, regulations or policies, may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regulation."

  Control by Existing Shareholders. Upon completion of this offering, the directors, executive officers and principal shareholders of the Company and their affiliates will, in the aggregate, assuming the exercise in full of all options and warrants then outstanding, beneficially own approximately 45.7% of the Company's outstanding Common Stock (approximately 43.3% if the Underwriters' over-allotment option is exercised in full). As a result, these shareholders, acting together, will possess significant influence as shareholders of the Company, including concerning election of the Company's Board of Directors and the approval of significant corporate transactions. Such control could delay, defer or prevent a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company, or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company. See "Management" and "Principal Shareholders." The Company's bylaws provide that so long as the Company is a "listed company" as defined by applicable California law, there will not be cumulative voting in connection with the election of directors. Upon the closing of this offering, however, the Company will not be a listed company as so defined, and therefore cumulative voting will apply in connection with the election of directors. See "Description of Capital Stock--Common Stock."

  Effect of Certain Charter Provisions. The Company's Board of Directors has the authority to issue up to 10,000,000 shares of Preferred Stock and to determine the rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock could adversely affect the voting power of holders of Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. Additionally, issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock.

  Limits on Secondary Trading; Possible Illiquidity of Trading Market. The Company has applied to have the Common Stock and Warrants listed on the Nasdaq SmallCap Market and the Boston Stock Exchange, which may be a significantly less liquid market than the Nasdaq National Market. Moreover, if the Company should be unable to maintain the standards for continued quotation on the Nasdaq SmallCap Market, the Common Stock and Warrants could be subject to removal from the Nasdaq SmallCap Market. Trading, if any, in the Common Stock and Warrants would therefore be conducted on the Boston Stock Exchange (assuming the Company continued to be listed on such exchange) and in the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq SmallCap Market listing requirements, commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Common Stock or Warrants. In addition, depending on several factors including the future market price of the Common Stock and Warrants, the Common Stock and Warrants could become subject to the so-called "penny stock" rules that impose additional sales practices and market making requirements on broker-dealers who sell and/or make a market in such securities, which could affect the ability or willingness of broker-dealers to sell or make a market in the Common Stock and Warrants and the ability of purchasers of the Common Stock and Warrants to sell their securities in the secondary market.

  Under the blue sky laws of most states, public sales of Common Stock and Warrants after this offering by persons other than the Company in "nonissuer transactions" must either be qualified under applicable blue sky laws, or exempt from such qualification requirements. Applicable exemptions for secondary trading of the Common Stock and Warrants may differ from state to state depending on the particular statutes and regulations of that state. In many states, secondary trading will be permitted only so long as information about the Company is published in a recognized manual such as manuals published by Moody's Investor Service or Standard & Poor's Corporation. The Company has applied for listing in a recognized manual and will attempt to be so listed as soon after the closing of this offering as reasonably practicable, but secondary trading in many states will be restricted for some period of time after the date of this Prospectus.

  Underwriting History. Pryor, McClendon, Counts & Co., Inc., one of the Representatives, has not previously acted as a managing underwriter of a public offering of equity securities, although it has participated as an underwriter in several public offerings of equity securities and has substantial experience as an underwriter in public offerings of debt securities, including municipal bonds. Prospective purchasers of the Securities offered hereby should consider such Representative's limited experience in offerings such as this in evaluating an investment in the Securities. See "Underwriting."

  Shares Eligible for Future Sale. Sales of a substantial number of shares of Common Stock in the public market following this offering could adversely affect the market price for the Common Stock or Warrants. However, the number of shares of Common Stock that can be traded in the public market is limited by restrictions under the Securities Act of 1933, as amended (the "Securities Act"). In addition, holders of substantially all of the outstanding shares of Common Stock and options and warrants to acquire Common Stock have entered into lock-up agreements pursuant to which they have agreed not to sell or otherwise dispose of any of their shares for a period of 12 months after the initial closing date of this offering. As a result of these restrictions, based on shares outstanding as of October 1, 1996, on the date of this Prospectus, no shares other than the 850,000 Shares and 850,000 Warrants offered hereby will be eligible for public sale, and approximately 1,911,111 currently outstanding shares will be eligible for public sale 12 months after the initial closing date of this offering. Additional shares of Common Stock issuable upon the exercise of certain outstanding options and warrants will become eligible for public sale as a result of registration rights agreements with the Company. See "Description of Capital Stock--Registration Rights." In addition, the Company intends to register on a registration statement on Form S-8, shortly after the effective date of this offering, a total of approximately 587,134 shares of Common Stock reserved for issuance under certain outstanding options and future options to be granted under the Company's employee benefit plans. See "Shares Eligible for Future Sale."

  Immediate and Substantial Dilution. Investors participating in this offering will incur immediate, substantial dilution of $5.30 per share. To the extent options or warrants to purchase Common Stock are exercised, there may be further dilution. See "Dilution."

                              RECENT DEVELOPMENTS

  Based on preliminary sales, operating and other data through October 31, 1996, the Company believes that total revenues for the three months ended October 31, 1996 were approximately $800,000. In addition to sales to GE of approximately 30% to 35% of net revenues, the Company continued direct sales of DZ to end users, and for the three months ended October 31, 1996, approximately 20% to 25% of net revenues were from sales made directly to end users. Sales of cadmium and stable isotope labeled compounds represented approximately 40% to 50% of net revenues during the period. Net revenues decreased from approximately $1.6 million for the three months ended July 31, 1996. The decrease was due to the timing of DZ orders and the size of such orders. The decrease in DZ net revenues was offset in part by increases in sales of cadmium and stable isotope labeled compounds. Based upon such data, the Company believes that it will incur a net loss for the period of approximately $300,000 to $400,000.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 850,000 shares of Common Stock and Warrants offered hereby are estimated to be approximately $4,677,000 ($5,403,000 if the Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and offering expenses. The Company expects to use the net proceeds of this offering as follows:

                                                                 APPROXIMATE
                                                 APPROXIMATE  PERCENTAGE OF NET
          APPLICATION OF NET PROCEEDS           DOLLAR AMOUNT     PROCEEDS
          ---------------------------           ------------- -----------------
Repayment of outstanding debt(1)...............  $1,372,000           29%
Facilities and capital expenditures(2).........  $  930,000           21%
Research and development(3)....................  $1,000,000           21%
Working capital and general corporate
purposes(4)....................................  $1,375,000           29%

--------
(1) The Company intends to apply these proceeds to repay approximately $1,372,000 payable under the notes issued in the Placement. See "Capitalization--Recent Financing Transactions" and "Certain Transactions."
(2) The Company intends to conduct a feasibility study concerning construction of an isotope manufacturing facility, estimated at approximately $300,000, purchase equipment, estimated at approximately $550,000, and upgrade management information systems, estimated at approximately $80,000. See "Business--Manufacturing and Supply."
(3) The Company intends to use an estimated approximately $850,000 of the net proceeds to further develop and select technology associated with the diagnostic breath test market, an estimated approximately $100,000 of the net proceeds to develop and test isotopically pure silicon and an estimated approximately $50,000 of the net proceeds to continue research and development of existing products.
(4) The Company intends to use a portion of the proceeds for general corporate purposes which may, among other purposes, include inventory purchases, accounts receivable financing and administrative salaries.

  The foregoing represent estimates only, and the actual amounts expended by the Company for these purposes and the timing of such expenditures will depend on numerous factors. The Company may use a portion of the net proceeds to acquire businesses or products complementary to the Company's business, although the Company currently has no specific plans or commitments in this regard. Pending use of the net proceeds for the above purposes, the Company intends to invest such funds in short-term, interest-bearing, investment-grade obligations and federally insured certificates of deposit.

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its capital stock. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, future earnings, operations, capital requirements, the general financial condition of the Company, general business conditions and contractual restrictions on payment of dividends, if any. The Company currently anticipates that it will retain all future earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

                                CAPITALIZATION

  The following table sets forth, as of July 31, 1996, (1) the actual capitalization of the Company, (2) the pro forma capitalization of the Company giving effect to the closing of a private placement transaction (the "Placement") in August and September 1996 and the issuance of warrants in the Placement and (3) the capitalization of the Company as adjusted to give effect to the sale of 850,000 Shares and 850,000 Warrants offered hereby at an assumed initial public offering price of $6.90 per Share and $0.10 per Warrant, the issuance of Representatives' Warrants to purchase 170,000 shares of Common Stock at a weighted average exercise price of $13.52 per share, the exercise of options, after July 31, 1996, to purchase 315,377 shares of Common Stock at a weighted average exercise price of $1.69 per share and the issuance of 96,315 shares of Common Stock upon the conversion of existing preferred shares, after deducting underwriting discounts and commissions and other estimated expenses of the offering.

                                                         JULY 31, 1996
                                                -------------------------------
                                                ACTUAL PRO FORMA(1) AS ADJUSTED
                                                ------ ------------ -----------
                                                        (IN THOUSANDS)
   Notes payable...............................  $177     $1,155      $  177
                                                 ====     ======      ======
   Shareholders' equity:
     Class A Preferred stock, no par value,
      100,000 shares authorized actual,
      10,000,000 shares authorized pro forma
      and as adjusted; 6,250 issued and
      outstanding actual and pro forma, no
      shares issued or outstanding as adjusted
      .........................................   125        125         --
     Common stock, $1.00 par value actual and
      no par value pro forma and as adjusted,
      14,513,788 shares authorized actual,
      20,000,000 shares authorized pro forma
      and as adjusted: 1,499,419 shares issued
      and outstanding actual, 2,761,111 as
      adjusted.................................    78         78       5,412
     Warrants..................................   --         394         394
     Common stock subscriptions receivable.....   --         --         (330)
   Retained earnings (accumulated deficit).....    10         10        (531)
                                                 ----     ------      ------
     Total stockholders' equity................   213        607       4,945
                                                 ----     ------      ------
       Total capitalization....................  $390     $1,762      $5,122
                                                 ====     ======      ======

--------
(1) The Placement is reflected in the Pro Forma amounts as a borrowing and a sale of securities. See "--Recent Financing Transactions." The $1,372,000 gross proceeds of the Placement has been allocated between the Placement Notes and Placement Warrants based on their estimated relative fair values at the date of issuance. The fair value of the warrants issued in connection with the Placement as estimated by the Company approximates $394,000. Expenses and discounts related to the issuance of the Placement Notes were $147,000. The Placement Notes are due upon closing of this offering. The "As Adjusted" amount includes a charge to retained earnings and the statement of operations of $541,000, representing the value of the Warrants and the aggregate discounts relating to the Placement.

  The foregoing table excludes (i) 272,134 shares of Common Stock issuable upon exercise of outstanding options at a weighted average exercise price of $1.56 per share, (ii) 275,000 shares reserved for future grants under the Company's employee benefit plans, (iii) 414,134 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $1.74 per share, (iv) 170,000 warrants to purchase shares of Common Stock issuable to the Representatives upon exercise of the Representatives' Warrants at a weighted average exercise price of $13.52 per share, (v) 850,000 shares of Common Stock issuable upon exercise of the Warrants offered hereby and (vi) options to purchase 40,000 shares of Common Stock at an exercise price equal to 110% of the IPO Price Per Share.

RECENT FINANCING TRANSACTIONS

  In an August and September 1996 private placement (the "Placement"), the Company issued approximately $1,372,000 principal amount of 12% nonconvertible promissory notes (the "Placement Notes") and warrants (the "Placement Warrants") to acquire 286,414 shares (the "Placement Shares") of Common Stock to a small number of sophisticated investors (the "Placement Investors"). Net proceeds were approximately $1,225,000.

  The Placement Notes bear interest at 12% per annum and are due and payable in full at the earlier of five business days after the Company receives funds from this offering or May 1, 1998. Unless the Placement Notes are earlier paid in full (i) accrued but unpaid interest at 12% per annum is due and payable monthly from September 1996 through May 1997 and (ii) principal and accrued but unpaid interest at 15% per annum is due and payable in equal installments monthly from June 1997 through May 1998. The Company may prepay any or all of the amounts due under the Placement Notes at any time without penalty. To secure repayment of the Placement Notes, the Company entered into a security agreement, granting a security interest to the Placement Investors in substantially all of the assets of the Company. The security agreement and certain provisions of California law govern the rights of the Placement Investors in the collateral, the events of default which authorize their resort to the collateral, and the procedures governing the treatment and disposition of the collateral if the Placement Investors elect to resort to the collateral in the event of such default. Upon repayment of the Placement Notes, the collateral will be released in full.

  Placement Warrants to purchase 143,207 Placement Shares are exercisable in whole at any time or in part at $.4217 per share, and Placement Warrants to purchase 143,207 Placement Shares are exercisable in whole at any time or in part at $3.3727 per share, in each case for a period of five years. If the Company defaults in its payment obligations under the Placement Notes, then the Placement Investors may, in addition to exercising their rights in the collateral, exercise additional Placement Warrants to purchase a total of approximately 377,458 additional Placement Shares (such warrants referred to as "Default Warrants") at $.01 per share, and can require the holders of approximately 1,387,810 shares of Common Stock to vote their shares to elect as a majority of the Company's Board of Directors the designees of the Placement Investors. In conjunction with the financing, the Company issued warrants to purchase 127,721 shares of Common Stock exercisable for a period of five years at $1.378 per share to an advisor.

  The Company intends to repay the Placement Notes out of a portion of the net proceeds of this offering. See "Use of Proceeds." As a result, after the closing of this offering no Placement Notes will remain outstanding, and no Default Warrants will be issued.

  The Company has agreed to file at its expense a registration statement under the Securities Act no later than nine months after the effectiveness of this offering registering the resale of the Placement Shares, and the Placement Investors have certain additional piggyback registration rights. See "Description of Capital Stock--Registration Rights."

  An aggregate discount of $541,000 will be amortized to interest expense over the contractual life of the Placement Notes. This discount is comprised of $394,000 representing the fair value of the warrants issued in connection with the Placement, $137,000 representing discounts on the Placement Notes and $10,000 representing expenses of the Placement. Accordingly, in the quarter in which this offering is completed, the amount of the discounts which have not already been amortized will, be recorded as a charge to operations for debt restructuring (as an extraordinary item) and will be reflected in the Company's statement of operations for that period. The charge is likely to have a material effect on the Company's reported earnings for that quarter, and as a result the Company expects to have a significant net loss for the quarter in which the offering occurs.

  Certain of the Company's directors, employees, and other related persons participated in the Placement. See "Certain Transactions."

                                   DILUTION

  The net tangible book value of the Company as of July 31, 1996 was $17,000 or $.01 per share of Common Stock. The July 31, 1996 book value was adjusted for the following items: (i) the conversion of the preferred shares, (ii) the exercise of options by two of the Company's executive officers in September 1996 to purchase an aggregate of 217,706 shares of Common Stock at an exercise price of $1.52 per share and (iii) the exercise of options by one employee of the Company in September 1996 to purchase 97,671 shares of Common Stock at an average exercise price of $2.07 per share. The Company loaned the two executive officers $165,000 each representing the purchase price for the options, and the officers executed promissory notes reflecting these loans. Under Generally Accepted Accounting Principles ("GAAP"), such promissory notes are shown as a reduction of shareholders equity. Therefore, the promissory notes have not been reflected as tangible assets for purposes of the dilution table. Net tangible book value per share is determined by dividing the amount of total tangible assets of the Company less total liabilities by the number of shares of Common Stock outstanding at that date. After giving effect to the sale of the 850,000 shares of Common Stock and 850,000 Warrants offered by the Company hereby at an assumed initial public offering price of $7.00 per Share and ascribing no value to the Warrants for this purpose, and after deducting the estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value of the Company as of July 31, 1996, as adjusted, would have been $4,694,000 or $1.70 per share. This represents an immediate increase in net tangible book value of $1.69 per share to existing shareholders and an immediate dilution of $5.30 per share to new investors purchasing Common Stock and Warrants at the initial public offering price. The following table illustrates the per share dilution.

   Assumed initial public offering price per share.................       $7.00
     Net tangible book value per share at July 31, 1996............ $ .01
     Increase in net tangible book value per share attributable to new investors................................................ $1.69
   Pro forma net tangible book value per share after the offering..        1.70
                                                                          -----
   Net tangible book value dilution per share to new investors.....       $5.30
                                                                          =====

  The following table summarizes, on a pro forma basis as of July 31, 1996, giving effect to the transactions described above, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholders and by the new investors purchasing shares of Common Stock and Warrants in this offering, an assumed initial public offering price of $7.00 per share and ascribing no value to the Warrants for this purpose, and before deduction of estimated underwriting discounts and commissions and offering expenses:

                                                   TOTAL
                           SHARES PURCHASED    CONSIDERATION
                           ----------------- ------------------     AVERAGE
                            NUMBER   PERCENT   AMOUNT   PERCENT PRICE PER SHARE
                           --------- ------- ---------- ------- ---------------
   Existing shareholders.. 1,911,111   69.2% $  735,000   11.0%      $0.38
   New investors..........   850,000   30.8% $5,950,000   89.0%      $7.00
                           ---------  -----  ----------  -----
       Totals............. 2,761,111  100.0% $6,685,000  100.0%
                           =========  =====  ==========  =====

  The foregoing table assumes no exercise of the Underwriters' over-allotment option and no other exercise of options and warrants. Giving effect to the Placement and this offering, as of July 31, 1996, there were (i) 272,134 shares of Common Stock issuable at a weighted average exercise price of $1.56 per share upon exercise of options granted under the Company's employee benefit plan, (ii) Placement Warrants and warrants issued in conjunction with the Placement to acquire 414,134 shares of Common Stock issuable at a weighted average exercise price of $1.74 per share, (iii) additional warrants to purchase 850,000 shares of Common Stock at an exercise price of 150% of the IPO Price Per Share, (iv) 170,000 shares of Common Stock issuable upon exercise of the Representatives' Warrants, 85,000 of which have an exercise price of 150% of the IPO Price Per Share and 85,000 of which have an exercise price of 240% of the IPO Price Per Share and (v) options to purchase 40,000 shares of Common Stock at an exercise price equal to 110% of the IPO Price Per Share. To the extent that any of these options or warrants are exercised, there may be further dilution to new investors. See "Capitalization," "Management--Employee Benefit Plans" and "Description of Capital Stock."

                            SELECTED FINANCIAL DATA

  The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto included elsewhere in this Prospectus. The selected financial data, insofar as it relates to each of the years ended April 30, 1995 and 1996, have been derived from audited financial statements, including the balance sheets at April 30, 1995 and 1996 and the related statements of operations for each of the two years ended April 30, 1996 and notes thereto appearing elsewhere herein. The selected financial data as of July 31, 1996 and for the three months ended July 31, 1995 and 1996 are derived from unaudited financial statements of the Company and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for the period. Operating results for the three months ended July 31, 1996 are not necessarily indicative of the results that may be expected for the entire year.

                                                                THREE MONTHS
                                                  YEAR ENDED     ENDED JULY
                                                  APRIL 30,          31,
                                                 -------------  --------------
                                                 1995    1996    1995    1996
                                                 -----  ------  ------  ------
                                                 (IN THOUSANDS, EXCEPT PER
                                                        SHARE DATA)
   STATEMENT OF OPERATIONS DATA:
   Net revenues................................. $ 738  $5,567  $1,190  $1,564
     Cost of revenues...........................   626   3,835     807   1,123
                                                 -----  ------  ------  ------
     Gross margin...............................   112   1,732     383     441
   Operating expenses:
     Selling, general and administrative........   293     902     186     266
     Research and development...................   162     308      59      90
                                                 -----  ------  ------  ------
                                                   455   1,210     245     356
                                                 -----  ------  ------  ------
   Operating income (loss)......................  (343)    522     138      85
   Other expenses, net..........................   (15)    (66)     (3)    (12)
                                                 -----  ------  ------  ------
   Income (loss) before income taxes............  (358)    456     135      73
   Income tax expense (benefit).................  (215)    175      52      30
                                                 -----  ------  ------  ------
   Net income (loss)............................ $(143) $  281  $   83  $   43
                                                 =====  ======  ======  ======
     Net income (loss) per share ............... $(.06) $  .12  $  .04  $  .02
                                                 =====  ======  ======  ======
     Shares used in computing per share
      information............................... 2,218   2,360   2,360   2,361
                                                 =====  ======  ======  ======

                                                           APRIL 30,    JULY 31,
                                                          ------------  --------
                                                          1995   1996     1996
                                                          -----  -----  --------
                                                             (IN THOUSANDS)
   BALANCE SHEET DATA:
   Cash and cash equivalents............................. $  38  $ 116   $ 147
   Working capital (deficiency)..........................  (248)   (61)   (134)
   Total assets.......................................... 1,057  1,788   2,138
   Long-term debt........................................   352    276     177
   Retained earnings (accumulated deficit)...............  (314)   (33)     10
   Total shareholder's equity (deficit)..................  (111)   170     213

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULT OF OPERATIONS

OVERVIEW

  The business of the Company was founded in March 1992 and was initially conducted as a partnership. In March 1993, the Company was incorporated and the business was transferred to the Company. The Company was initially engaged in the business of marketing non-radioactive stable isotopes for the energy industry. During fiscal 1996, the Company expanded its business operations to include developing specialty chemicals and materials, and conducting research and development concerning potential products, for the medical research, diagnostic, pharmaceutical and semiconductor industries. The Company believes that a substantial portion of its revenues in the future will depend on its success in developing and selling products in these markets.

  The Company's quarterly operating results have varied in the past and may in the future vary significantly, depending on factors such as the size and timing of customer orders, price and other competitive conditions and the timing of new product announcements and releases by the Company and its competitors. The Company operates with little order backlog. Moreover, a significant portion of the Company's total revenues have been, and the Company believes will continue to be, derived from a limited number of orders in any particular quarter, and the timing of such orders and their fulfillment has caused, and is likely to continue to cause, material fluctuations in the Company's operating results, particularly on a quarterly basis. As a result, a lost or delayed sale could have a significant impact on the Company's operating results for a particular period. It is likely that in some future quarter, the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock would likely be materially adversely affected.

  The Company has experienced, and expects to continue to experience, significant fluctuations in its results of operations. See "Risk Factors." Some of the factors that affect the Company's results of operations include the volume and timing of orders received, changes in the mix of products sold, market acceptance of the Company's and its customers' products, competitive pricing pressures, the Company's ability to develop and introduce new products, and the timing and extent of research and development expenses. As a result of the foregoing or other factors, there can be no assurance that the Company will not experience material fluctuations in future operating results on a quarterly or annual basis, and such fluctuations could materially and adversely affect the Company's business, financial condition and results of operations.

  Historically, substantially all of the Company's net revenues in any particular period have been attributable to a limited number of customers. Net revenues from GE accounted for 66%, 59% and 88% of net revenues for the three months ended July 31, 1996, and the years ended April 30, 1995 and 1996, respectively. One other customer accounted for 20% of net revenues for the three months ended July 31, 1996. A second customer accounted for 10% of net revenues for the three months ended July 31, 1996. A third customer accounted for 11% of net revenues for the years ended April 30, 1995 and 1996. A fourth customer accounted for 26% of net revenues for the year ended April 30, 1995. The Company expects that if it continues to increase sales of depleted zinc products to end users and develop and sell products in the medical and research and electronic materials industries, concentration of net revenues from a limited number of customers will be reduced. None of the Company's customers have entered into long-term agreements to purchase the Company's products. If completed sales orders are not replaced on a timely basis by new orders from customers, the Company's net revenues could be materially and adversely affected. The Company's net revenues also could be adversely affected by a number of factors including the loss of a significant customer, reductions in orders from any significant customer compared to historical buying levels or otherwise or the cancellation of a significant order from a customer. Any of these factors, many of which are outside the Company's control, could have a material adverse effect on the Company's business, financial condition and results of operations.

  In March 1995, the Company acquired certain assets and assumed certain liabilities of Isoserve, Inc. ("Isoserve"), a stable isotope supplier. The acquisition was accounted for as a purchase. The Financial Statements for the fiscal year ended April 30, 1995 include the operations related to Isoserve from March 28, 1995. See note 10 to the Financial Statements. Isoserve was the only other supplier of DZ in the world at the acquisition date. By virtue of its acquisition of the Isoserve assets and assumption of liabilities, the Company effectively became the sole source for DZ worldwide. Management believes this acquisition has had a significant positive impact on the Company's net revenues in fiscal 1996 as compared to 1995, and the Company cannot determine what the results of operations from sales of DZ would have been in fiscal 1996 had the Company not acquired Isoserve. Net sales of DZ were approximately $4.9 million in fiscal 1996 as compared to $430,000 in fiscal 1995. By virtue of its position as the sole worldwide supplier of DZ in 1996, the Company was able to increase unit shipments and per unit selling price while keeping production costs stable, thus increasing its gross margin on sales of DZ.

RESULTS OF OPERATIONS

  The following table sets forth certain operating data as a percentage of total net revenues for the periods indicated.

                                                                      THREE
                                                                     MONTHS
                                                    YEAR ENDED        ENDED
                                                     APRIL 30,      JULY 31,
                                                    -------------  ------------
                                                    1995    1996   1995   1996
                                                    -----   -----  -----  -----
   Net revenues.................................... 100.0 % 100.0% 100.0% 100.0%
   Cost of revenues................................  84.8    68.9   67.8   71.8
                                                    -----   -----  -----  -----
     Gross margin..................................  15.2    31.1   32.2   28.2
   Operating expenses:
     Selling, general and administrative...........  39.7    16.2   15.6   17.0
     Research and development......................  22.0     5.5    5.0    5.8
                                                    -----   -----  -----  -----
   Total operating expenses........................  61.7    21.7   20.6   22.8
                                                    -----   -----  -----  -----
   Operating income (loss)......................... (46.5)    9.4   11.6    5.4
   Other expense, net..............................  (2.0)   (1.2)  (0.3)  (0.7)
                                                    -----   -----  -----  -----
   Income (loss) before income taxes............... (48.5)    8.2   11.3    4.7
                                                    -----   -----  -----  -----
   Income tax expense (benefit).................... (29.1)    3.2    4.3    2.0
                                                    -----   -----  -----  -----
   Net income (loss)............................... (19.4)%   5.0%   7.0%   2.7%
                                                    =====   =====  =====  =====

  Net Revenues. Net revenues increased from $738,000 in fiscal 1995 to $5.6 million in fiscal 1996. The increase was due primarily to demand for energy products. Unit shipments of energy products increased by a factor of approximately seven and average unit prices increased slightly as a result of additional processing performed by the Company. The increase in shipments and average unit prices was in part attributable to the acquisition of Isoserve. To a lesser extent, net sales in fiscal 1996 increased from the introduction of a new product, cadmium, which is used for laser holography applications. Cadmium sales represented less than 15% of net revenues in fiscal 1996.

  Net revenues for the three months ended July 31, 1996 were $1.6 million compared to $1.2 million for the three months ended July 31, 1995, an increase of approximately $400,000 or 33%. The increase was due primarily to demand for energy products and cadmium. Net revenues from energy product sales increased approximately $213,000 as a result of increased unit shipments and average unit prices. Average unit prices of energy products were positively affected by the Company's direct sales to end users. Net revenues from cadmium increased approximately $107,000 on increased unit shipments, but average unit prices decreased significantly as a result of competition in the market.

  International sales represented 14%, 13%, 18% and 20% of net revenues for fiscal 1995, 1996 and the three months ended July 31, 1995 and 1996, respectively. International sales were principally to Asia and are denominated in U.S. dollars.

  Gross Margin. Gross margin is affected by the volume of product sales, product mix and average selling price. The Company's gross margin increased from 15.2% of net revenues in fiscal 1995 to 31.1% in fiscal 1996. The gross margin in fiscal 1995 was negatively impacted by competitive pricing pressures. Gross margin in fiscal 1996 increased in part from the acquisition of Isoserve, a supplier of depleted zinc oxide, which contributed to increased per unit selling price and relatively stable production costs. Gross margin for fiscal 1996 also improved from sales of cadmium.

  The Company's gross margin percentage decreased to 28.2% in the three month period ended July 31, 1996 from 32.2% in the comparable period of the prior year, due to increased raw material costs associated with the production of energy related products which was offset in part by increased sales prices. Gross margin percentage was also negatively affected by discounts given to customers for prompt payment.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from $293,000 in fiscal 1995 to $902,000 in fiscal 1996; however, as a percentage of net revenues such expenses decreased from 39.7% to 16.2% of net revenues, respectively. The increase on a dollar basis was primarily due to expanded marketing, business development and administrative activities, while the decrease as a percentage of net revenues was due to significant revenue growth.

  Selling general and administrative expenses increased from $186,000, or 15.6% of net revenues, to $266,000, or 17.0% of net revenues, for the three months ended July 31, 1995 and 1996, respectively. The increase was due to additional staffing for medical, research and diagnostics products and for finance and administration. The Company anticipates selling, general and administrative expenses will generally continue to increase in absolute dollars, but may vary as a percentage of net revenues.

  Research and Development Expenses. Research and development expenses include costs associated with new product development. Research and development expenses increased from $162,000 in fiscal 1995 to $308,000 in fiscal 1996; however, as a percentage of net revenues such expenses decreased from 22.0% to 5.5% of net revenues, respectively. The increase in fiscal 1996 on a dollar basis from the prior year reflected the Company's continued efforts to remain competitive through investments in product development by increased staffing, while the decrease as a percentage of revenues was due to significant revenue growth and working capital limitations which prevented additional research and development expenditures.

  Research and development expenses increased from $59,000, or 5.0% of revenues, to $90,000, or 5.8% of revenues, for the three months ended July 31, 1995 and 1996, respectively. The increase was due to increased staffing for product development. The Company believes that the development and introduction of new product applications is critical to its future success and expects that research and development expenses will increase on a dollar basis and as a percentage of revenues in the future.

  Other Expense, Net. Other expense reflects interest incurred by the Company on its long and short-term borrowings. Other expense, net, increased from $15,000 in fiscal 1995 to $66,000 for fiscal 1996, and from $3,000 to $12,000 for the three months ended July 31, 1995 and 1996, respectively, but remained consistent as a percentage of net revenues.

  Income Taxes. For fiscal 1995 and 1996, the income tax expense (benefit) was $(215,000), or (29.1)% of net revenues, and $175,000, or 3.2% of net revenues, respectively. The effective tax benefit rate of 60% in fiscal 1995 differed from the federal statutory rate due principally to the realization of temporary differences and loss carryforwards and the determination that such differences were realizable. The Company's effective tax rate of 39% in fiscal 1996 differs from the statutory rate due to state income taxes, net of the federal benefit.

  The provision for income taxes was $52,000 and $30,000 for the three months ended July 31, 1995 and 1996, respectively. The Company's effective tax rate of 38% and 41% differs from the statutory rate due to state income taxes, net of the federal benefit.

  Extraordinary Item. As a result of the Placement Notes issued in the Placement, the Company is amortizing to interest expense an aggregate discount of $541,000 over the contractual life of the Placement Notes. In the quarter in which this offering is completed, the amount of the discount which has not already been amortized will be recorded as a charge to operations for debt restructuring and is expected to be shown as an extraordinary item and will be reflected in the Company's statement of operations for that period. The charge is likely to have a material adverse effect on the Company's reported earnings for that quarter, and as a result the Company expects to have a significant net loss for the quarter in which the offering occurs. As of October 31, 1996, approximately $490,000 of the discount remained to be amortized. See "Capitalization--Recent Financing Transactions."

LIQUIDITY AND CAPITAL RESOURCES

  Since inception, the Company has primarily financed its operations through a combination of cash flow from operations, borrowed funds, lease financing and private sales of equity securities. The Company generated cash flow from operating activities of $180,000 in fiscal 1996, principally as a result of net income, adjusted for non-cash items, increases in accounts payable and income taxes payable offset by increased inventory. Cash used by operations of $96,000 in fiscal 1995 was principally a result of the net loss during the period and adjustments for non-cash items, offset by increases in accounts payable and accrued liabilities. The Company generated cash flow from operating activities of $78,000 for the three months ended July 31, 1996, principally as a result of net income, adjusted for non-cash items, and increases in accounts payable offset by increased inventory and decreases in accrued liabilities.

  The Company's investing activities used cash of $57,000, $7,000, $2,000 and $4,000 in 1995 and 1996 and the three months ended July 31, 1995 and 1996, respectively. Such investing activities were principally for purchases of property and equipment and the cash paid for the acquisition of Isoserve in fiscal 1995.

  Financing activities used cash of $95,000, $49,000 and $43,000 in fiscal 1996 and the three months ended July 31, 1995 and 1996, respectively, and provided cash of $187,000 in fiscal 1995. Financing activities in fiscal 1996 consisted of the issuance of notes which were more than offset by payments of principal, while financing activities for the three months ended July 31, 1996 consisted of debt repayments. Financing activities in fiscal 1995 consisted of the issuance of notes and preferred stock which were offset in part by payments of principal.

  The Company is required to make royalty payments to Isoserve for each gram of depleted zinc metal sold until March 2000. Minimum annual royalty payments of $100,000 are required regardless of sales volume until the Company has paid $500,000 in the aggregate. The maximum royalty payments under the agreement are $1,000,000. As of July 31, 1996, the Company has paid cumulative royalties of $241,000 to Isoserve, of which $45,000 was paid in the three months ended July 31, 1996.

  As of April 30, 1995 and 1996, and July 31, 1996 the Company had negative working capital of $248,000, $61,000, and $134,000, respectively. These working capital deficiencies were the result of the significant losses from operations in the Company's early stages as it incurred expenses to establish its market position. The Company believes that the net proceeds of this offering will eliminate these working capital deficiencies upon the closing of this offering. At present, the Company has no credit facility with a bank or other financial institution and no in-place source of capital, other than the approximately $1,225,000 net proceeds of the Placement, see "Capitalization-- Recent Financing Transactions." The Company intends to use a portion of the net proceeds of this offering to repay the Placement Notes. The Company is also considering building an isotope manufacturing facility. The Company intends to use a portion of the net proceeds of this offering to conduct a feasibility study concerning such a facility. If the Company decides to proceed with construction of such a facility, additional financing would be required. The Company currently has no arrangements for loans or other financing relating to any such construction. The unavailability of such financing could adversely affect its ability to increase sales of new products. The additional funding, if needed, may not be available on terms attractive to the Company, if at all. While the timing and amount of capital requirements cannot be predicted with certainty, the Company believes that cash on hand at July 31, 1996, together with the proceeds from the Placement and the net proceeds from this offering will be sufficient to allow the Company to continue its expected level of operations for at least 12 months from the date of this Prospectus. Any additional equity financing may be dilutive to shareholders, and debt financing, if available, may involve restrictive covenants. See "Use of Proceeds" and "Risk Factors--Future Additional Capital Requirements."

                                   BUSINESS

  Isonics is an advanced materials and technology company which develops and commercializes products based on enriched stable isotopes and high purity materials. Stable isotopes can be thought of as ultra-ultra pure materials. This high degree of purification accomplished on the sub-atomic level provides enhanced performance properties compared to normal purity materials. Stable isotopes have commercial uses in several areas, including energy; medical, research, diagnostics and drug development; product tagging and stewardship; semiconductors; and optical materials. Isonics has successfully developed and commercialized two stable isotope products and intends to promote the emergence and growth of new stable isotope applications.

  The Company's principal product to date is isotopically depleted zinc ("DZ"). DZ, in different chemical forms, is used to prevent corrosion in nuclear power plants. Corrosion is a cause of high radiation fields in such plants and can result in radiation exposure to workers. DZ also reduces environmental cracking in certain kinds of nuclear reactors which, if not controlled, can require extremely costly repairs or can result in premature shutdown and de-commissioning of the facility. The Company believes that it provides substantially all of the DZ used in nuclear power plants worldwide.

  The application of DZ was developed by General Electric Company ("GE"), where the founders of the Company were previously employed. Before May 1996, all sales of DZ by the Company were made to GE pursuant to sales orders, which in turn resold the product to end users. In addition to sales to GE, in May 1996 Isonics commenced direct sales to end users, and for the three months ended July 31, 1996, approximately 10% of net revenues were from sales made directly to end users.

  New applications for stable isotopes are continually being developed by the Company and by third parties. The Company believes that many new applications have the potential to create new markets. One opportunity is to supply stable isotope labeled compounds for the diagnostic breath test ("DBT") market. DBTs provide early diagnosis of conditions that could otherwise lead to expensive procedures such as endoscopies and biopsies. DBTs under development by third parties which utilize stable isotopes in their application include tests to diagnose peptic ulcers, fat malabsorption and liver function. A urea DBT relating to peptic ulcers has recently been approved by the U.S. Food and Drug Administration (the "FDA"), and the Company believes that other companies have applied to the FDA or comparable agencies in foreign countries for approval of these tests, which must be obtained before any products can be sold. Certain DBTs are currently marketed in certain European countries.

  The Company holds an option, subject to satisfaction of certain conditions, to acquire an exclusive license to two Yale University patents which cover semiconductor devices made of isotopically pure silicon, germanium, gallium arsenide and most isotopically pure compound semiconductors. The patents claim that isotopic purity provides improved device speed and improved thermal conductivity, two properties which are of great importance to the semiconductor industry. According to the Semiconductor Industry Association, sales in 1995 of silicon wafers and other semiconductor substrates were approximately $6 billion. The Company is collaborating with Yale to evaluate these isotopically engineered semiconductor applications. The Company believes that if evaluations demonstrate the commercial feasibility of one or more products, demand could emerge in certain segments of the semiconductor market. There can be no assurance, however, that these evaluations will demonstrate the commercial feasibility of any products, that the Company will be able to commercialize any such products or that a market will emerge for any such products.

  The Company was formed in March 1992 and incorporated in California in March 1993 under the name A&R Materials, Inc. In September 1996, the Company changed its name to Isonics Corporation. The Company's principal executive offices are located at 4010 Moorpark Avenue, Suite 119, San Jose, California, 95117. Its telephone number is (408) 260-0155.

BACKGROUND

  The following discussion utilizes several technical terms which are explained in greater detail in the Glossary preceding the financial statements at the end of this Prospectus.

  An isotope is one of two or more species of the same chemical element which differ from one another only in the number of neutrons in the nucleus of the atom. The different number of neutrons can create significantly different nuclear physics characteristics. To take advantage of some of these different characteristics, it is usually necessary to increase ("enrich") or decrease ("deplete") the concentration of a particular isotope. There are over 280 naturally occurring stable isotopes of 83 elements. Some elements have only one naturally occurring stable isotope, while others have many. Stable isotopes are not radioactive.

  Stable isotopes of an element differ in mass and diameter as well as several nuclear properties, such as cross-section, spin and magnetic moment. Differences in these properties can result in substantially different effects, and some of these differences have the potential for commercial application. For example, in ultra chemically pure crystals grown for electronics or optical applications, isotopic impurities are the greatest contributor to crystal disorder due to mass and diameter variations. Eliminating this disorder by using a single enriched isotope results in increased thermal conductivity and optical transparency, and thus in improved product performance. Similarly, enriching or depleting isotopes based upon their cross-sections allows materials to be engineered for applications in the nuclear power industry, for controlled doping of some semiconductors and for use as targets to produce radioisotopes for medicine and industry.

  Stable isotopes of an element do not differ significantly in their chemical behavior. Tagging of materials can be performed by varying the natural abundance of isotopes to give a compound its own mass or nuclear magnetic signature without changing its chemical properties. Though chemically equivalent, the "tagged" or labeled compound is discernible from its unlabeled twin through the use of several types of instruments called spectrometers.

COMPANY STRATEGY

  The Company believes that its strength is the ability to bring the necessary elements together to identify, evaluate, develop, engineer and successfully commercialize applications for stable isotopes and value-added products manufactured from stable isotopes. This is evidenced by management's experience (at the Company and in prior employment) in developing DZ from a cost prohibitive concept to a commercial product. DZ is now one of the largest worldwide commercial applications of a stable isotope product.

  The Company believes it has created a product development model that can serve as a basis for current and future expansion efforts of the Company. Isonics believes that coordination with the ultimate user to establish a product specification and, with the Company's Russian partners, to establish a cost effective product manufacturing process to meet that specification, has the potential to make the Company a viable competitor. This coordination process also includes initiating and managing development projects necessary to adapt existing manufacturing methods to new missions, assembling and coordinating necessary project-specific product and service suppliers, obtaining appropriate regulatory approvals, and verifying product conformance to stringent customer requirements.

  To capitalize on the commercial opportunities that have been identified for stable isotopes, the Company has adopted a business strategy designed to maximize the value of its technologies, business development and management resources, while attempting to minimize capital costs arising from addressing multiple markets. This strategy involves:

  . focusing on development of high value-added products which have a perceived competitive advantage in large or growing markets;

  . leveraging research and development expenditures through collaborations, government programs and corporate partnerships, including performing substantial work in Russia, where the Company believes an attractive value per dollar of cost can be obtained;

  . minimizing early capital needs by obtaining stable isotopes through alliances and supply agreements with Russian stable isotope sources, followed by investment in Company owned isotope production facilities when markets are more established and the optimum production technology has been determined;

  . obtaining value-added processing technology through sub-contract manufacturing agreements, joint ventures and acquisitions of strategically important technologies and companies; and

  . developing a time-balanced product pipeline to provide a continual supply of new business opportunities.

PRODUCTS

  The Company's product pipeline includes products with current revenues (consisting of DZ, cadmium, medical imaging target materials and stable isotope labeled compounds), and other potential products that may, but will not necessarily, generate revenues beginning in future years (such as manufactured labeled compounds, electronic materials and diagnostic breath test substrates, isotopically pure semiconductor fabrication materials and diagnostic breath test kits).

 Isotopically Depleted Zinc

  Maintaining radiation exposure of nuclear power plant workers to levels as low as reasonably achievable is mandated in the U.S. by the Nuclear Regulatory Commission. Also of significant concern is cracking of nuclear power plant structural materials due to the corrosive nature of the water used to cool the nuclear reactor core. Nuclear power plants are designed with substantial safety margins against such cracking, and frequent surveillance is performed to assure that this safety margin is not compromised. If not controlled, cracking can require extremely costly repairs or, if not reparable, can result in premature shutdown and de-commissioning of a facility which may have cost hundreds of millions of dollars or more to construct.

  Testing sponsored by the Electric Power Research Institute has shown that the addition of a soluble form of zinc to the nuclear reactor coolant reduces plant radiation fields, and in some cases, substantially mitigates environmentally induced cracking. Zinc acts as a corrosion inhibitor for the stainless steel and other metal components of the nuclear reactor systems. In boiling water reactors ("BWRs"), zinc prevents the development and concentration of corrosion products, the cause of high radiation fields which can result in radiation exposure to plant workers. In pressurized water reactors ("PWRs"), zinc not only prevents radiation field build-up, but has been shown in a PWR test to substantially reduce environmental cracking.

  Zinc provides the important benefits outlined above, but one isotope of natural zinc becomes radioactive in the nuclear reactor, thus offsetting a substantial portion of the desired benefits. By depleting this zinc isotope, the desired benefits are still obtained while the detrimental side effect is essentially eliminated. This product is known as isotopically depleted zinc ("DZ").

  DZ is currently sold to 19 of the approximately 95 BWRs in the world including 16 of the 37 U.S. BWRs. Typical current annual DZ requirements for a BWR utilizing DZ are approximately $250,000 to $350,000, based on current prices. No PWRs are currently adding either natural zinc or DZ on a routine basis; however, the Company believes that one or more PWRs may in the near future begin doing so. Programs to evaluate the effectiveness of utilizing DZ at PWRs are planned or underway in the United States and certain foreign countries. If these programs demonstrate the commercial effectiveness of DZ for PWRs, the Company believes that a market may develop for DZ use in PWRs, due in part to the importance of environmental cracking mitigation. Initial test results suggest that PWRs will probably use a smaller amount of DZ per plant as compared to BWRs, but there are approximately 200 PWRs in the world. At present prices, the Company estimates the potential market for sales to nuclear power plants to be between approximately $50-$70 million. There can be no assurance that a market will develop for DZ sales to PWRs, that the Company will be able to sell DZ to all such potential customers, or that selling prices of DZ will not decrease.

  Sales of DZ are presently the Company's largest source of revenues, representing approximately 59%, 88% and 76% of net revenues in fiscal 1995 and 1996 and the three months ended July 31, 1996, respectively. In March 1995, Isonics acquired the stable isotope business of Isoserve. The Company and Isoserve have supplied substantially all of the DZ used in nuclear power plants in the world to date. Until May 1996, DZ was sold only to GE, which in turn resold it to the end-user nuclear power utilities. The Company's sales of DZ to GE have been pursuant to sales orders placed from time to time by GE, and the Company does not have any written purchase or sales agreements with GE relating to sales of DZ or other products. In addition to sales to GE, the Company currently is marketing DZ directly to U.S. and foreign utilities and concluded its first direct end-user sale in May 1996. The Company believes that direct sales to end users may increase in the future, while sales to GE may remain level or decrease. There can be no assurance as to the size of orders, if any, from direct end users in the future or as to the number of customers that can purchase DZ from the Company. See "Risk Factors--Number of DZ Customers."

  The Company believes that the decision to purchase DZ is price sensitive. The Company is actively working to further reduce costs by utilizing in-house production of raw materials, developing and implementing low-cost zinc oxide processing technologies, and providing DZ in innovative forms which lowers the utilities' overall cost.

 Cadmium

  Sales of cadmium isotopes are presently the Company's second largest source of revenues, representing approximately 11%, 11% and 20% of net revenues in fiscal 1995 and 1996 and the three months ended July 31, 1996, respectively. The Company sells enriched cadmium for use in helium cadmium lasers. Cadmium isotopes may also be used for the manufacture of radioisotopes and might be used in semiconductors and cadmium vapor lighting products.

  In a helium cadmium laser, cadmium is vaporized and behaves like a gas along with helium. Enriched cadmium is routinely used in these lasers to achieve optimum performance. Tests by laser manufacturers have shown that by using only a single, even isotope of cadmium, such as cadmium-114, the power output of a laser can be increased by at least 50% and the laser light coherence can be improved significantly.

 Stable Isotope Labeled Compounds

  Stable isotope labeled compounds ("SILCs") are created by incorporating carbon, nitrogen, hydrogen and oxygen isotopes into several thousand relevant chemical compounds. SILCs allow researchers to probe the metabolism of living systems, determine the structures of important biological compounds, design new drugs and measure extremely low levels of environmental toxins. The Company believes that greater availability of stable isotopes and advances in instrumentation (improvements in sensitivity and reduced cost) will promote increased demand for SILCs. Examples of existing and emerging applications include:

  . Metabolic studies. Increasingly, drug studies are performed with labeled drugs to facilitate research on metabolism, distribution, mode of action and elimination. The FDA may eventually mandate the labeling of all new drugs for investigational use during some or all phases of pre-clinical and clinical evaluations of these drugs, but there can be no assurance that the FDA will make this mandate in the near future, if at all.

  . Rational drug design. Nuclear magnetic resonance ("NMR") spectroscopy is being developed as a tool to determine the structure of larger and larger molecules in solution, many of which cannot be analyzed by the more traditional x-ray crystallography techniques. The Company believes that this new NMR sensitivity combined with the sophisticated isotopically labeled cell growth media needed to produce the labeled human proteins will require an increasing supply of the stable isotopes of carbon, nitrogen and deuterium.

  . Product tagging and stewardship applications. The source of materials and explosives may be identified, without changing their chemistry, by tagging with the stable isotopes of carbon, nitrogen, oxygen and hydrogen. Several other approaches are currently being implemented, and other technologies have also been proposed. These other approaches involve the addition of extraneous materials such as dyes, exotic chemical compounds or radioactive compounds. The Company believes that adding such extraneous materials can sometimes detract from the performance of the product. Tagging with small amounts of isotopically engineered versions of the material itself results in a unique identifier which behaves chemically in exactly the same way as the host material.

  The Company's efforts to date in the production and sales of SILCs have focused on structurally simple "building block" compounds which are used to synthesize more complex and higher value SILCs. The Company presently markets carbon-13 and nitrogen-15 building block SILCs which it obtains through its supply alliance and network of stable isotope producers. See "--Manufacturing and Supply." The Company intends to expand into the synthesis of more complex SILCs. In addition to providing additional revenue potential and possibly higher margins, the Company believes that developing complex SILC synthesis capability is synergistic with the Company's breath test diagnostics development efforts and will aid the Company in early identification of future stable isotope business opportunities. To effectively implement this product expansion strategy, the Company believes that it is necessary to establish its own isotope enrichment capability and to obtain cost-competitive SILC synthesis technology. See "--Manufacturing and Supply." The Company is recruiting personnel with the requisite chemical synthesis skills and labeled compound market knowledge to establish a production laboratory. See "-- Facilities."

 Diagnostic Breath Tests

  Healthcare consumes a large amount of resources in the U.S. and worldwide. The Company believes that substantial changes are taking place to control or reduce the high costs of health maintenance. A significant trend is a general shift from therapy to cost-effective prevention. Early diagnosis of conditions which otherwise could require expensive therapies, such as surgical and invasive diagnostic gastrointestinal procedures, could help diminish the risks and expense of such subsequent procedures. The Company has elected to pursue what it believes is a promising segment of this market: Diagnostic Breath Tests ("DBTs").

  Breath tests are all based on the same principle and use a common instrument to measure the result:

  . a small amount of a carbon-13 SILC (referred to as a substrate) is swallowed by the patient;

  . breath samples are collected at regular intervals; and

  . breath samples are analyzed for their carbon-13 content.

  Most DBTs are intended to replace unpleasant, costly and sometimes risky procedures such as endoscopies and biopsies of the digestive system. The Company believes that DBTs may become a widely used and accepted diagnostic tool. Certain DBTs are currently being sold in certain European countries. Their ease of administration may allow medical internists and general practitioners to use them, potentially resulting in lower cost, earlier diagnosis and broader application.

  The market for DBTs is defined by the incidence of diseases addressed and existing alternative diagnostic procedures. The urea breath test is the most established DBT. If they become commercially available, carbon-13 urea breath tests ("UBTs") may address a potential population of approximately 8 million peptic ulcer patients in the U.S., who presently utilize drugs and procedures with an estimated cost of at least $2 billion each year. The Company believes that the UBT, coupled with antibiotic treatment, can reduce the cost of peptic ulcer management. The Company believes that one company in the U.S. has recently received FDA approval for a carbon-13 UBT, that another company has applied for FDA approval for a carbon-13 UBT, and that several companies in Europe, including Sanofi and Inbiomed in France, are also pursuing regulatory approval. The Company intends first to enter this market as a carbon-13 and a pharmaceutical-grade substrate supplier. The initial step in pursuing this objective was the addition of Dr. Jacques Delente, an experienced researcher and developer of breath test diagnostics, to the Company's management team.

  The following table provides breath tests which are at various stages of clinical research and pre-clinical and clinical trials by various third parties.

      BREATH TEST                    CONDITION DIAGNOSED
      -----------                    -------------------
      /1//3/ C-Urea                  Helicobacter pylori
      /1//3/ C-Triolein              Fat malabsorption
      /1//3/ C-Galactose             Liver function
      /1//3/ C-Xylose                Small Bowel Bacterial Overgrowth (the
                                      major cause of chronic diarrhea)
      /1//3/ C-Aminopyrine           Liver function
      /1//3/ C-Caffeine              Liver function
                                     Cyclosporin dosage following
      /1//3/ C-Erythromycin          transplantation
                                     Genotype of MSUD (Maple Syrup Urine
      /1//3/ C-Valine                Disease)
      /1//3/ C-Phenylalanine         Genotype of PKU (Phenylketonuria)
      /1//3/ C-Sucrose               Sucrose malabsorption (sucrase-isomaltase
                                      complex deficiency)
      /1//3/ C-Starch                Pancreas amylase function
      /1//3/ C-Cholesteryl Octanoate Pancreas esterase function

  The DBT business is subject to extensive government regulation. The products and instruments used, which may be regulated as drugs and devices, are subject to the scrutiny of FDA review and approval as well as ongoing FDA inspection of most aspects of the production, marketing, distribution and use of these tests. The Company believes that the production and marketing of DBTs is also subject to similar regulatory controls in the foreign countries where the Company would likely seek to market products. Consequently, such products cannot be commercially introduced for several years, and there can be no assurance that the products would ever be approved for use.

  The DBT business is complex. The Company intends to enter the market initially as a carbon-13 supplier or as a bulk supplier of carbon-13 SILCs (substrates). The Company may also seek to develop a DBT measurement device under the jurisdiction of the FDA. At some future date, the Company may seek to become a more fully integrated supplier of DBT kits and measurement instrumentation, although there can be no assurance that the Company will pursue this strategy.

  In a parallel effort, the Company is currently exploring several options for commercializing a UBT and other DBTs in Russia. Recent agreements between the United States and Russia in the area of drug and device regulation allow for more cooperation in the review and approval of new applications, such as DBTs. Russian authorities already have in place or are working on similar agreements with other countries. The Company believes that these agreements will simplify and shorten the Russian process of approving health care products already approved in countries with which they have agreements, although there can be no assurance that this will be the case. The Company plans to capitalize on its strengths in supplying carbon-13, labeled substrates, clinical knowledge and data and regulatory support while looking for one or more local partners with strengths in the Russian regulatory system, measurement hardware and facilities, and marketing and sales capabilities. The Company also believes this approach has the potential to improve its entry into the European market, because of proximity, existing relationships and cost advantages.

 Medical Imaging and Therapy Materials

  Stable isotopes of thallium, zinc, cadmium, xenon, oxygen, strontium and many others are routinely used in a variety of medical imaging and therapy applications. In their enriched form or converted to a specific radioactive isotope in a cyclotron or nuclear reactor, these materials are incorporated in chemical compounds which concentrate in specific parts of the human body upon injection, inhalation or ingestion. Measuring the distribution of the materials in the patient can assist physicians in diagnosing disease states and developing appropriate treatment therapies, some of which incorporate radioactive materials produced from stable isotopes.

  Most phases of the development and ongoing production of these materials are controlled by the FDA and similar foreign regulatory agencies. This fact, combined with the complexities of production and distribution, has resulted in a market with only a few manufacturers. Tight quality control requirements and the importance to the health care industry of a ready supply of these drugs leads these manufacturers to pay close attention to their stable isotope suppliers. Quality, supply reliability, ultimate source, breadth of offerings, price and track record are principal factors that a manufacturer considers in evaluating a potential stable isotope supplier. Much of the material used to manufacture such products originates in countries of the former Soviet Union. While the U.S. Department of Energy ("DOE") has facilities that can, and do, manufacture stable isotopes, its costs are usually substantially higher because of the full cost recovery mandated by legislation governing the DOE's operations.

  The Company is capable of supplying many of the stable isotopes currently sold in this market. Since the original impetus for new applications of stable isotopes in health care frequently comes from the drug manufacturers, the Company has recently begun marketing its products, services and capabilities to the existing and emerging manufacturers.

 Isotopically Pure Semiconductors

  Isotopic purification of carbon used to manufacture synthetic diamonds has resulted in substantially improved physical properties. Published tests conducted by GE and others have shown that the removal of a small amount of carbon-13 to produce isotopically pure carbon-12 synthetic diamonds can result in a 50% improvement in room temperature thermal conductivity of the diamond. At cryogenic (i.e., extremely cold) temperatures, the heat conductivity is so great that it cannot be measured using conventional techniques. Additionally the new diamond was found to be highly transparent, and the transmission of certain frequencies of light was increased by approximately 10 times without the diamond sustaining damage. GE has stated that isotopically pure carbon-12 diamonds may enable faster, more reliable computers due to their superior heat removal capability and may result in more efficient laser cutting tools and more accurate laser measurement devices, and that the new diamonds may enable designers to use lasers in semiconductor fabrication techniques.

  Synthetic diamonds made from isotopically pure carbon-13 have been found by Ford Motor Company scientists to have more atoms per cubic centimeter than any other solid known to exist on earth. These isotopically pure carbon-13 diamonds are harder than any other presently-known material. Studies conducted at Lawrence Berkeley Laboratory and the Max Planck Institute on isotopically pure germanium have shown thermal conductivity improvements similar to those found in isotopically pure carbon-12 diamonds.

  The Company believes that these and other improved properties might be found in other isotopically pure materials and may result in commercial opportunities, particularly in the area of semiconductors. According to the Semiconductor Industry Association, the 1995 market for silicon wafers and other semiconductor substrates was approximately $6 billion. This market is projected to grow 50% by the year 1999 to over $9 billion. Improvement in the thermal conductivity of these materials is important since as the feature size continuously decreases, the power density increases. As power density increases, more heat is generated per unit volume, causing device operating temperature to rise. The semiconductor industry is moving toward lower operating voltages and is using mechanical means to remove bulk heat, but the Company believes that greater heat dissipation on the micro scale will become even more important to the industry in the future. Better thermal conductivity directly affects heat removal capability and indirectly improves device speed. As the industry moves toward multi-layer devices and true 3-D chips, the ability to remove heat will be a material consideration for the semiconductor industry.

  Natural silicon contains three isotopes, silicon-28 (92%), silicon-29 (5%) and silicon-30 (3%). An otherwise perfect crystal of silicon will contain imperfections in the form of isotopes of different mass, with the density of these imperfections amounting to nearly 8%. This far exceeds the doping levels and density of imperfections ordinarily found in device-quality crystals. The Company believes that removal of the minor isotopes should result in substantially improved thermal conductivity.

  The Company believes that if commercial opportunities emerge, isotopically pure silicon-28 (99.5%) deployed as wafers or substrates and as silane for building epitaxial layers should find a niche in the manufacture of high performance silicon semiconductors. Even at the premium price required for isotopically pure silicon, the Company believes that it can compete in high performance, less cost driven market segments.

  Isonics has obtained an option entitling it, upon the satisfaction of certain conditions, to acquire an exclusive license regarding two U.S. patents concerning isotopically pure semiconductor devices, which are owned by Yale University. Yale's prior efforts to license its technology to semiconductor manufacturers was hindered by Yale's inability to obtain the necessary isotopically pure and chemically pure materials to evaluate its use. Since the Company's stable isotopes could enable the development and commercialization of the Yale technology, Yale chose to collaborate with the Company in evaluating isotopically pure semiconductors. These patents cover silicon, germanium, gallium arsenide and most isotopically pure compound semiconductors. The Company is collaborating with Yale to evaluate possible isotopically engineered semiconductor applications and their commercial feasibility, including cost. The Company believes that if evaluations demonstrate the commercial feasibility of one or more products, demand could emerge in certain segments of the semiconductor market. There can be no assurance, however, that these evaluations will demonstrate the commercial feasibility of any products, that the Company will be able to commercialize any such products or that a market will emerge for any such products. To exercise the option, the Company must deliver to Yale before March 1997 specimens of isotopically pure silicon-28 meeting certain specifications. The Company believes it will be able to satisfy this requirement, but there can be no assurance that this will be the case. The option specifies that the terms of the license shall be reasonable, but the terms may be no less favorable to the Company than those specified in the option. The license, if obtained, will require payment by the Company of an annual royalty based on a percentage of the Company's or its sublicensees' net sales of products derived from technology covered by the Yale patents. In addition, the license will permit deduction of one-half of the Company's reasonable cost of securing the silicon-28 from its future royalty payments to Yale University. Upon notice by the Company of its exercise of the option, the Company and Yale are required to negotiate in good faith to arrive at a license agreement within 90 days.

  In addition to silicon, the Company plans to evaluate a number of compound semiconductors, such as gallium arsenide, which may particularly benefit from enhanced heat dissipation capability.

RESEARCH AND DEVELOPMENT

  Consistent with the Company's product development strategy, a variety of new stable isotope products and potential markets are continually being identified and evaluated for economic and technical feasibility, and the Company intends to devote a portion of the net proceeds of this offering for research and development. See "Use of Proceeds." The Company funds research and development to improve technologies for isotope separation and materials processing technologies performed at Moscow State University and has retained consultants to supervise the progress of such research. The Company's arrangements with the university do not obligate the Company to fund any particular level of expenditures. Payments to fund such research at the university have not been, and are not currently expected to be, in amounts material to the Company. Much of the expenditures to date have been in Russia to capitalize on the high quality of technology and economical labor rates. The Company's activities in Russia could, however, be directly affected by political, economic and military conditions in Russia. See "Risk Factors--Operations in Russia."

PATENTS AND PROPRIETARY RIGHTS

  The Company relies primarily on a combination of trade secrets, confidentiality procedures and contractual provisions to protect its technology. Despite the Company's efforts to protect its rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's technology and products is difficult. In addition, the laws of many countries do not protect the Company's rights in information, materials and intellectual property that it regards as proprietary to which it regards as great an extent as do the laws of the United States. There can be no assurance that the Company's means of protecting its rights in proprietary information, materials and technology will be adequate or that the Company's competitors will not independently develop similar information, technology or intellectual property.

  The Company currently has no patents and has not filed any patent applications. The Company has rights to several isotopically engineered innovations regarding electronic and optical materials which it believes may be patentable. Ongoing work in the area of isotope separation by biochemical means may also lead to patentable inventions.

  To date, the Company has not been notified of any claim that the Company's products infringe the proprietary rights of third parties, but there can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, financial condition or results of operations. See "Risk Factors--Protection of Intellectual Property."

COMPETITION

  The markets for the Company's products and proposed products are highly competitive, and the Company expects that competition will continue and increase as markets grow and new opportunities are realized. Some of the Company's current competitors, and many of the Company's potential competitors, are larger and have significantly greater financial, technical, marketing and other resources. Some of the Company's competitors may form partnerships or alliances with large pharmaceutical or electronics companies, with the resulting entity possessing more market strength than the Company. The Company's competition varies greatly depending on which product or industry is considered.

  DZ. At present, the Company is the only producer of DZ, but believes that other entities or persons may begin producing DZ. Several such possible producers have adequate technical and financial resources to become viable competitors of the Company in the near future. In particular, Siemens has indicated that it has a relationship with Ultracentrifuge Netherlands ("UCN") and GE has indicated that it intends to establish a second Russian source to compete with the Company for GE purchases. UCN also competes with the Company in the markets for cadmium and in medical target isotopes.

  SILCs. The Company has several larger and numerous smaller competitors in the markets for the SILC products that the Company currently supplies, and will have additional competitors if it offers breath test diagnostic products and additional SILCs in the future. Two of these companies, Cambridge Isotope Laboratories Inc., and Isotec, Inc., have their own isotope separation capability, while all of the competitors produce some combination of SILCs and DBT substrates. The Company believes that one company in the U.S. has recently received FDA approval for a carbon-13 UBT, that another company has applied for FDA approval for a carbon-13 UBT, and that several companies in Europe are also pursuing regulatory approval. The Company's principal current competitors and potential competitors include Tracer Technologies, Aldrich Chemicals, Icon Services, MicroForest, Omicron, C/D/N Isotopes and Martek Biosciences. The Company has in the past, and may in the future, sell products to or purchase products from these companies.

  Electronics and Optical Materials. Due to the early stage of the electronic and optical materials opportunities, the Company has not identified material competitors in these markets. However, given the potential size and importance of these new potential markets, the Company anticipates that substantial competition will emerge if these markets develop.

  Many of the areas in which the Company is or intends to compete are rapidly evolving. There can be no assurance that an existing or potential competitor has already developed, or may develop, a patentable product or process which will substantially prevent the Company from competing in its intended markets.

  The Company competes primarily on the basis of product performance, proprietary position and price. Some of the Company's products may also compete based on product efficacy, safety, patient convenience and reliability. In many cases the first company to introduce a product to the market will obtain at least a temporary competitive advantage over subsequent market entrants.

MANUFACTURING AND SUPPLY

  Consistent with the Company's strategy to minimize capital expenditures, the Company obtains stable isotopes through a multi-year supply agreement and, to a lesser extent, from time to time from a variety of other Russian stable isotope sources and may invest in Company-owned isotope production facilities in the future upon determining the optimum production technology. Currently, the Company obtains substantially all its isotopes from Russia and the Republic of Georgia (which was part of the former Soviet Union).

  The production of DZ is an international activity involving several distinct steps which require up to nine months for the complete production cycle. First the feed material, high purity diethylzinc, is procured from a chemical plant in the United States and shipped by freighter to St. Petersburg, Russia. There it is transported by truck or train to the gas centrifuge plant where it is depleted of the zinc-64 isotope and converted to depleted zinc oxide. The oxide form of DZ, which is acceptable for air freight, is then shipped to a processing facility in the United States where additional chemical and mechanical operations are performed to prepare the powder for use in nuclear plants either as pellets or as a very fine grained powder. If the final product form is pellets, further processing is performed in Ireland, but the Company is pursuing development of the technology to perform this manufacturing step in-house in the future.

  The Company has entered into an agreement with Techsnabexport and an isotope enrichment plant located in Russia, which is owned by the Ministry of Atomic Energy of the Russian Federation, which is part of the cabinet of the government of the Russian Federation. The term of the agreement is through 1999. Under the agreement, the plant will produce DZ and other stable isotopes for the Company will allocate its stable isotope production capacity to the Company and will produce other isotopes to respond to marketplace demand on the Company for other stable isotopes. Under the agreement, the specific terms for each year's production, including pricing terms, are negotiated between the parties by November 1 of the preceding year, and the next such negotiation is expected to occur in November 1996. If such an agreement is entered into, the agreement is expected to provide, among other things, that the plant will exclusively supply the Company and that disputes arising thereunder will be resolved by arbitration conducted in Europe under international commercial arbitration rules. Even if such an agreement is negotiated, the enforceability of the agreement might be subject to the greater degree of uncertainty than if the agreement was with a U.S. company and disputes were resolved in the U.S. The supply of stable isotopes could be directly affected by political, economic and military conditions in Russia. Accordingly, the operations of the Company could be materially adversely affected if hostilities involving Russia should occur, if trade between Russia and the United States were interrupted or curtailed, or if the Company should fail to obtain and maintain all necessary governmental approvals. Operations in Russia entail certain other risks, including, among others, supply disruptions as well as introduction of tariffs and fluctuations in freight rates. See "Risk Factors--Operations in Russia." There can be no assurance that the Company's relationship with its processor in Russia will be successfully maintained. Disruption or termination of the Company's supply sources could delay shipments by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not presently maintain political risk insurance but will evaluate the desirability and availability of such insurance in the future.

  The plant with which the Company has the agreement described above is one of four similar plants which were designed to address the needs of the former Soviet Union and certain other countries' needs for low enriched uranium for commercial nuclear power plant fuel and for highly enriched uranium for military purposes. Following the nuclear accident at Chernobyl, certain of the Russian nuclear power plants have been shut down, reducing demand on these enrichment plants. In addition, in recent years the demand on these plants to produce products for military purposes has declined. In part in response to these trends, the plant has converted a portion of its capacity to processing stable isotopes, and the Company believes that additional capacity could be converted if the plant decided to do so. The Company believes that the plant has the potential capacity to meet all of the Company's foreseeable needs for processing of stable isotopes. The Company believes that one or more of the other similar enrichment plants may convert part of its capacity to the production of stable isotopes should market demand grow substantially. Certain other facilities elsewhere in the world, including the Oak Ridge National Laboratory in Oak Ridge, Tennessee, and certain private and pseudo-governmental organizations in Great Britain, Germany, The Netherlands and South Africa, have the potential to produce stable isotopes and, in certain cases, actually produce isotopes.

  To increase capacity and to geographically diversify the Company's production of certain isotopes, the Company is considering constructing a facility outside of Russia. The Company believes that owning this facility may improve its profitability and will improve the security of its supply. The Company intends to conduct a feasibility study to evaluate the nature and timing of such a facility, and a portion of the net proceeds of this offering will be used to fund that study. See "Use of Proceeds." The nature and timing of any such construction will depend on several factors, including the results of the study. If such a facility is constructed, it is likely that the facility would be located in North America.

  The Company depends upon a single processor, located in Russia, for one process involved in the manufacturing of its products, and upon a single supplier or a limited number of suppliers and processors for certain other manufacturing processes. Although the Company does have written agreements with certain of its suppliers and processors, the Company does not have any written agreements with other suppliers and processors. The Company seeks to reduce its dependence on its sole and limited suppliers, but disruption or termination of any of the sources could occur, and such disruptions could have at least a temporary material adverse affect on the Company's business, financial condition and results of operations. Moreover, a prolonged inability to obtain alternative sources for processing could materially adversely affect the Company's relations with its customers.

GOVERNMENT REGULATION

 Regulation by government authorities in the United States and other countries is a significant consideration in the development, production, distribution and marketing of the Company's products and in its continuing research, development, and other activities. In order to clinically test, manufacture, distribute, market and sell products, especially those intended for therapeutic or diagnostic use, mandatory procedures and safety and other standards established by applicable regulatory authorities must be followed. In many cases, specific approval to clinically test and commercially distribute such products must be obtained from numerous governmental authorities. Furthermore, the Company is subject to various laws, regulations and requirements relating to such matters as the import and export of its products, ensuring safe working conditions, laboratory and manufacturing practices, the use and disposal of hazardous or potentially hazardous substances used in connection with the Company's research, development and manufacturing activities. Some of the regulations are summarized below. See "Risk Factors--Government Regulation."

 FDA Regulation

  The Company's testing, manufacture, marketing, distribution, export and sale of diagnostic products, such as any DBT it might in the future develop and seek to sell, are subject to extensive and rigorous regulation by United States and other countries in which the Company may choose to test, manufacture or market its proposed diagnostic products. As of the date of this Prospectus, the Company has not determined those countries, other than the United States, where it might seek regulatory approvals to market any such products it may develop. The products the Company intends to develop are subject to rigorous preclinical and clinical testing and other FDA approval requirements, and similar requirements in most other countries.

  The process for obtaining the required regulatory approvals from the FDA and other regulatory authorities takes many years and can be expensive. The Company has limited experience in conducting and managing the preclinical and clinical testing necessary to obtain regulatory approvals and expects to rely on experienced outside experts to assist as well as develop its own resources. The various diagnostic products of which the Company is contemplating development are subject to different regulations and other requirements. Various components of the DBT and other products proposed for development are regulated as drugs or medical devices under the Federal Food, Drug, and Cosmetic Act ("FDCA"). The applicable FDA requirements for approval may be different for different types or components of products.

  There can be no assurance that any product developed by the Company, or other entities to which the Company may sell bulk or other materials, will prove to meet all of the applicable standards to receive marketing approval, or that any such approvals will be granted on a timely basis, if at all, or that such products if approved will be commercially successful. Delays and costs in obtaining these regulatory approvals could adversely affect the Company's ability to commercialize its products and its ability to receive market revenues. Even if regulatory approvals for a product are obtained, such approvals may involve restrictions and limitations on the labeling and clinical use of the product. Following market approval, the product will continue to be subject to compliance with applicable federal and state laws and regulations.

  The Company or the FDA may suspend clinical trials or commercial distribution at any time if either determines that the subjects or patients are being exposed to an unacceptable health risk related to the manufacturing, testing and use of the Company's investigational or approved products, or if the FDA determines that the Company has violated applicable laws or regulations. If clinical studies are suspended, the Company may be unable to continue development of the investigational products affected. Violation of applicable laws and regulations, particularly those dealing with medical products, can result in the imposition of substantial penalties against the Company and its employees and officers, such as product seizures, recalls, fines, injunctions and withdrawal or suspensions of approvals to test, manufacture, export or market products. Delays and costs in obtaining or reinstating these approvals and the subsequent compliance with applicable federal and state statutes and regulations, and any penalties imposed for their violation, could adversely affect the Company's ability to commercialize products.

 Diagnostic Medical Device Products

  Certain diagnostic products that the Company may pursue, such as the DBT products, are regulated as medical devices. Diagnostic products may be subject to one of two marketing approval procedures. One procedure, known as a "510(k) review," is available when the manufacturer can demonstrate that the proposed product is "substantially equivalent" to another product that either was in commercial distribution in the United States before May 28, 1976, or that has been subsequently classified as a Class I or Class II medical device. When a 510(k) review is used, a sponsor is required to submit a Pre-Market Notification to the FDA, at least 90 days before it plans to initiate commercial distribution of the product.

  The Company cannot proceed with sales of such products for human clinical use until it receives notification from the FDA that FDA agrees with the Company's assertion of substantial equivalence, a process that can take six to eighteen months, or longer. In the event that the FDA requests additional information for the Pre-Market Notification, there could be multiple cycles of submissions, each involving an additional waiting period, until clearance is obtained. The FDA also has statutory authority to require clinical or other study data to support a Pre-Market Notification 510(k).

  Where there is no existing legally marketed product "substantially equivalent" to the Company's product, the Company will be required to seek marketing approval of its product by the second procedure. This second procedure, a Pre-Market Approval ("PMA") application, involves a lengthier and more burdensome procedure, which would likely require clinical studies. Together with the FDA review of the PMA, this application process may take 3-5 years before commercial marketing can occur, if the PMA is approved. There can be no assurance that any future product the Company develops which is the subject to FDA review will be found to have an intended use and characteristics that would qualify the new test for commercial distribution for clinical use under 510(k) Pre-Market Notification. Thus, PMAs may be required for some or all of the Company's future proposed products.

  The FDA invariably requires clinical data before approving either a PMA or a 510(k). The FDA is empowered to grant a 510(k) clearance without supporting clinical data. If clinical studies are necessary for either a PMA approval or 510(k) clearance, the FDA may require the Company to obtain an investigational device exemption ("IDE"). An IDE normally restricts the transfer of an investigational device to a limited number of institutions, and use to a limited number of investigators. Before the approval and/or clearance is issued, such institution or investigators may receive the Company's investigational devices only for the purpose of performing the clinical studies that are to be submitted to the FDA in support of a 510(k) or a PMA application.

  The Company believes that DBT instruments, if any, that it may develop in the future will be eligible for marketing under a 510(k) Premarket Notification, if cleared by FDA, but that the substrate would require approval of a New Drug Application as described in the following section. The Company believes that clinical studies would be required to obtain FDA approval of the 510(k)/NDA the DBT instrument/substrate, and would be conducted under IDE approved by FDA. There can be no assurances that FDA will allow the Company to conduct such clinical studies or that such studies will provide the data necessary to obtain the approval of the 510(k)/NDA for any DBT or other product that the Company may develop, or that FDA will in fact provide the necessary approval of the 510(k)/NDA in a timely manner, if at all.

  In addition, use of the DBT and other diagnostic products developed by the Company may be subject to regulation under the Comprehensive Laboratory Improvement Act of 1986 ("CLIA"). Under CLIA, clinical laboratories must be certified to perform diagnostic tests. Such certification specifies the highest "complexity level" of tests that the laboratory can perform. The specific complexity level of a given diagnostic product is determined by governmental agencies, currently the U.S. Centers for Disease Control. The Company's ability to successfully market diagnostic products within the U.S. may depend on its obtaining a complexity level determination that allows the broadest use. There can be no assurance that such complexity level determination can be obtained in a timely manner, if at all, and that such failure will not have a material adverse effect on the Company and its operations.

 Drug Products

  Certain products that may be developed by the Company may be classified, depending on their characteristics, as drugs regulated under the FDCA. Development of a drug product for use in humans is a multistep process. First, laboratory and animal testing establishes reasonable safety of the experimental product for testing in humans and suggests potential efficacy with respect to a given disease. Once the general investigative plan and protocols for specific human studies are developed, an investigational new drug application ("IND") is submitted to the FDA. Under FDA regulations, the Agency does not approve an IND. Rather, assuming compliance with applicable requirements, the IND becomes effective, thus allowing a clinical investigation to commence unless FDA notifies the sponsor to the contrary within 30 days of receipt of the IND. That approval may come within 30 days of IND submission but may involve substantial delays if the FDA requests additional information before approving any clinical testing.

  The initial phase of clinical testing (Phase 1) is conducted on a relatively small number of subjects (e.g., 20-50) to evaluate the pharmacological actions and side effects of the experimental product in humans and, if possible, to gain early evidence of effectiveness. Phase 1 studies evaluate various routes, dosages and schedules of product administration. The demonstration of diagnostic performance is not required in order to complete such studies successfully. If acceptable product safety is demonstrated, then Phase 2 studies may be initiated. The Phase 2 studies are designed to evaluate the effectiveness of the product in the diagnosis of a given disease and, typically, are well-controlled, closely monitored studies on a relatively moderate number of patients (e.g., 50-200). The optimal routes, dosages and schedules of administration, and other matters, are determined in these studies. If Phase 2 trials are successfully completed, Phase 3 trials will be commenced.

  Phase 3 trials are the larger controlled trials and uncontrolled studies, often involving hundreds of patients (400-500 or more) that are intended to gather additional information about safety and effectiveness in order to demonstrate the overall risk/benefit relationship of the experimental product and to provide an adequate basis for labeling and marketing approval. It is not possible to estimate the time in which Phase 1, 2 and 3 studies will be completed with respect to a given product, although the time period required is often four to ten years in duration, depending on the clinical protocol design, endpoints and FDA requirements.

  Following the successful completion of these clinical trials, the clinical evidence that has been accumulated is submitted to the FDA as part of a new drug application ("NDA"). Approval of the NDA is necessary before a company may market the product. The approval process can be very lengthy, frequently taking one to two years, or more, after submission and depends in part upon the speed of FDA's review of the application and the time required for the company to provide satisfactory answers or additional clinical or other data when requested. With any given product, there is no assurance that an NDA will ever be approved in a timely manner or at all. Failure to obtain such approvals would prevent the Company from commercializing its products and would have a material adverse effect on the Company's business. Furthermore, the process of seeking and obtaining FDA approval for a new product generally requires substantial funding, and there can be no assurance such funding will be available.

 cGMPs and Other Controls

  The FDA also has extensive regulations concerning manufacturing of regulated products in accordance with current good manufacturing practices ("cGMPs"). The Company's compliance with cGMPs, including compliance of its third-party manufacturers, and its ability to ensure the potency, purity and quality of the drugs and medical devices manufactured, must be documented in the NDAs, 510(k)s and PMAs submitted for the products. Continued compliance with cGMPs is required to continue to market both drugs and medial devices once they are approved. Failure to comply with the cGMP regulations or other applicable legal requirements can lead to federal seizure of violating products, injunctive relief actions brought by the federal government and potential criminal investigation and prosecution of the Company and its officers and employees who are responsible for the activities that lead to the violations.

  The Company and the facilities used by it also are required to comply with environmental and other regulations concerning the operations of and the materials used by the Company, as well as handling and distribution of products and waste materials. Failure to ensure compliance with such federal, state or local laws and regulations could have a material adverse effect on the Company.

  In addition, the manufacture, distribution and export of some of the Company's current or potential products and technology may be subject to governmental controls pertaining to materials and technology that might have been used for military, nuclear power, or nuclear weapons purposes. These controls include, in certain cases, export license requirements or other restrictions. There can be no assurances that the Company will be able to obtain or maintain such licenses, or that the failure to obtain or maintain such licenses, or comply with other restrictions that might be placed on such manufacturing and exports, will not have a material adverse effect on the Company and its operations.

 Export and Environmental Controls

  Certain of the Company's products and technology, particularly those having potential nuclear energy or military applications, such as DZ and related technology, are subject to stringent controls over their manufacture, use, distribution, dissemination and export. In many cases, such activities may require approvals or licenses from various U.S. and foreign governmental agencies, and compliance with substantial regulatory controls. Such approvals can be difficult to obtain and maintain and may not be obtainable from certain countries. Furthermore, such approvals or licenses may be restricted or terminated because of changes in laws, regulations, policies governing those approvals and licenses, or changes in the political or other matters in the countries granting such approvals or licenses to which the Company's products and technology would be exported. Likewise, certain current and potential operations of the Company may necessitate submitting registrations or notifications to federal and state regulatory authorities responsible for environmental and related matters, including the U.S. Environmental Protection Agency ("EPA") and complying with stringent controls pertaining to the handling and distribution of the Company's products and operations, including under certain conditions obtaining governmental approvals and licenses, either of which may be subject to significant restrictions. Violation of any of these regulatory controls may subject the Company to significant administrative civil and criminal penalties, including loss of its approvals and licenses, or the imposition of additional restrictions on the Company's operations.

  There can be no assurances that the Company will be able to obtain and maintain the approvals or licenses necessary to successfully market its products and technology, or that it will be able to comply with applicable laws and regulations. Any such failure to obtain such licenses or approvals, where required, and comply with such laws and regulations may materially and adversely affect the business, financial condition and results of operations of the Company.

 Regulation of Non-Medical Chemical Products

  The import, export, handling, transportation, sale, storage and other activities undertaken in connection with the Company's non-medical products are subject, or potentially subject, to substantial federal, state, local and foreign government controls pertaining to hazardous chemical and chemical wastes, import export controls and other matters. These regulations are complex, pervasive and evolving. The Company's ability to effect and maintain compliance with these controls is important to its commercial success.

  With respect to transportation of its products, the Company relies on Russian and U.S. freight carriers to handle and deliver all its shipments, and utilizes domestic overnight courier services for shipments to its customers. These carriers must comply with Department of Transportation ("DOT") regulations in the shipping and packaging of the stable isotope chemicals. The Company must also comply with DOT regulations when packaging material kept in inventory for domestic shipment. As required under federal and state law, the Company has prepared Material Safety Data Sheets ("MSDS"), which are enclosed with each product shipment. The Company must periodically update its MSDS sheets based on new literature reports. The Company cannot assure that its MSDS sheets will continue to be in compliance with applicable requirements.

  The shipments received at the Company's Columbia, Maryland facility are subject to federal and Maryland regulations pertaining hazardous chemicals and hazardous waste disposal. These shipments are stored in an area of the facility designated for such materials. Currently, the Company is considered a small quantity generator of hazardous waste and will rely on certified haulers to dispose of its minimal amounts of hazardous waste. The Company believes it is in compliance in all material respects with applicable federal and state environmental regulatory requirements. Should the levels of hazardous waste increase as its inventory and handling operations increase in volume, then it would have to comply with Environmental Protection Agency ("EPA") requirements and obtain an EPA ID number, which are costly and require an increased investment of personnel and money. The Company has no experience in this area of compliance and would have to rely on outside consultants or hire additional employees with pertinent experience and training. Potentially, if substantially larger inventories of hazardous chemicals must be maintained at the Maryland facility, the Company might have to move to new facilities in order to meet EPA requirements for the storage of hazardous chemicals.

  The shipments from Russian manufacturing sources now enter the U.S. duty (without tariff) free; however, there can be no assurance that such duty-free importation will continue. If the shipments are subject to tariff, the Company cannot assure that it will be able to sell the imported products will be commercially viable because of these increased tariff costs.

  The Nuclear Regulatory Commission ("NRC") has authority to regulate importation and exports of deuterium containing chemicals whose ratio of deuterium atoms to hydrogen atoms exceed 1:5000. At present, the deuterium containing compounds which the Company imports do not require any special licenses or importation authorization. There can be no assurances that the NRC will continue these policies. The NRC regulates exports of deuterium containing chemicals under general license. The Company will not be able to ship these chemicals to certain countries which require a special license for such shipments; none of these countries represent significant current or expected future markets for the Company. In addition, certain technology or products that the Company is or may in the future develop, may be subject to other government controls pertaining to armaments, including the need to obtain special licenses for exports. The imposition of such controls may impair the ability to broadly market such products.

PRODUCT LIABILITY AND INSURANCE

  The Company's business exposes it to potentially substantial product, environmental, occupational and other liability risks which are inherent in product research and development, manufacturing, marketing distribution and use of its products and operations, including, but not limited to, products used in nuclear power plants and medical device products. The Company currently does not have product liability insurance, but may seek such insurance before it begins commercial distribution of medical or other products that it may develop. There can be no assurance that adequate or necessary insurance coverage will be available at an acceptable cost, if at all, or that even if such insurance were obtained, a product liability or other claim would not materially and adversely affect the business or financial condition of the Company. See "Risk Factors--Product Liability; Minimal Insurance Coverage."

  The terms of the Company's agreements with its customers provide that liability to nuclear power plant utilities is limited to the Company's standard warranty to replace non-conforming product, and liability for consequential damages caused by the improper use of the Company's products is limited by contractual terms. Nevertheless, one or more third parties could bring an action against the Company based on product liability, breach of warranty or other claims, and, there can be no assurance that the foregoing contract clauses would effectively limit the Company's liability in any such actions.

EMPLOYEES

  As of August 15, 1996, the Company had 10 full-time employees, of whom 2 have Ph.D.s and 4 have advanced degrees in chemistry, engineering and related fields. Approximately 3 employees are involved in research and product development, 2 in manufacturing and sourcing, and 5 in business development and administration, but such employees' responsibilities may also encompass areas other than their primary area of responsibility.

  The Company plans to recruit a Vice President to manage and lead its development of the planned electronic and optical materials business and a General Manager plus additional personnel as may be required to staff its intended SILC laboratory and business expansion.

  The Company considers its relations with its employees to be good. None of the Company's employees are covered by a collective bargaining agreement.

LEGAL PROCEEDINGS

  The Company is not a party to any legal proceedings.

FACILITIES

  The Company leases 2,500 square feet of administrative and technical space in San Jose, California. The lease expires January 1999. The Company leases 641 square feet for an administrative office in Columbia, Maryland. This lease expires in December 1997. The Company leases office and laboratory space on a month-to-month basis at Moscow State University where it performs its research on isotope separation.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The members of the Board of Directors ("Board") and the executive officers of the Company are as follows:

          NAME                 AGE                             POSITION
          ----                 ---                             --------
   James E. Alexander          47   President, Chief Executive Officer and Chairman of the Board
   Boris Rubizhevsky           45   Senior Vice President, Isotope Production and Supply and Director
   Joe Friscia                 64   Vice President, Energy and Environmental Products
   Daniel J. Grady             42   Vice President, Medical, Research & Diagnostics
   Paul J. Catuna              32   Chief Financial Officer, Director of Administration and Secretary
   Lindsay A. Gardner(1)(2)    45   Director
   Larry J. Wells(1)(2)        52   Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

  Each director holds office until the next annual meeting of shareholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Each officer serves at the discretion of the Board.

  Mr. Alexander is a founder of the Company and has served as its President, Chief Executive Officer and a director since its inception. He has worked full-time for the Company since January 1994. From June 1972 to December 1993, he worked in a variety of technology positions at GE in the aircraft engine and nuclear power businesses, where his last position was Manager of Technology Programs. Mr. Alexander received his bachelors degree in Metallurgical Engineering from the University of Cincinnati and performed graduate work in materials science there. He earned a masters degree in Business Administration from Santa Clara University.

  Mr. Rubizhevsky is a founder of the Company and has been a Senior Vice President and a director of the Company since inception. From November 1986 through December 1994, he owned and operated SAR Marketing, a consulting firm providing business advice and services to large multinational corporations. From June 1977 to May 1986, Mr. Rubizhevsky worked at GE as Business Development Manager in various international locations. He received his bachelors degree in Engineering from the Stevens Institute of Technology.

  Mr. Friscia joined the Company in April 1995 as Vice President Energy and Environmental Products. From October 1994 through the Company's acquisition of Isoserve in April 1995, he served as President of Isoserve. From January 1990 through October 1994, he served as a Vice President of Concord Trading Company. Mr. Friscia was employed by GE from August 1954 until September 1987, and held a number of sales and marketing positions in the power systems business including Manager of Marketing, Europe for Nuclear Power Plants. He received his bachelors degree in Electrical Engineering and a masters degree in Nuclear Engineering from Georgia Institute of Technology.

  Dr. Grady joined the Company as Vice President, Medical, Research & Diagnostics in October 1995. From March 1994 through September 1995, Dr. Grady was Vice President of Research and Development at Sopha Medical Systems. From April 1991 until March 1994, he served as Marketing Manager, Nuclear Energy for GE. From May 1998 through March 1991, Dr. Grady served as Software Engineering Manager, Nuclear Medicine for GE in England. From October 1984 through May 1988, he served as Clinical Applications Manager for GE Nuclear Medicine. Between June 1981 and October 1984, he served as the Engineering Analysis Section Head for TRW. Dr. Grady received his bachelors and masters degree, and Ph.D. in Nuclear Engineering from the University of Michigan.

  Mr. Catuna joined the Company in July 1996 as Chief Financial Officer and Director of Administration. From January 1994 to July 1996, Mr. Catuna was employed at Deloitte & Touche LLP, an international accounting and consulting firm, where he most recently served as an audit senior manager. From January 1988 to January 1994, Mr. Catuna worked for Grant Thornton LLP, an international accounting and consulting firm, where he most recently served as an audit manager. Mr. Catuna received his bachelors degree in Business Administration-Accounting from California State University Fresno, and is a certified public accountant.

  Ms. Gardner has served from 1991 through the present as President of LG Associates, a US-based management consulting firm providing materials management expertise to foreign company affiliates of US companies in developing countries. She began performing consulting services for Isonics in September 1992 and was elected a director in September 1993. During her tenure at LG Associates, she resided in Moscow, Russia from September 1991 to January 1994 when she moved to Beijing, China, where she currently resides. From 1977 to 1991, Ms. Gardner worked for GE in a variety of management and functional positions including international marketing, quality assurance and materials. Ms. Gardner received her bachelors degree in International Economics from The George Washington University Elliott School of International Affairs, and earned a masters in Business Administration from the University of Louisville.

  Mr. Wells was elected a director of the Company in September 1996. He is the founder of Sundance Venture Partners, L.P. ("Sundance"), a venture capital fund, and is the chairman of the entity that acts as the manager of Sundance. From 1983 to 1987, Mr. Wells served as Vice President of Citicorp Venture Capital and then became Senior Vice President of Inco Venture Capital. From May 1969 to June 1983, Mr. Wells was the founder and President of Creative Strategies International, a market research consulting firm specializing in emerging markets. Mr. Wells is a director of Identix, Inc., Atlanta Technology Group, Cellegy Pharmaceuticals, Gateway Data Sciences and Telegen Corporation as well as several privately held companies. Mr. Wells holds a BA degree in Economics and an MBA degree from Stanford University. Mr. Wells, together with entities with which he is affiliated, owns approximately 6% of the equity securities of National Securities Corporation, one of the Representatives.

SCIENTIFIC ADVISORY PANEL

  The Company has established relationships with a group of scientific advisors with expertise in physics, material science, isotope separation, nuclear medicine and chemical synthesis. The Company's advisors consult with management and key scientific employees of the Company to assist the Company in identifying stable isotope and other product development opportunities, to help structure and review the progress of the Company's development projects and to aid in the recruitment and evaluation of the Company's scientific staff. The nature, scope and frequency of consultations between the Company and each scientific advisor varies depending upon the Company's current activities, the need for specific assistance and the individual scientific advisor. Although the Company expects to receive guidance from its scientific advisors, all of the advisors have substantial commitments to third parties and are able to devote only a small portion of their time to the business of the Company. To date the scientific advisory panel has not been compensated for its services.

  Michael Alferieff, Ph.D. Dr. Alferieff currently serves as an independent consultant. He holds a bachelors degree in Mathematics and Physics from the Massachusetts Institute of Technology and received his masters degree in Theoretical Physics from Columbia University and a Ph.D. in Theoretical Physics from the University of California. He has worked at the GE R&D Center in Santa Barbara and at IBM's Thomas J. Watson Research Center, among other assignments. More recently, Dr. Alferieff has focused on translation of Russian technical articles for a number of international journals, universities, and private companies.

  Vladimir Yu. Baranov, Ph.D. Dr. Baranov is currently a director of the Institute of Molecular Physics at the I.V. Kurchatov Institute in Moscow, an institution specializing in theoretical physics, fusion energy research and isotope separation technology development. He received a doctor of science degree in Physics from the I.V. Kurchatov Institute and a Ph.D., from the Moscow Institute of Electrical Engineering. In 1991, he was appointed a member of the Academy of Sciences of the Russian Federation. Dr. Baranov has special expertise in separation of stable isotopes utilizing high power lasers.

  John Engdahl, Ph.D. Dr. Engdahl serves as President of Applied Nuclear Imaging, Inc., a consulting company, which he founded in 1996. Since 1982, Dr. Engdahl has worked in nuclear medicine in design of equipment and image processing applications. Dr. Engdahl was Vice President of Clinical Science at Sopha

Medical Systems from 1990 to 1996. Dr. Engdahl was employed as radiologic physicist in nuclear medicine at Henry Ford Hospital from 1987 to 1990, and from 1982 to 1987 he was employed at GE Medical Systems as manager of product development for GE's nuclear imaging business. Dr. Engdahl chaired the National Electrical Manufacturers Association, Nuclear Diagnostic Imaging Section from 1992 to 1995, is a member of the IEEE and Society of Nuclear Medicine. Dr. Engdahl received his bachelors and masters degree, and Ph.D. from the University of Michigan.

  Eugene E. Haller, Ph.D. Dr. Haller is currently a Professor of Material Science at the University of California at Berkeley and program leader of the Advanced Electronic Materials Program at the Lawrence Berkeley Laboratory. Dr. Haller received his doctorate degree in Solid State and Applied Physics from the University of Basel, Switzerland. Dr. Haller has published many works on, among other subjects, isotopically engineered semiconductors.

  Ward Rigot. Mr. Rigot is a research associate at the Dow Chemical Company. He holds a bachelors degree in Chemistry from Eastern Michigan University and received a masters degree in Nuclear Engineering from the University of Michigan. He has also served as an adjunct professor at Saginaw Valley State University. Mr. Rigot is experienced in radiation detection and measurement, analytical chemistry, and synthesis of organic and inorganic compounds.

  Mammem Thomas. Mr. Thomas currently serves as Chief Executive Officer of Technology Management Consultants, Inc., a consulting company, and Vice President of Technology at Elan Microsystems, Inc., a semiconductor company. Mr. Thomas holds a bachelors degree in Engineering from the University of Kerala, India, and received a masters of Business Administration from the Indian Institute of Management in Calcutta, and a masters in Electrical Engineering from the University of Michigan. Mr. Thomas is experienced in the manufacture of semiconductor devices and in the transfer of semiconductor manufacturing technology.

EXECUTIVE COMPENSATION

  The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the year ended April 30, 1996 ("fiscal 1996") by (i) the Company's chief executive officer and (ii) the Company's other executive officers whose salary and bonus exceeded $100,000 during fiscal 1996 (each a "Named Person").

                          SUMMARY COMPENSATION TABLE

                                   ANNUAL                           LONG-TERM
                                COMPENSATION                   COMPENSATION AWARDS
                              ----------------                 -------------------
                                                                   SECURITIES
NAME AND PRINCIPAL                              OTHER ANNUAL       UNDERLYING
POSITION                 YEAR  SALARY   BONUS  COMPENSATION(1)     OPTIONS(#)
------------------       ---- -------- ------- --------------- -------------------
James E. Alexander ..... 1996 $135,000 $52,380      $ --             108,853
 President and Chief
  Executive Officer
Boris Rubizhevsky....... 1996 $ 90,000 $36,666      $ --             108,853
 Senior Vice President

--------

(1) Excludes other compensation, the aggregate amount of which does not exceed the lesser of $50,000 or 10% of such Named Person's annual compensation.

  The following table sets forth information with respect to the options granted to each Named Person during fiscal 1996.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                 NUMBER OF    % OF TOTAL
                                SECURITIES   OPTIONS/SARS
                                UNDERLYING    GRANTED TO   EXERCISE
                                OPTION/SARS  EMPLOYEES IN  PRICE PER  EXPIRATION
NAME                           GRANTED(#)(1) FISCAL YEAR  SHARE($)(2)    DATE
----                           ------------- ------------ ----------- ----------
James E. Alexander............    108,853        26.1%       $1.52    Jan. 2001
Boris Rubizhevsky.............    108,853        26.1%       $1.52    Jan. 2001

--------
(1) Mr. Alexander's and Mr. Rubizhevsky's options are exercisable in full at the date of grant, but are subject to a right of repurchase in favor of the Company upon the employment termination of the optionee, which right lapses over a three-year period with respect to 20% of the shares subject to the option after one year from the grant date, an additional 8.33% of the shares subject to the option each three month period from January 1997 through January 1998, and an additional 11.66% of the shares subject to the option for each three month period from February 1998 through January 1999.

(2) The exercise price for these options represents 110% of the estimated fair market value of the underlying Common Stock, as determined by the Board as of the date of grant.

  In September 1996, Mr. Alexander and Mr. Rubizhevsky each exercised his option to acquire 108,853 shares at $1.52 per share. In payment of the exercise price, the Company accepted a full recourse promissory note from each officer in the principal amount of approximately $165,000. The principal bears interest at the minimum applicable federal rate, which is payable in annual installments over the term of the note. All accrued and unpaid interest and all principal is due five years after the exercise date. The purchased shares have been pledged to secure repayment of the loan. Upon a sale of any shares, a portion of the net proceeds equal to the exercise price per share of the shares sold will be used to repay the loan. See "--Certain Transactions."

  No stock options were exercised during fiscal 1996 by any Named Person.

DIRECTOR COMPENSATION

  Directors of the Company do not receive cash compensation for their services as directors but are reimbursed for their reasonable expenses in attending meetings of the Board. Directors are eligible to participate in the Executives Plan and Incentive Plan. See "--Employee Benefit Plans."

EMPLOYMENT AND CONSULTING AGREEMENTS

  The Company has employment agreements dated January 1, 1996 with James E. Alexander and Boris Rubizhevsky. Effective upon the closing of this offering, those agreements will be amended by new employment agreements. The new agreements become effective upon the closing of this offering. The agreements have a term of four years and provide for annual salaries of $200,000 and $180,000, respectively. Either the Company or the officer may terminate the agreement at any time upon notice to the other party. The agreements provide that upon a termination of employment other than for cause (as defined in the agreements), the officer is entitled to severance compensation of 18 months of his salary, paid at the same time as salary payments, and in addition all outstanding stock options held by the officer will be accelerated and will become exercisable in full and the Company's right of repurchase will terminate with respect to such shares. The agreements provide for similar accelerated vesting of outstanding stock options, upon a change in control of the Company. The Company has also entered into an agreement with Paul Catuna, the Company's Chief Financial Officer, providing for the grant of a stock option to acquire 40,000 shares of Common Stock at an exercise price equal to 110% of the IPO Price Per Share. The shares subject to the option are subject to a right of repurchase that lapses based upon the achievement of certain financial requirements.

  The Company has also entered into a number of employment agreements with certain of its officers and employees, including Daniel J. Grady, Martin Laurent, Joe Friscia, Paul J. Catuna and Jacques Delente. The terms of these agreements are similar in material respects except for the compensation payable to such officers. The agreements have an indefinite term and provide for at-will employment, terminable at any time by either party. The agreements provide for a rate of annual compensation, which the Company will review annually. Under the agreements, the employees are entitled to participate in the Company's standard plans and policies. The agreements also include customary confidentiality and invention assignment provisions.

  The Company has a consulting agreement with Donald P. Hateley pursuant to which Mr. Hateley will provide financial, public relations and investor relations services for a period of eight months after the date of this offering. The agreement provides for payments to Mr. Hateley totalling $210,000, $90,000 of which will be paid upon the closing of this offering and the balance of which will be paid ratably monthly during the eight month term of the agreement. Of the total payments, approximately $105,000 is expected to be paid and $52,500 is expected to be expensed in the fiscal quarter during which the offering becomes effective. A law firm, of which Mr. Hateley is of counsel holds warrants to purchase 127,721 shares of Common Stock, exercisable at any time until September 2000 at an exercise price of $1.38 per share, received approximately $54,000 for legal services during fiscal 1996 and the first three months of fiscal 1997. The Company has agreed to file a registration statement after the effectiveness of this offering covering the resale of the shares issuable upon exercise of the warrants.

EMPLOYEE BENEFIT PLANS

  The Company currently has a 1996 Stock Option Plan (the "Existing Plan"). After the closing of this offering, no further options will be granted under the Existing Plan, and future awards will be granted pursuant to the Company's 1996 Executives Equity Incentive Plan (the "Executives Plan") and the 1996 Equity Incentive Plan (the "Incentive Plan"). The terms of the Existing Plan are, in material respects, similar to the terms of the Executives Plan and the Incentive Plan. The Executives Plan and Incentive Plan are sometimes referred to collectively as the "Plans." The Company's shareholders approved these Plans in October 1996, and the Plans will become effective upon the effective date of this offering.

  1996 Executives Plan and Incentive Plan. In November 1996, the Board adopted the Executives Plan and Incentive Plan. A total of 225,000 shares of Common Stock and 50,000 shares of Common Stock are reserved for issuance under the Executives Plan and the Incentive Plan, respectively. Except for the number of shares reserved under each Plan, the terms of vesting of options or other awards upon a Change of Control (as defined below) and as otherwise set forth below, the Executives Plan and the Incentive Plan are similar in material respects. Under each of the Executives Plan and the Incentive Plan, shares that (i) are subject to an option under that Plan but cease to be subject to such option for any reason other than exercise of such option, (ii) are awarded under that Plan but are forfeited or are repurchased by the Company at the original issue price or (iii) are subject to an award that otherwise terminates without shares being issued will, in each case, be redesignated as available for grant or issuance under that Plan. Both Plans will terminate in September 2006, unless terminated earlier in accordance with their provisions.

  The Executives Plan and Incentive Plan provide for grants of stock options, stock bonuses and awards of restricted stock by the Company to its officers, directors who are employees of the Company, other employees, consultants, independent contractors and advisors. No person will be eligible to receive awards covering more than 200,000 shares in any calendar year under the Executives Plan, and no person will be eligible to receive more than 50,000 shares in any calendar year pursuant to grants under the Incentive Plan. The Plans will be administered by the Compensation Committee of the Board (the administrator referred to as the "Committee"). The Plans permit the Committee to grant options that are either incentive stock options, as defined in
Section 422 of the Code or nonqualified stock options, on terms (including the exercise price, which may not be less than 85% of the fair market value of the Common Stock, and the vesting schedule) determined by the Committee, subject to certain statutory and other limitations in the Plans and certain limitations imposed by state blue sky authorities. In addition to, or in tandem with, awards of stock options, the Committee may grant participants restricted stock awards to purchase Common Stock for not less than 85% of its fair market value at the time of grant. The other terms of such restricted stock awards may be determined by the Committee. The Committee may also grant stock bonus awards of Common Stock either in addition to, or in tandem with, other awards under the Plans, under such terms, conditions and restrictions as the Committee may determine. Under the Plans, stock bonuses may be awarded for the satisfaction of performance goals established in advance. In the event of a dissolution, merger, consolidation or similar corporate transaction (each such transaction a "Change of Control") (other than a merger into a parent, wholly owned subsidiary or a reincorporation, in each event without substantial change of equity interest), outstanding awards may be assumed, converted, replaced or substituted by the successor corporation, which assumption, conversion, replacement or substitution will be binding on all participants in the Plan. If such successor corporation does not assume or substitute awards under the Incentive Plan, such awards will expire on the consummation of such Change in Control, on such terms and conditions as the Board determines.

  401(k) Plan. The Board has adopted the Isonics Corporation 401(k) Savings & Retirement Plan (the "401(k) Plan"), a defined contribution profit-sharing plan intended to qualify under Section 401 of the Code. The shareholders of the Company approved the 401(k) Plan in November 1996. Under the 401(k) Plan, a participating employee can make pre-tax contributions, subject to limitations under the Code, of a percentage (not to exceed 15%) of his or her total compensation. Employee contributions and the investment earnings thereon are fully vested at all times. The Company may make matching contributions for the benefit of eligible participating employees.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND LIMITATION OF LIABILITY

  The Company's Restated Articles of Incorporation (the "Restated Articles") include a provision that eliminates to the fullest extent permitted by law the personal liability of its directors to the Company and its shareholders for monetary damages for breach of the directors fiduciary duties. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involved the absence of good faith on the part of the director, (iii) for any transaction from which the director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") concerning contracts or transactions between the Company and a director or
(vii) under Section 316 of the California Code concerning directors' liability for improper dividends, loans and guarantees. The provision does not extend to acts or omissions of a director in his or her capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

  The Restated Articles further authorize the Company to indemnify its agents (as defined in Section 317(a) of the Code, which includes directors and officers) through Bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law. Pursuant to this provision, the Company's Bylaws provide for indemnification of directors and officers. The Bylaws also permit the Company to enter into indemnity agreements with individual directors, officers, employees and other agents. The Company has entered into such agreements with its directors and executive officers effective upon the closing of this offering. These agreements, together with the Company's Bylaws and Restated Articles, may require the Company, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred (provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification), and to obtain and maintain directors and officers insurance if available on reasonable terms. Section 317 of the California Code, the Company's Bylaws and the indemnity agreements provide for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company regarding which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission (the "Commission"), such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                             CERTAIN TRANSACTIONS

  Since May 1, 1994, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, holder of more than 5% of the Common Stock, or any member of the immediate family of any such person had or will have a direct or indirect material interest other than compensation arrangements, see "Management," and as described below.

  In connection with the Placement, Placement Notes in an aggregate principal amount of $370,000 were issued to Lindsay Gardner, a director of the Company, one employee of the Company and four affiliates of directors or officers of the Company at a discount totalling approximately $41,000 and otherwise on the same terms as the other Private Investors. In addition, DayStar Partners, an entity of which Larry J. Wells, a director of the Company, is an affiliate, acquired $200,000 principal amount of Placement Notes and Placement Warrants to acquire approximately 41,745 shares of Common Stock on the same terms as other Private Investors, and the Company entered into a consulting agreement with Larry Wells Co., Inc., another entity of which Mr. Wells is an affiliate, pursuant to which the Company paid the entity $85,000. Pursuant to the consulting agreement, that entity advised the Company concerning the Placement and following completion of the Placement has consulted with the Company as requested concerning financing matters and acquisition opportunities. See "Capitalization--Recent Financing Transactions."

  In September 1996, in part in order to allow the Company to establish a pool of shares available for future awards pursuant to the Plans in amounts that comply with the guidelines established by certain state blue sky authorities, Mr. Alexander and Mr. Rubizhevsky exercised stock options to acquire 108,853 and 108,853 shares, respectively, of Common Stock at an exercise price of $1.52 per share. The exercise price for the shares was paid by means of a loan from the Company in the principal amount of the exercise price. The purchased shares are pledged as collateral for the loans pursuant to a pledge agreement. The loans bear interest at an annual rate equal to the minimum applicable federal rate, and interest is payable annually. Principal and accrued but unpaid interest is due five years from the date of the note. For each optionee, until the note has been paid in full, upon any sale of such option shares by the optionee a portion of the sales proceeds equal to the exercise price per share of the shares sold will be used to pay amounts owed under the note. In addition, the Company has agreed to loan to such officers, pursuant to a five-year note with interest at the minimum applicable federal rate, an amount equal to the federal and state tax liability incurred by them as a result of exercising such options, and to pay compensation to such officers equal to the amount of interest payable under the loans and the amount of taxes payable as a result of such compensation.

  The predecessor entity to the Company was a general partnership. At the time of incorporation in 1993, Mr. Alexander and Mr. Rubizhevsky exchanged their partnership interests for 758,345 and 620,465 shares of Common Stock, respectively.

  The Company is also a party to several employment and consulting agreements. See "Management--Employment and Consulting Agreements."

  All future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and will be approved by a majority of the independent, disinterested directors of the Company.

                            PRINCIPAL SHAREHOLDERS

  The following table sets forth certain information known to the Company regarding beneficial ownership of the Common Stock as of October 1, 1996, and as adjusted to reflect the sale of the Securities offered hereby, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) each Named Person and (iv) all executive officers and directors as a group. The address of each person is in care of the Company, 4010 Moorpark Avenue Suite 119, San Jose, CA 95117.

                                    SHARES BENEFICIALLY    SHARES BENEFICIALLY
                                      OWNED PRIOR TO           OWNED AFTER
                                        OFFERING(1)          OFFERING(1)(2)
                                    ----------------------------------------------
 DIRECTORS, NAMED PERSONS, AND 5%
           SHAREHOLDERS               NUMBER     PERCENT     NUMBER     PERCENT
 --------------------------------   ------------ ---------------------- ----------
James E. Alexander(3)(9)...........      890,390     34.5       890,390     19.8
Boris Rubizhevsky(3)(7)(8).........      791,035     30.7       791,035     17.5
Lindsay Gardner(4).................       95,760      3.7        95,760      2.1
Larry Wells(5).....................       41,745      1.6        41,745      0.9
All executive officers and
directors as a group (7
persons)(6)........................    2,022,123     78.4     2,062,123     45.7

--------
(1) The persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(2) Assumes that the Underwriters' over-allotment option to purchase up to 127,500 Shares and 127,500 Warrants from the Company is not exercised. See "Underwriting."
(3) Includes 108,853 shares of Common Stock subject to a repurchase right in favor of the Company.
(4) Includes warrants to purchase 23,192 shares of Common Stock issued in connection with the Placement.
(5) Includes 41,745 shares issuable upon the exercise of Placement Warrants held by an entity with which Mr. Wells is affiliated.
(6) Includes options to purchase 203,193 shares of Common Stock and 217,726 shares of Common Stock subject to repurchase rights in favor of the Company, warrants to purchase 111,318 shares of Common Stock issued in connection with the Placement, 38,526 shares of Common Stock issuable upon conversion of Preferred Stock held by Mr. Rubizhevsky's wife and options to purchase 40,000 shares of Common Stock issuable at the closing of this offering.
(7) Includes 38,526 shares of Common Stock issuable upon conversion of Preferred Stock held by Mr. Rubizhevsky's wife.
(8) Includes 23,192 shares issuable upon the exercise of Placement Warrants held by the mother, father, mother-in-law and father-in-law of Mr. Rubizhevsky.
(9) Includes 23,192 shares issuable upon the exercise of Placement Warrants held by the brother-in-law, mother-in-law and father-in-law of Mr. Alexander.

                         DESCRIPTION OF CAPITAL STOCK

  Upon the closing of this offering, the authorized capital stock of the Company will consist of 20,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock. As of October 1, 1996, there were outstanding 1,814,796 shares of Common Stock held of record by five shareholders, 6,250 shares of Class A Non-Voting Preferred Stock which will convert into 96,315 shares of Common Stock upon the closing of this offering, options and warrants to purchase 686,268 shares of Common Stock, which included options to purchase 272,134 shares of Common Stock issued under the Company's employee benefit plan and warrants to purchase 414,134 shares of Common Stock associated with the Placement.

COMMON STOCK

  Subject to preferences that may be applicable to any Preferred Stock outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. Each shareholder is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is specifically authorized by the Bylaws. Under cumulative voting for the election of directors, upon a proper and timely request by a shareholder, each shareholder is entitled to cast a number of votes equal to the number of shares held multiplied by the number of directors to be elected. The votes may be cast for one or more candidates. Thus, under cumulative voting, a majority of the outstanding shares will not necessarily be able to elect all of the directors, and minority shareholders may be entitled to greater voting power with respect to election of directors than if cumulative voting did not apply. The Company's bylaws provide that so long as the Company is a "listed company" as defined by applicable California law, there will not be cumulative voting in connection with the election of directors. Upon the closing of this offering, however, the Company will not be a listed company as so defined, and therefore cumulative voting will continue to apply in connection with the election of directors. The Common Stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the remaining assets legally available for distribution to shareholders, after payment of claims or creditors and payment of any liquidation preferences, if any, on outstanding Preferred Stock, are distributable ratably among the holders of the Common Stock and any participating Preferred Stock outstanding at that time. Each outstanding share of Common Stock is, and all shares of Common Stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

  The Board of Directors is authorized, subject to any limitations prescribed by California law, to provide for the issuance of shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the shareholders. The Board of Directors may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. Thus, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

  The Company has no current plans to issue any shares of Preferred Stock.

OTHER SECURITIES

 Representatives' Warrants

  In connection with this offering, the Company has authorized the issuance to the Representatives of 85,000 Representatives' Warrants and has reserved 170,000 shares of Common Stock for issuance upon exercise of the Representatives' Warrants and the warrants issuable upon exercise of the Representatives' Warrants. Each Representatives' Warrant will entitle the
holder to purchase one share of Common Stock at a price of $   per share,
which is 150% of the IPO Price Per Share, and, upon payment of $ , which is 120% of the initial public offering price of the Warrants, to acquire one warrant. Each such warrant will entitle the holder to purchase one share of
Common Stock at a price of $   per share, which is 240% of the IPO Price Per
Share. The Representatives' Warrants will, subject to certain conditions, be exercisable any time until the fifth anniversary of the date of this Prospectus. See "Underwriting."

  The Representatives' Warrants also contain provisions to protect the holder against dilution by adjustment of the exercise price in certain events, such as stock dividends and distributions, stock splits and recapitalizations. The Company is not required to issue fractional shares upon the exercise of a Representatives' Warrant, and the holder thereof will not possess any rights as a shareholder of the Company until such holder exercises the Representatives' Warrants. The other terms of the Representatives' Warrants are similar in material respects to the Warrants, except that the Representatives' Warrants (and the warrants included therein) will not be publicly tradeable and will not be redeemable by the Company.

  The foregoing discussion of certain terms and provisions of the Representatives' Warrants is qualified in its entirety by reference to the detailed provisions of the Representatives' Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

 The Warrants

  The following is a brief summary of certain provisions of the Warrants. Reference is made to the actual text of the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part, for a more complete description of the Warrants.

  Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase, at any time during the five year period commencing on the
date of this Prospectus, one share of Common Stock at a price of $   per share
(150% of the IPO Price Per Share), subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. No fractional shares will be issued upon the exercise of the Warrants.

  Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock. Additionally, an adjustment would be made in the case of an exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company, in order to enable holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might have been purchased upon the exercise of the Warrant.

  Redemption Provisions. The Company may redeem the Warrants in whole or in part, at any time upon at least 30 days prior written notice to the registered holders thereof, at a price of $0.05 per Warrant, if the closing price of the Common Stock as reported on the Nasdaq SmallCap Market equals or exceeds 200% of the IPO Price Per Share (subject to adjustment for stock dividends, stock splits, combinations or reclassifications of the

Common Stock), for at least 20 consecutive trading days ending immediately before the notice of redemption. If the Company exercises the right to redeem the Warrants, the Warrants will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

  Transfer, Exchange and Exercise. The Warrants are in registered form and, subject to the Company's redemption rights therefor, may be presented to the Warrant Agent for transfer, exchange or exercise at any time on or before their expiration date five years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

  Modification of Warrants. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the Warrant holders. The Company may, in its sole discretion, lower the exercise price of the Warrants for a period of not less than 30 days on not less than 30 days' prior written notice to the Warrant holders and the Representatives. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price (except as described in the preceding sentence) and the expiration date with respect to any Warrant requires the consent of holders of two-thirds of the then outstanding Warrants. Except as described above, no other modifications may be made to the Warrants, without the consent of holders of two-thirds of the then outstanding Warrants.

  The Warrants are not exercisable unless, at the time of the exercise, the Company has a current prospectus covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use all reasonable efforts to have all of the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

  The Warrants are separately transferable immediately upon issuance. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale, purchasers may buy Warrants in the aftermarket or may move to jurisdictions in which the shares of Common Stock underlying the Warrants are not so registered or qualified during the period that Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and those persons would have no choice but to attempt to sell their Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised.

  For the life of the Representatives' Warrants, the Warrants, and the Placement Warrants, respectively, the holders thereof have the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership of the shares of Common Stock issuable upon the exercise of such warrants, with the resulting potential for dilution in the interest of the Company's shareholders by reason of the likely exercise of such warrants at a time when the exercise price is less than the market price for the Common Stock. Further, the terms on which the Company could obtain additional capital during the life of such warrants may be adversely affected. The holders of such warrants may be expected to exercise the rights thereunder at a time when the Company would, in all likelihood, be able to obtain any needed capital through an offering of Common Stock on terms more favorable than those provided for by such warrants.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion sets forth certain federal income tax consequences, under current law, relating to the purchase and ownership of the Units, the Common Stock and the Warrants constituting the units. The Company has not requested and does not intend to request a ruling from the Internal Revenue Service or a tax opinion from its counsel on any tax aspect of the offering. This tax discussion does not purport to be a complete analysis or list of all potential federal income tax consequences of the purchase, ownership and sale of the Common Stock or Warrants. The discussion does not address the tax treatment for certain unique taxpayers, such as insurance companies, tax exempt organizations, financial institutions, and dealers in securities which may be subject to special rules not discussed herein. This discussion presents no analysis of the tax attributes of the Company either before or after this offering. PROSPECTIVE PURCHASERS OF THE COMMON STOCK AND WARRANTS SHOULD CONSULT THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND SALE OF SUCH SECURITIES AND THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

  An investor must allocate the cost of each unit between its two elements (one Share and one Warrant to purchase one share of Common Stock) in accordance with their relative fair market values at the time of issuance. The portion of the aggregate cost allocated to each element will constitute the investor's initial federal income tax basis for that element.

  No gain or loss will be recognized by a holder of a Warrant held for investment on the holder's purchase of Common Stock for cash upon exercise of the Warrant. The adjusted tax basis of the Common Stock so acquired will be equal to the tax basis of the Warrant plus the exercise price. The holding period of the Common Stock acquired upon the exercise of the Warrant will begin on the date the Warrant is exercised and the Common Stock is purchased.

  The sale of a share of Common Stock or the sale of a Warrant will result in the recognition of gain or loss to the holder in an amount equal to the difference between the amount realized (generally the cash and the fair market value of any other property received) and the holder's adjusted tax basis for the property sold. The sale of Common Stock will result in capital gain or loss, provided the Common Stock is a capital asset in the hands of the holder. The sale of a Warrant (other than a sale to the Company) will also result in a capital gain or loss, provided the Warrant is a capital asset in the hands of the holder and the Common Stock underlying the Warrant would be a capital asset to the holder if acquired by the holder. Such capital gain or loss will be long-term capital gain or loss if the Common Stock or Warrant being sold or exchanged has been held for more than one year at the time of such sale or exchange.

  If the repurchase of a Warrant by the Company is treated as a sale or exchange of a capital asset, any gain or loss recognized on the transaction will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Warrant exceeds one year at the time of repurchase. However, it is unclear whether the repurchase of a Warrant by the Company will be treated as the sale or exchange of a capital asset, and if such repurchase is not treated as the sale or exchange of a capital asset, the holder of a Warrant could potentially recognize ordinary income on such repurchase because of a constructive distribution recharacterization.

  Long-term capital gains of individuals, trusts and estates are currently taxed at a maximum rate of 28%, while ordinary income is currently taxed at a maximum rate of 39.6%. Section 1202 of the Code in certain circumstances allows certain noncorporate taxpayers to exclude from income one-half of the gain (up to certain limits) from the sale or exchange of "qualified small business stock" held for more than five years. In addition, 25% of such gain (up to certain limits) is excluded for alternative minimum tax purposes. In order for stock to be "qualified small business stock," the issuer of the stock must meet certain requirements, some of which apply to the period after the stock is issued. Consequently, it is unclear whether the Common Stock acquired upon exercise of a Warrant will qualify as qualified small business stock.

  Under Section 305 of the Code, certain actual or constructive distributions of stock (including warrants to purchase stock) with respect to such stock (or warrants) may be taxable to the shareholders (or Warrant holders) of the Company. Adjustments in the exercise price of the Warrants, or the number of shares purchasable upon exercise of the Warrants, in each case made pursuant to the anti-dilution provisions of the Warrants, among other things, may result in a distribution which is taxable as a dividend to the holders of Warrants. Distributions may be taxed as ordinary dividend income, return of capital, or gain from the sale or exchange of stock, depending on the earnings and profits of the Company and the tax basis of each of its shareholders or Warrant holders.

  A Warrant that expires unexercised will be deemed to have been sold or exchanged for no consideration on the expiration date. The holder of an expired Warrant would recognize loss to the extent of the holder's basis in that Warrant. Any loss to the holder of an expired Warrant will be a capital loss if the Warrant was held as a capital asset and if the Common Stock underlying the Warrant would have been a capital asset had such Warrant been exercised. Any capital loss will be long-term if the holding period of the Warrant exceeds one year when it expires. The use of capital losses to offset ordinary income is strictly limited for noncorporate shareholders and prohibited for corporate shareholders.

  No gain or loss will be recognized by the Company upon the acquisition, exercise or expiration of any Warrants.

REGISTRATION RIGHTS

  In connection with the Placement, the Company agreed to file a registration statement no later than nine months after the date of this Prospectus to register the resale of the Placement Shares. Issuable upon exercise of the Placement Warrants. The Company has also agreed to keep such a registration statement effective until such shares have been sold or until such shares can be sold without restrictions pursuant to Rule 144. If such registration statement does not remain effective, then the Private Investors have certain additional demand registration rights. In addition, the Private Investors have piggyback registration rights to require the Company to include the Placement Shares in registration statements filed by the Company registering Common Stock under the Securities Act, either for its own account or for the account of any other stockholder. The Company has also agreed to register the shares of Common Stock issuable upon exercise of a warrant granted to a law firm. See "Management--Employment and Consulting Agreements."

  As part of the Registration Statement of which this Prospectus forms a part, the Company has registered the Warrants and the shares of Common Stock obtainable upon exercise of the Representatives' Warrants (including shares obtainable upon exercise of the Warrants included therein). The holders of the Representatives' Warrants have the right to require the Company to file a registration statement on two separate occasions, commencing one year after the date of this Prospectus, to register the resale of the shares of Common Stock issuable upon exercise of the Representatives' Warrants and the warrants included therein. The Company is required to bear all registration expenses, other than underwriting discounts and selling commissions, incurred in connection with the first such registration of the shares underlying Representatives' Warrants, and the second registration is at the expense of the Representatives.

  These registration rights could result in substantial future expense to the Company and could adversely affect the Company's ability to complete future equity or debt financings. Furthermore, the registration and sale of Common Stock held by or issuable to the holders of registration rights, or even the potential of such sales, could have an adverse effect on the market price of the Common Stock or Warrants.

TRANSFER AGENT AND REGISTRAR AND WARRANT AGENT

  The Transfer Agent and Registrar for the Company's Common Stock and the Warrant Agent for the Warrants is Continental Stock Transfer & Trust Company.

LISTING

  The Company has applied to list the Common Stock and Warrants on the Nasdaq Service SmallCap Market under the trading symbols "ISNX" and "ISNXW," respectively. The Company has also applied to list the Common Stock and Warrants on the Boston Stock Exchange under the trading symbols "INC" and "INCW," respectively.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no market for the Common Stock. Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time.

  Upon completion of this offering, and assuming the conversion of the outstanding preferred stock and no exercises of options or warrants after October 1, 1996, the Company will have outstanding approximately 2,761,111 shares of Common Stock. Of these shares, the 850,000 shares sold in this offering and the shares obtainable upon exercise of the Warrants, if and when such Warrants are exercised, will be freely tradeable without restriction under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. The remaining 1,911,111 shares of Common Stock held by existing shareholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares may be sold in the public market only if registered or sold pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act. Substantially all of the Company's securities holders have executed lock-up agreements providing that they will not directly or indirectly sell, contract to sell, grant any option to purchase or otherwise transfer or dispose of any securities of the Company until one year from the initial closing of this offering (the "Lock-up Period") without the consent of the Representatives.

  As a result of the foregoing lock-up agreements and securities law restrictions, assuming no exercises of options or warrants after October 1, 1996, no shares of Common Stock will be eligible for resale without restriction on the effective date of this offering pursuant to Rules 144 or 144(k). Of the 1,911,111 shares that are outstanding on the date of this Prospectus, 1,595,734 shares will be eligible for resale, pursuant to Rule 144 or Rule 701 and subject to the volume limit restrictions of Rule 144 or Rule 701, beginning one year from the closing of this offering, and approximately 97,671 shares will become eligible for resale pursuant to Rule 144 commencing in August 1998. An additional approximately 217,706 shares will become eligible for resale pursuant to Rule 144 at various dates thereafter. An additional 414,134 shares of Common Stock issuable upon exercise of the warrants issued in connection with the Placement and Representatives' Warrants will become eligible for public sale as a result of registration rights agreements with the Company. "Description of Capital Stock--Registration Rights."

  Shortly after this offering, the Company intends to file a registration statement on Form S-8 covering approximately 587,134 shares of Common Stock subject to certain outstanding options or reserved for issuance under the Existing Plan (and the other Plans), and covering the resale of approximately 315,477 shares held by certain directors, officers and employees of the Company that were previously acquired upon the exercise of options granted under the Existing Plan (309,144 shares of which are currently subject to rights of repurchase that lapse over time), thus permitting the resale of such shares of Common Stock in the public market, except to the extent such shares are subject to the lock-up agreements during the Lock-up Period. Accordingly, shares covered by such registration statement will, if and when issued, be available for sale in the open market, subject to the volume limitations of Rule 144 that may be applicable to the resale of such shares, immediately following the expiration of the Lock-up Period.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least two years (including the holding period of any prior owner except an affiliate) is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (which will equal approximately 2,761,111 shares immediately after this offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares to be sold for at least three years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

  Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with the holding period requirements of Rule 144. Any employee, officer or director of or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701 if the other conditions of Rule 701 are satisfied. Securities issued in reliance on Rule 701 are deemed to be restricted shares and, beginning 90 days after the date of this Prospectus (unless subject to the lock-up agreements described above), may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates of the Company under Rule 144 without compliance with its two-year minimum holding period requirements.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement among the Company and the Underwriters named below, the Company has agreed to sell to the Underwriters for whom Pryor, McClendon, Counts & Co., and National Securities Corporation are acting as representatives (in such capacity, the "Representatives"), and the Underwriters have severally and not jointly agreed to purchase the Securities set forth below.

                                                                      NUMBER OF
                              UNDERWRITER                               UNITS
                              -----------                            -----------
   Pryor, McClendon, Counts & Co., Inc. ............................
   National Securities Corporation..................................
                                                                     -----------
       Total........................................................
                                                                     ===========

  The Underwriting Agreement provides that the obligations of the several Underwriters are subject to the approval of certain legal matters by their counsel and various other conditions. The maturing of the Underwriters' obligations are such that they are committed to purchase all of the above Securities if any are purchased.

  The Company has been advised by the Representatives that the Underwriters propose to offer the Securities to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $      per Share and $    per
Warrant. The Underwriters may allow, and such dealers may allow, a concession
not in excess of $      per Share and $    per Warrant to certain other
dealers. After this offering, the public offering price and concessions and discounts may be changed by the Representatives. The Company has granted the Underwriters an over-allotment option, exercisable within 45 days of the date of this Prospectus, to purchase up to 127,500 shares of Common Stock and/or 127,500 Warrants at the public offering price per share of Common Stock and per Warrant, respectively, offered hereby, less underwriting discounts and the non-accountable expense allowance, for the sole purpose of covering over-allotments, if any. The over-allotment option may be exercised to purchase units (each consisting of one Share of Common Stock and one Warrant), or shares of Common Stock or Warrants or any combination thereof. To the extent that the Underwriters exercise the option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional Securities proportionate to its initial commitment to purchase under the Underwriting Agreement.

  The Representatives have informed the Company that they do not expect sales to discretionary accounts by the Underwriters to exceed five percent of the Securities offered hereby.

  The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company has agreed to pay to the Representatives a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of the Securities underwritten, of which $25,000 has been advanced.

  The Company has agreed to sell to the Representatives for $.0001 each the Representatives' Warrants to purchase from the Company up to 10% of the Shares and Warrants offered hereby. Each Representatives' Warrant will entitle the
holder to purchase one share of Common Stock at a price of $   per share,
which is 150% of the IPO Price Per Share and, upon payment of $ , which is 120% of the initial public offering price of the Warrants, to acquire one Warrant at an exercise price equal to 240% of the IPO Price Per Share. The Representatives' Warrants are, subject to certain conditions, exercisable at any time until the fifth anniversary of the date of this Prospectus, and are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date of this Prospectus, except to officers of the Representatives. The Representatives' Warrants provide for adjustment in the exercise price of the Representatives' Warrants in the event of certain mergers, acquisitions, stock dividends and capital changes. The Representatives' Warrants grant to the holders thereof certain rights with respect to the registration under the Securities Act of the securities issuable upon exercise of the Representatives' Warrants.

  The offering price set forth on the cover page of this Prospectus should not be considered an indication of the actual value of the Common Stock or the Warrants. Such price is subject to change as a result of market conditions and other factors and no assurance can be given that the Common Stock or Warrants can be resold at the offering price.

  The Company, its officers and directors and other shareholders and option and warrant holders holding approximately 2,597,379 shares of Common Stock have agreed that for a period of 12 months following the closing of this offering, they will not offer, sell, contract to sell, grant any option for the sale or otherwise dispose of any securities of the Company (other than intra-family transfers or transfers to trust for estate planning purposes), without the Representatives' consent. These restrictions do not apply to (i) the issuance of shares of Common Stock pursuant to the Underwriters' over-allotment option, or (ii) the issuance of shares of Common Stock upon the exercise of options and warrants outstanding prior to the sale of the shares of Common Stock offered hereby, and (iii) bona fide pledges of shares of James
E. Alexander or Boris Rubizhevsky to banks or other financial institutions as collateral for loans.

  The Company has agreed that for a period of five years from the closing of the sale of shares of Common Stock offered hereby, it will nominate for election as a director a person designated by the Representatives, and during such time as the Representatives have not exercised such right, the Representatives shall have the right to designate an observer, who shall be entitled to attend all meetings of the Board of Directors and to receive all correspondence and communications sent by the Company to the members of the Board. Larry J. Wells, a director of the Company, has been appointed as such designee of the Representatives. The Company has agreed to reimburse designees of the Representatives for their out-of-pocket expenses incurred in connection with their attendance of meetings of the Board.

  Upon the exercise of any Warrants more than one year after the effective date of this Prospectus, which exercise was solicited by a Representative, and to the extent not inconsistent with the guidelines of the NASD or the Rules and Regulations of the Commission, the Company has agreed to pay the Representative a commission which shall not exceed 5% of the aggregate exercise price of such Warrants in connection with bona fide services provided by the Representative relating to any Warrant solicitation. In addition, the individual must designate the firm entitled to payment of such Warrant solicitation fee. No compensation, however, will be paid to a Representative in connection with the exercise of Warrants if (a) the market price of the Common Stock is lower than the exercise price, (b) the Warrants were held in a discretionary account or (c) the Warrants were exercised in an unsolicited transaction. Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, the Representative and any soliciting broker-dealers will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities from nine business days (or other such applicable periods as Rule 10b-6 may provide) before the solicitation activity until the latter of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right that the Representative and any soliciting broker-dealer may have to receive a fee. As a result, the Representative and any soliciting broker-dealers may be unable to continue to provide a market for the Common Stock or Warrants during certain periods while the Warrants are exercisable. If the Representative has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the Representative undertakes to waive unconditionally its rights to receive a commission on the exercise of such Warrants.

  The Company has agreed to engage Pryor, McClendon, Counts & Co., Inc., one of the Representatives, as a management and financial consultant for three years from the closing of this offering and to pay that firm a consulting fee of $3,000 per month for such services.

  The foregoing is a summary of the material terms of the agreements described above but does not purport to state all of the terms of such agreements. Reference is made to copies of each such agreement which are filed as exhibits to the Registration Statement, of which this Prospectus forms a part. See "Additional Information."

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Palo Alto, California. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Camhy, Karlinsky & Stein LLP, New York, New York.

                                    EXPERTS

  The balance sheets as of April 30, 1995 and 1996, and the statements of operations, shareholders (deficit) equity, and cash flows for the years then ended, have been audited by Grant Thornton LLP, independent certified public accountants, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the shares of Common Stock and Warrants offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and its exhibits. For further information with respect to the Company and the Units, Common Stock and Warrants offered hereby, reference is made to the Registration Statement and exhibits. Statements contained in this Prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. A copy of the Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain prescribed rates.

                               GLOSSARY OF TERMS

CELL GROWTH MEDIA: Substances used in a gel or solution that promote the growth and multiplication of cells from simple or more complex organisms. Organisms grown (fed) cell growth media labeled with enriched stable isotopes result in new and more complex stable isotope labeled compounds.

CGMP (CURRENT GOOD MANUFACTURING PRACTICE): Part of quality assurance aimed at ensuring that products are consistently manufactured to a quality appropriate to their intended use; it incorporates manufacturing, engineering, quality control and quality assurance activities.

CROSS SECTION: A fundamental property of the nucleus of an isotope, cross section is a measure of the probability of interaction of the nucleus with another nucleus, particle or photon.

DEPLETED STABLE ISOTOPE: An isotope of an element whose concentration or "abundance" has been decreased with respect to that of the naturally occurring element.

DEPLETED ZINC (DZ): Zinc oxide in which the stable isotope Zn-64 has been depleted for application in nuclear power plants for corrosion control and the mitigation of radiation fields.

DOPING: An impurity, such as boron, is added in small amounts to a pure semiconductor to alter its conductive properties.

ENRICHED STABLE ISOTOPE: An isotope of an element whose concentration or "abundance" has been increased with respect to that of the naturally occurring element.

HIGH PURITY MATERIALS, CHEMICAL: Materials in which the relevant chemical compound makes up more than >99.99% of the material.

H.PYLORI (Helicobacter pylori): A pathogenic bacterium found in the human stomach, responsible for most peptic ulcers and some stomach cancers.

ISOTOPE: One of two or more naturally occurring species of atom having the same atomic number, hence constituting the same element, but differing in mass number. As atomic number is equivalent to the number of protons in the nucleus, and mass number is the sum total of the protons plus the neutrons in the nucleus, isotopes of the same element differ from one another only in the number of neutrons in their nuclei. Isotopes may be radioactive or stable. Isonics deals only with stable isotopes.

ISOTOPICALLY PURE MATERIALS: Materials in which a particular isotope has been enriched to 99.5% abundance or greater in an element or in a compound.

ISOTOPICALLY ENGINEERED MATERIALS (IEM): Materials in which the natural abundance of isotopes of constituent elements has been substantially altered to enhance performance characteristics or provide unique properties.

MAGNETIC MOMENT: A fundamental property of the nucleus of an isotope, magnetic moment is a vector quantity related to the intrinsic spin of a charged particle. It is unique to each isotope and can be used to describe how a spinning, charged particle will interact with an externally imposed magnetic field (as in an NMR instrument or imaging scanner).

MASS SPECTROMETER: An apparatus that converts molecules and atoms into ions and then separates the ions according to their mass-to-charge ratio. Mass spectrometers are used to identify atoms and isotopes, and determine the chemical composition of a sample.

NUCLEAR MAGNETIC RESONANCE (NMR): A phenomenon exhibited by a large number of atomic nuclei, in which nuclei in a static magnetic field absorb energy from a radio-frequency field at certain characteristic frequencies.

The frequency at which resonance occurs is a function of the chemical form of the nuclei of interest. This property is exploited in NMR instruments used to determine the make-up and structure of chemicals. It is also employed in medicine to produce 3-dimensional images of the distribution of protons (the 1H isotope of hydrogen) incorporated in the chemicals of the human body.

SPIN: A fundamental property of all elementary particles, spin is the intrinsic angular momentum of a sub-atomic particle--present even if the particle is not moving. If the particle is charged, the spin results in a magnetic moment.

STABLE ISOTOPE LABELED COMPOUND (SILC): Also referred to as a "labeled compound," a chemical which has been "tagged" by substitution of a common isotope with a rare one (i.e., an enriched stable isotope).

X-RAY CRYSTALLOGRAPHY: The study of crystal lattices using diffraction patterns of X-ray waves that reflect the atomic structure based on atomic size and position in space.

                              ISONICS CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
Report of Independent Certified Public Accountants......................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Shareholders' Equity (Deficit)............................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors and Shareholders
Isonics Corporation

  We have audited the accompanying balance sheets of Isonics Corporation as of April 30, 1995 and 1996, and the related statements of operations, stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Isonics Corporation as of April 30, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Grant Thornton LLP

San Jose, California
May 10, 1996, (except for the first
paragraph of Note 8, as to which
the date is September 30, 1996)

                              ISONICS CORPORATION

                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                      APRIL 30,
                                                    --------------   JULY 31,
                                                     1995    1996      1996
                                                    ------  ------  -----------
                                                                    (UNAUDITED)
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents........................ $   38  $  116    $  147
  Accounts receivable..............................    --        2        13
  Note receivable from shareholder.................     27      33        36
  Inventories......................................    283   1,006     1,354
  Prepaid expenses.................................      4      10        12
  Deferred income taxes............................    216     114        52
                                                    ------  ------    ------
    Total current assets...........................    568   1,281     1,614
PROPERTY AND EQUIPMENT, net........................      9      81        80
GOODWILL (net of accumulated amortization of none,
 $79, and $99).....................................    472     393       373
OTHER ASSETS.......................................      8       4        33
DEFERRED INCOME TAXES..............................    --       29        38
                                                    ------  ------    ------
TOTAL.............................................. $1,057  $1,788    $2,138
                                                    ======  ======    ======
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES:
  Current portion of long-term debt................ $  122  $  176    $  232
  Accounts payable.................................    414     792     1,299
  Accrued liabilities..............................    280     285       160
  Income taxes payable.............................    --       89        57
                                                    ------  ------    ------
    Total current liabilities......................    816   1,342     1,748
LONG-TERM DEBT.....................................    352     276       177
COMMITMENTS........................................    --      --        --
STOCKHOLDERS' EQUITY (DEFICIT)
  Class A Preferred Stock--no par value; 100,000
   shares authorized; 6,250 issued and outstanding.    125     125       125
  Common stock--$.001 par value; 14,513,788 shares
   authorized; 1,499,419 shares issued and
   outstanding.....................................     78      78        78
  Retained earnings (deficit)......................   (314)    (33)       10
                                                    ------  ------    ------
    Total stockholders' equity (deficit)...........   (111)    170       213
                                                    ------  ------    ------
TOTAL.............................................. $1,057  $1,788    $2,138
                                                    ======  ======    ======

                       See Notes to Financial Statements

                              ISONICS CORPORATION

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                            YEAR ENDED    THREE MONTHS ENDED
                                            APRIL 30,          JULY 31,
                                           -------------  --------------------
                                           1995    1996     1995       1996
                                           -----  ------  ---------  ---------
                                                              (UNAUDITED)
Net revenues.............................. $ 738  $5,567  $   1,190  $   1,564
Cost of revenues..........................   626   3,835        807      1,123
                                           -----  ------  ---------  ---------
  Gross margin............................   112   1,732        383        441
Operating expenses:
  Selling, general and administrative.....   293     902        186        266
  Research and development................   162     308         59         90
                                           -----  ------  ---------  ---------
    Total operating expenses..............   455   1,210        245        356
                                           -----  ------  ---------  ---------
Operating income (loss)...................  (343)    522        138         85
Other income (expense)
  Interest income.........................     2       1          1          1
  Interest expense........................   (17)    (67)        (4)       (13)
                                           -----  ------  ---------  ---------
    Total other expense, net..............   (15)    (66)        (3)       (12)
                                           -----  ------  ---------  ---------
Income (loss) before income taxes.........  (358)    456        135         73
Income tax expense (benefit)..............  (215)    175         52         30
                                           -----  ------  ---------  ---------
NET INCOME (LOSS)......................... $(143) $  281  $      83  $      43
                                           =====  ======  =========  =========
Net income (loss) per share............... $(.06) $  .12  $     .04  $     .02
                                           =====  ======  =========  =========
Shares used in computing per share
 information.............................. 2,218   2,360      2,360      2,361
                                           =====  ======  =========  =========


                       See Notes to Financial Statements

                              ISONICS CORPORATION

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                            PREFERRED STOCK      COMMON STOCK   RETAINED
                            -----------------  ---------------- EARNINGS
                            SHARES    AMOUNT    SHARES   AMOUNT (DEFICIT) TOTAL
                            --------  -------  --------- ------ --------- -----
BALANCES, May 1,1994.......                    1,451,379  $18     $(171)  $(153)
  Issuance of preferred
   stock...................    6,250   $   125                              125
  Issuance of common stock
   in connection with
   acquisition.............                       48,040   60                60
  Net loss.................                                        (143)   (143)
                            --------   ------- ---------  ---     -----   -----
BALANCES, April 30, 1995...    6,250       125 1,499,419   78      (314)   (111)
  Net income...............                                         281     281
                            --------   ------- ---------  ---     -----   -----
BALANCES, April 30, 1996...    6,250       125 1,499,419   78       (33)    170
  Net income *.............                                          43      43
                            --------   ------- ---------  ---     -----   -----
BALANCES, July 31, 1996 *..    6,250   $   125 1,499,419  $78     $  10   $ 213
                            ========   ======= =========  ===     =====   =====

--------
* Unaudited


                       See Notes to Financial Statements

                              ISONICS CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                 YEAR ENDED     THREE MONTHS
                                                  APRIL 30,    ENDED JULY 31,
                                                 ------------  ---------------
                                                 1995   1996    1995    1996
                                                 -----  -----  ------- -------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss).............................. $(143) $ 281  $   83  $    43
 Adjustments to reconcile net income (loss) to
  net cash provided by
  (used in) operating activities:
  Depreciation and amortization.................     2     87      22       25
  Deferred income taxes.........................  (216)    73      52       53
  Changes in assets and liabilities:
   Accounts and notes receivable................   (27)    (8)     (9)     (14)
   Inventories..................................   (73)  (723)    (47)    (348)
   Prepaid expenses.............................    (2)    (6)     (1)      (2)
   Other assets.................................     4      4       6      (29)
   Accounts payable.............................   202    378      12      507
   Accrued liabilities..........................   157      5       6     (125)
   Income taxes payable.........................   --      89     --       (32)
                                                 -----  -----  ------  -------
    Net cash provided by (used in) operating
     activities.................................   (96)   180     124       78
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisition of Isoserve, Inc...................   (50)   --      --        --
 Purchases of property and equipment............    (7)    (7)     (2)      (4)
                                                 -----  -----  ------  -------
    Net cash used in investing activities.......   (57)    (7)     (2)      (4)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of long-term debt.......   100    142      54      --
 Payments on long-term debt.....................   (38)  (237)   (103)     (43)
 Proceeds from issuance of preferred stock......   125    --      --       --
                                                 -----  -----  ------  -------
    Net cash provided by (used in) financing
     activities.................................   187    (95)    (49)     (43)
                                                 -----  -----  ------  -------
    NET INCREASE IN CASH AND EQUIVALENTS........    34     78      73       31
Cash and cash equivalents at beginning of
 period.........................................     4     38      38      116
                                                 -----  -----  ------  -------
Cash and cash equivalents at end of period...... $  38  $ 116  $  111  $   147
                                                 =====  =====  ======  =======
Supplemental disclosures of cash flow
 information:
 Cash paid during the period for:
  Interest...................................... $   7  $  67  $   13  $    15
  Income taxes..................................     1     14     --         9

                       See Notes to Financial Statements

                              ISONICS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION AS OF JULY 31, 1996 AND FOR THE THREE MONTHS ENDED JULY 31, 1995
                            AND 1996 IS UNAUDITED)

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

  Isonics Corporation (the "Company") develops and markets products worldwide based on enriched stable isotopes for applications in the energy, medical research, diagnostic, pharmaceutical and semiconductor industries.

CASH EQUIVALENTS

  Cash equivalents consist of money market investments with an original maturity of less than ninety days.

CONCENTRATION OF CREDIT RISK

  Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and trade accounts receivable. Cash equivalents are maintained with high quality institutions and are regularly monitored by management. The Company extends credit to its customers, most of whom are large, established companies. Credit risk is mitigated by performing ongoing credit evaluations of its customers' financial condition and generally does not require collateral.

INVENTORIES

  Inventories are stated at the lower of cost (first-in, first-out) or market.

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation is computed using the straight-line method over five to seven years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term.

GOODWILL

  Goodwill resulted from the acquisition of Isoserve, Inc., (see Note 10) and is being amortized on a straight-line basis over six years. The Company evaluates the realizability of goodwill annually to determine potential impairment by comparing the undiscounted future cash flows of the related assets. The Company modifies or adjusts goodwill if an impairment is indicated. Based upon its most recent evaluation, the Company believes that no material impairment of goodwill exists as of April 30, 1996 and July 31, 1996.

INCOME TAXES

  The Company accounts for income taxes using an asset and liability approach for financial accounting and reporting purposes.

REVENUE RECOGNITION

  Revenue from product sales is recognized upon shipment. Product returns and warranty costs have not been material in any period.

                              ISONICS CORPORATION

        (INFORMATION AS OF JULY 31, 1996 AND FOR THE THREE MONTHS ENDED
                     JULY 31, 1995 AND 1996 IS UNAUDITED)

NOTE 1--ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

USE OF ESTIMATES IN THE FINANCIAL STATEMENTS

  In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as revenues and expenses during the reporting period. Actual results could differ from those estimates.

FAIR VALUES OF FINANCIAL INSTRUMENTS

  The fair value of cash and equivalents approximates carrying value due to the short maturity of such instruments. The fair value of long-term debt approximates carrying value based on terms available for similar instruments.

NET INCOME (LOSS) PER SHARE

  Net income (loss) per share is based on the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares include convertible preferred stock (using the if-converted method) and common stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the computation in loss periods as their effect is antidilutive, except that, pursuant to Securities and Exchange Commission rules, all shares issuable from the exercise of warrants issued and stock options granted by the Company at a price less than the estimated initial public offering price during the twelve months preceding the offering date have been included in the calculation (using the treasury stock method) as if they had been outstanding for all periods.

UNAUDITED INTERIM FINANCIAL INFORMATION

  The unaudited interim financial information as of July 31, 1996 and for the three months ended July 31, 1995 and 1996 has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring accruals) necessary for a fair presentation of this interim information. Operating results for the three months ended July 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending April 30, 1997.

NOTE 2--INVENTORIES

  Inventories consist of the following (in thousands):

                                                             APRIL 30,
                                                            ----------- JULY 31,
                                                            1995  1996    1996
                                                            ---- ------ --------
   Finished goods.......................................... $ 62 $  892  $  369
   Work in process.........................................   --    107     983
   Raw Materials...........................................  221      7       2
                                                            ---- ------  ------
                                                            $283 $1,006  $1,354
                                                            ==== ======  ======

                              ISONICS CORPORATION

        (INFORMATION AS OF JULY 31, 1996 AND FOR THE THREE MONTHS ENDED
                      JULY 31, 1995 AND 1996 IS UNAUDITED)

NOTE 3--PROPERTY AND EQUIPMENT

  Property and equipment consists of the following (in thousands):

                                                            APRIL 30,
                                                            ----------  JULY 31,
                                                            1995  1996    1996
                                                            ----  ----  --------
   Office furniture and equipment.......................... $10   $88     $91
   Leasehold Improvements..................................   1     3       4
                                                            ---   ---     ---
                                                             11    91      95
   Accumulated depreciation and amortization...............  (2)  (10)    (15)
                                                            ---   ---     ---
                                                            $ 9   $81     $80
                                                            ===   ===     ===

NOTE 4--ACCRUED LIABILITIES

  Accrued liabilities consist of the following (in thousands):

                                                              APRIL 30,
                                                              --------- JULY 31,
                                                              1995 1996   1996
                                                              ---- ---- --------
   Compensation.............................................. $265 $268   $145
   Other.....................................................   15   17     15
                                                              ---- ----   ----
                                                              $280 $285   $160
                                                              ==== ====   ====

                              ISONICS CORPORATION

        (INFORMATION AS OF JULY 31, 1996 AND FOR THE THREE MONTHS ENDED
                     JULY 31, 1995 AND 1996 IS UNAUDITED)

NOTE 5--INCOME TAXES

  Deferred tax assets are comprised of the following (in thousands):

                                                                      APRIL 30,
                                                                      ---------
                                                                      1995 1996
                                                                      ---- ----
   Deferred tax assets
     Accruals deductible in future periods........................... $216 $114
     Goodwill amortization deductible in future periods..............  --    29
                                                                      ---- ----
                                                                      $216 $143
                                                                      ==== ====

  Income tax expense (benefit) consists of the following (in thousands):

                                                                     APRIL 30,
                                                                    ------------
                                                                     1995   1996
                                                                    ------  ----
   Current
     Federal....................................................... $  --   $ 78
     State.........................................................      1    24
                                                                    ------  ----
                                                                         1   102
   Deferred
     Federal.......................................................   (179)   69
     State.........................................................    (37)    4
                                                                    ------  ----
                                                                     (216)    73
                                                                    ------  ----
                                                                    $(215)  $175
                                                                    ======  ====

  A reconciliation of the statutory federal income tax rate to the effective tax rate is as follows:

                                                                   1995    1996
                                                                   -----   ----
   Statutory federal income tax rate.............................. (35.0)% 35.0%
   State income taxes (net of federal income tax benefit).........  (5.0)   3.5
   Other..........................................................   --      .3
   Change in valuation allowance.................................. (20.1)   --
                                                                   -----   ----
   Effective tax rate............................................. (60.1)% 38.8%
                                                                   =====   ====

  The valuation allowance for deferred tax assets as of April 30, 1995 and 1996 was $72,000 and none, respectively. The decrease in the valuation allowance resulted from the realization of temporary differences and loss carryforwards during the year and the reevaluation during 1995 that it was more likely than not that the Company would generate taxable income sufficient to realize the tax benefit associated with future deductible temporary differences.

                              ISONICS CORPORATION

        (INFORMATION AS OF JULY 31, 1996 AND FOR THE THREE MONTHS ENDED
                      JULY 31, 1995 AND 1996 IS UNAUDITED)

NOTE 6--LONG TERM DEBT

  Long term debt consists of the following:

                                                              APRIL 30, JULY 31,
                                                              --------- --------
                                                              1995 1996   1996
                                                              ---- ---- --------
                                                                (IN THOUSANDS)
   Note payable, guaranteed by the SBA, payable in monthly
    installments of $700 including interest at prime (8.25%
    at April 30, 1996 and July 31, 1996) plus 2.75%, final
    payment due January 2005................................  $ 49 $ 46   $ 45
   Note payable, unsecured; payable in full in February 1997
    plus 9% interest........................................    50   85     85
   Notes payable to shareholders............................    12  --     --
   Capital leases (see Note 7)..............................   --    69     65
   Royalty payable to Isoserve, Inc. (see Note 10)..........   363  252    214
                                                              ---- ----   ----
                                                               474  452    409
   Less current maturities..................................   122  176    232
                                                              ---- ----   ----
                                                              $352 $276   $177
                                                              ==== ====   ====

  Maturities of long-term debt are as follows (in thousands):

                                                                    AS OF
                                                              ------------------
                                                              APRIL 30, JULY 31,
                                                                1996      1996
                                                              --------- --------
   First three months of 1997................................   $ 43      $--
   Remaining nine months of 1997.............................    133       232
   1998......................................................    111       121
   1999......................................................    115        28
   2000......................................................     12         5
   2001......................................................     13         5
   Thereafter................................................     25        18
                                                                ----      ----
                                                                $452      $409
                                                                ====      ====

                              ISONICS CORPORATION

        (INFORMATION AS OF JULY 31, 1996 AND FOR THE THREE MONTHS ENDED
                     JULY 31, 1995 AND 1996 IS UNAUDITED)

NOTE 7--LEASE COMMITMENTS

  Furniture and equipment with a cost and accumulated amortization of $68,000 and $5,000, at April 30, 1996 ($68,000 and $8,000 at July 31, 1996) has been acquired under capital leases. The Company also rents office and research facilities, equipment and vehicles under operating leases expiring through 1999.

  Future minimum annual operating and capital lease commitments are as follows (in thousands):

                                                  APRIL 30, 1996   JULY 31, 1996
                                                 ----------------- -------------
                                                 OPERATING CAPITAL    CAPITAL
                                                 --------- ------- -------------
   First three months of 1997...................    $ 9      $ 8       $ --
   Remaining nine months of 1997................     26       23          23
   1998.........................................     35       31          31
   1999.........................................      4       25          25
                                                    ---      ---       -----
     Total minimum lease payments...............    $74       87          79
                                                    ===
   Amount representing interest.................             (18)        (14)
                                                             ---       -----
   Present value of minimum lease payments......              69          65
   Current portion..............................             (18)        (22)
                                                             ---       -----
   Long-term portion............................             $51       $  43
                                                             ===       =====

  Rent expense for operating leases was approximately $6,000, $19,000, $1,000 and $13,000 for the years ended April 30, 1995 and 1996 and for the three months ended July 31, 1995 and 1996, respectively.

NOTE 8--STOCKHOLDERS' EQUITY

  On September 30, 1996, the Board of Directors approved a 1 for 6.89 reverse stock split of its common shares. All per share amounts, number of shares, stock options and warrant data have been restated to reflect the reverse stock split.

CONVERTIBLE PREFERRED STOCK

  The Articles of Incorporation authorize the issuance of 100,000 shares of nonvoting Series A and B convertible preferred stock of which 6,250 shares of Series A Preferred were outstanding at April 30, 1995 and 1996, respectively. Each 10 shares of Series A preferred stock along with $5 per share is convertible at the option of the stockholder into 161 shares of common stock. Preferred shares can be redeemed at the option of the Company for $40 per share.

  The stockholders of Series A convertible preferred stock are entitled to quarterly noncumulative dividends of $1.60 per share, if and when declared by the Company's Board of Directors. At April 30, 1995 and 1996, no such dividends had been declared.

  In the event of liquidation or winding up of the Company, stockholders of Series A preferred stock shall have a liquidation preference of $5 per share, plus declared and unpaid dividends, over holders of common shares.

                              ISONICS CORPORATION

        (INFORMATION AS OF JULY 31, 1996 AND FOR THE THREE MONTHS ENDED
                     JULY 31, 1995 AND 1996 IS UNAUDITED)

RESERVED COMMON STOCK

                                                                        JULY 31,
                                                                          1996
                                                                        --------
      Conversion of outstanding convertible preferred stock............ 100,780
      Exercise of stock options........................................ 725,690
                                                                        -------
                                                                        826,470
                                                                        =======

STOCK OPTION PLAN

  The Company's 1996 Stock Option Plan authorizes the granting of 725,689 incentive and nonqualified stock options to key employees, directors or consultants of the Company. Incentive stock options are granted at a price not less than fair market value, and nonqualified stock options are granted at a price not less than 85% of the fair market value, as determined by the Board of Directors. Options generally become exercisable upon issuance and are subject to redemption rights typically over three years and generally expire ten years after the date of grant.

  Option activity for the Plan is summarized as follows:

                                                         NUMBER OF   PRICE PER
                                                          SHARES       SHARE
                                                         --------- -------------
   Outstanding, May 1, 1995.............................      --        --
     Granted............................................  417,271  $1.38 - $1.52
     Exercised..........................................      --        --
     Canceled...........................................      --        --
                                                          -------
   Outstanding, April 30, 1996..........................  417,271  $1.38 - $1.52
     Granted............................................   72,569      $2.07
     Exercised..........................................      --        --
     Canceled...........................................      --        --
                                                          -------
   Outstanding, July 31, 1996...........................  489,840  $1.38 - $2.07
                                                          =======

  Options to purchase 14,514 and 33,563 shares of common stock were not subject to rights of repurchase at April 30, 1996 and July 31, 1996, respectively.

RECENTLY ISSUED ACCOUNTING STANDARD

  In October, 1995, the Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation. The new standard establishes financial accounting and reporting standards for stock-based compensation, including stock-based employee compensation plans. The Statement defines a fair value-based method of accounting for an employee stock option or similar equity instrument. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value-based method of accounting prescribed by APB Opinion No, 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value-based method of accounting defined in the Statement had been applied. The Company will be required to adopt SFAS No. 123 for its year ended April 30, 1997. Management of the Company has elected to make the pro forma disclosure as allowed by SFAS No. 123.

                              ISONICS CORPORATION

        (INFORMATION AS OF JULY 31, 1996 AND FOR THE THREE MONTHS ENDED
                     JULY 31, 1995 AND 1996 IS UNAUDITED)

NOTE 9--SIGNIFICANT CUSTOMERS AND SUPPLIERS

  In 1995, three customers accounted for approximately 59%, 26%, and 11% of net revenues. In 1996, two customers accounted for 88% and 11% of net revenues. In the three months ended July 31, 1996, three customers accounted for 66%, 20%, and 10% of net revenues. Export sales were 14%, 13%, 18% and 20% of net revenues in 1995 and 1996 and for the three months ended July 31, 1995 and 1996, respectively. Export sales are principally to Asia.

  The Company currently uses a single source processor in its manufacturing process; a disruption of this relationship could have an adverse impact on the operating results of the Company. The Company has not experienced a disruption; however, the Company recognizes the risks and is actively pursuing alternative sources.

NOTE 10--BUSINESS ACQUISITION

  In March 1995, the Company acquired certain assets and assumed certain liabilities of Isoserve, Inc., a stable isotope supplier. The acquisition was accounted for as a purchase in the accompanying financial statements for the year ending April 30, 1995, and include the operations related to Isoserve from March 28, 1995.

  The fair value of the consideration paid is summarized as follows (in thousands):

      Cash................................................................ $ 50
      Acquisition debt....................................................  110
      Assumed liabilities.................................................  100
      Future royalties payable............................................  363
      Common stock........................................................   60
                                                                           ----
                                                                           $683
                                                                           ====

  The purchase price was allocated $211,000 to inventory and $472,000 to goodwill. The Company is required to make royalty payments for depleted zinc metal sold during the five years following the acquisition. Minimum annual royalty payments of $100,000 are required regardless of sales volume until the Company has paid $500,000 in aggregate. The maximum royalty payments under the agreement are $1,000,000. The Company has accrued a liability for the present value of the expected royalty payments. The royalty payments are secured by the assets of the Company. The Company paid royalties of $196,000 and $45,000 for the year ended April 30, 1996 and the three month period ended July 31, 1996, respectively.

                              ISONICS CORPORATION

        (INFORMATION AS OF JULY 31, 1996 AND FOR THE THREE MONTHS ENDED
                     JULY 31, 1995 AND 1996 IS UNAUDITED)

NOTE 11--SUBSEQUENT EVENTS (UNAUDITED)

  In August and September 1996, the Company issued $1,372,000 in nonconvertible promissory notes, collateralized by the Company's assets. Interest is payable monthly at 12% through May 1, 1997. If the notes are not paid in full by May 1, 1997, the remaining principal and interest at 15% is payable in equal monthly payments from June 1997 through May 1998. In the event of an initial public offering of the Company's common stock, all principal and accrued but unpaid interest is due five days after the closing of such offering. In connection with the issuance of the promissory notes, the Company issued warrants to the noteholders to purchase a total of 286,414 shares of common stock, exercisable for a period of five years commencing in August 1996. Of the warrants issued, 143,207 are exercisable at $0.4217 per share and 143,207 are exercisable at $3.3727 per share. If the Company defaults in its payment obligations, then additional warrants totaling 377,458 are exercisable at $.01 per share. In conjunction with the financing, the Company issued warrants to purchase 127,721 shares of common stock exercisable for a period of five years, at $1.38 per share to a financial advisor. The aggregate fair value of the warrants issued in connection with the financing was $394,000 and will be amortized to operations as additional interest expense over the term of the promissory notes. Of the total amount issued, promissory notes in the amount of $570,000 were issued to officers, directors and affiliates of the Company or such persons. Of the warrants issued, 127,552 were received by related parties.

  In September 1996, two executive officers of the Company exercised stock options to each acquire 108,853 shares of Common Stock at an exercise price of $1.52 per share. In each case, the Company loaned the executive officer $165,000, representing the exercise price of the option, and the officer executed a promissory note reflecting the loan. Each executive officer pledged the purchased shares as collateral for the loan pursuant to a pledge agreement. Each loan bears interest at an annual rate equal to the minimum applicable federal rate, and interest is payable annually; principal and accrued but unpaid interest is due five years from the date of the note. Until each note has been paid in full and upon any sale of such option shares by the respective executive, a portion of the sales proceeds will be used to pay amounts owed under the note. In addition, the Company has agreed to loan to each such officer, pursuant to a five-year note with interest at the minimum applicable federal rate, an amount equal to the federal and state tax liability incurred by him as a result of exercising such option, and to pay compensation to such officer equal to the amount of interest payable under his loan and the amount of taxes payable as a result of such compensation.

The gas centrifuge plant owned by a third party where Isonics products are processed.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    5
Recent Developments.......................................................   13
Use of Proceeds...........................................................   13
Dividend Policy...........................................................   13
Capitalization............................................................   14
Dilution..................................................................   16
Selected Financial Data...................................................   17
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   18
Business..................................................................   23
Management................................................................   39
Certain Transactions......................................................   46
Principal Shareholders....................................................   47
Description of Capital Stock..............................................   48
Shares Eligible for Future Sale...........................................   53
Underwriting..............................................................   54
Legal Matters.............................................................   56
Experts...................................................................   56
Additional Information....................................................   56
Index to Financial Statements.............................................  F-1

                                ---------------

 UNTIL                , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OR WARRANTS OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               850,000 SHARES OF
                                COMMON STOCK AND
                               850,000 REDEEMABLE
                                  COMMON STOCK
                               PURCHASE WARRANTS
    (AS UNITS, EACH CONSISTING OF ONE SHARE OF COMMON STOCK AND ONE WARRANT)


                        [LOGO OF ISONICS CORPORATION]


                                ---------------

                                   PROSPECTUS

                                ---------------


                            PRYOR, MCCLENDON, COUNTS
                                  & CO., INC.

                              NATIONAL SECURITIES
                                  CORPORATION


                                       , 1996

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24 INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Company's Articles of Incorporation include a provision that eliminates to the fullest extent permitted by law the personal liability of its directors to the Company and its shareholders for monetary damages for breach of the directors fiduciary duties. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Company or its shareholders or that involved the absence of good faith on the part of the director, (iii) for any transaction from which the director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the Company or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") concerning contracts or transactions between the Company and a director or (vii) under
Section 316 of the California Code concerning directors liability for improper dividends, loans and guarantees. The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Company's shareholders for any violation of a director's fiduciary duty to the Company or its shareholders.

  The Company's Articles of Incorporation further authorize the Company to indemnify its agents (as defined in Section 317(a) of the Code which includes directors and officers) through Bylaw provisions, agreements with agents, votes of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law. Pursuant to this provision, the Company's Bylaws provide for indemnification of directors and officers. The Bylaws also permit the Company to enter into indemnity agreements with individual directors, officers, employees and other agents. The Company intends to enter into such agreements with its directors and executive officers effective upon the closing of this offering. These Agreements, together with the Company's Bylaws and Articles, may require the Company, among other things, to indemnify directors or officers against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain and maintain directors and officers' insurance if available on reasonable terms.

  In addition to the rights to indemnification provided under California law, in the Articles of Incorporation and in the Bylaws, the 1996 Stock Option Plan provides indemnification to members of the Board of Directors, officers, or employees of the Company to whom authority to act for the Board in connection with the Existing Plan is delegated shall be indemnified against all reasonable expenses, including attorneys' fees, actually and necessarily incurred in defense of any proceeding to which he or she is made a party because of any action allegedly taken or alleged failure to act in connection with the Plan., and against amounts paid in settlement (if approved by independent legal counsel), or in satisfaction of any judgment in such proceeding, unless the director, officer, or employee, as the case may be, is adjudged to have behaved in bad faith, in a grossly negligent manner, or with intentional misconduct as to duties.

  The Company currently has directors and officers' liability insurance. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Company pursuant to which indemnification is sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification.

  Section 317 of the Code and the Company's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

  Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

         DOCUMENT                                                 EXHIBIT NUMBER
         --------                                                 --------------
   Underwriting Agreement .......................................      1.01
   Registrant's Certificate of Incorporation.....................      3.01
   Registrant's Bylaws...........................................      3.02
   Form of Indemnity Agreement...................................     10.09

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of Common Stock being registered hereby. All amounts are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq SmallCap National Market filing fee.

   Securities and Exchange Commission registration fee................ $  6,680
   NASD filing fee....................................................    2,643
   Nasdaq SmallCap Market filing fee..................................   10,000
   Boston Stock Exchange Listing Fee..................................   15,000
   Accounting fees and expenses.......................................   75,000
   Legal fees and expenses............................................  165,000
   Printing fees and expenses.........................................  100,000
   Blue sky fees and expenses.........................................   50,000
   Transfer agent and registrar fees and expenses.....................    5,000
   Miscellaneous......................................................   70,667
                                                                       --------
   Total.............................................................. $500,000
                                                                       ========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

                                                              NUMBER     AGGREGATE       FORM OF
CLASS OF PURCHASERS     DATE OF SALE     TITLE OF SECURITIES OF SHARES PURCHASE PRICE CONSIDERATION
-------------------     ------------     ------------------- --------- -------------- -------------
2 Founders           5/10/93             Common Stock        1,378,809   $   12,000     Property
1 Investor           11/20/93            Common Stock           72,569   $    6,000     Cash
2 Investors          12/1/94 and 12/7/95 Preferred Stock         6,250   $  125,000     Cash
1 Acquired Entity    3/31/95             Common Stock           48,041   $   60,000     Property
1 Advisor            9/96                Warrants              127,721   $  141,000     Services
1 Investor           8/96                Common Stock           48,379      100,000     Cash
1 Investor           9/96                Common Stock           49,292   $  101,885     Cash
2 Investors          9/96                Common Stock          217,706   $  330,000     Notes
11 Investors         9/96                Notes and Warrants    286,414   $1,372,000     Loans

  All sales of Common Stock, Preferred Stock and warrants were made in reliance on Section 4(2) of the Securities Act. The purchasers were sophisticated investors who represented to the Registrant that the shares were being acquired for investment. All issuances of shares and options under the Company's existing plan were made in reliance on Section 4(2) or Rule 701.

  Between January 1996 and the date of this registration statement, the Company issued options under the Company's Existing Plan to purchase a total of 587,511 shares of Common Stock at exercise prices ranging from $1.38 to $2.07 per share, to a limited number of employees. No consideration was paid to the Company by any recipient of any of the foregoing options for the grant of any such options. As of the date of this Prospectus, such options have been exercised to acquire a total of 315,377 shares of Common Stock.

ITEM 27. EXHIBITS.

 EXHIBIT
 NUMBER  EXHIBIT TITLE
 ------- -------------
  1.01   Form of Underwriting Agreement.***
  3.01   Registrant's Amended and Restated Articles of Incorporation.***
  3.02   Registrant's Bylaws.***
  3.03   Registrant's Amended and Restated Articles of Incorporation, to be in
         effect at the closing of this offering.***
  4.01   Specimen Common Stock Certificate.***
  4.02   Form of Representatives' Warrant Agreement.***
  4.03   Form of Warrant Agreement between the Registrant and Continental Stock
         Transfer & Trust Company, National Securities Corporation and Pryor,
         McClendon, Counts & Co, Inc.***
  4.04   Specimen Warrant Certificate.***
  5.01   Opinion of Fenwick & West LLP.***
 10.01   Registrant's 1996 Stock Option Plan.***
 10.02   Form of Employment Agreement between the Registrant and certain officers of the Registrant.***
 10.03   Registrant's 1996 Executives Equity Incentive Plan.***
 10.04   Registrant's 1996 Equity Incentive Plan.***
 10.05   Memorandum of Agreement between Electrochemical Plant, AO
         Techsnabexport, Co., Ltd. and Registrant.***
 10.06   Option Agreement between the Registrant and Yale University.**/***
 10.07   Office Lease Agreement between Paulsen Properties and the Registrant as of January 1, 1996, as amended.***
 10.08   Letter from Yale University to Registrant dated February 10, 1996.***
 10.09   Form of Indemnity Agreement to be entered into by Registrant with each of its directors and executive officers.***
 10.10   Warrant Agreement dated as of September 27, 1996 by and among
         Registrant and certain investors.***
 10.11   Registration Rights Agreement dated as of September 27, 1996 by and among Registrant and certain investors.***
 10.12   Employment Agreement between the Registrant and James E. Alexander.***
 10.13   Employment Agreement between the Registrant and Boris Rubizhevsky.***
 10.14   Security Agreement dated March 31, 1995 between the Company and
         Isoserve, Inc.***
 10.15   Consulting Agreement between the Registrant and Larry Wells Co.,
         Inc.***
 11.01   Statement regarding computation of per share earnings.***
 21.01   Subsidiaries of the Registrant.***
 23.01   Consent of Fenwick & West LLP (included in Exhibit 5.01).***
 23.02   Consent of Grant Thornton LLP, independent certified public accountants.
 24.01   Power of Attorney (see Page II-5 of this Registration Statement).

--------
*   To be supplied.
**  Confidential Treatment Requested.
*** Previously filed.

ITEM 28. UNDERTAKINGS.

  The Registrant hereby undertakes the following:

    (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to: (i) include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) include any additional or changed material information of the plan of distribution.

    (2) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    (3) For determining liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

    (4) For determining liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed as a new registration statement for the securities offered therein, and that offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 24 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  IN ACCORDANCE WITH TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENT FOR FILING ON FORM SB-2 AND AUTHORIZED THIS AMENDMENT TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, IN THE CITY OF SAN JOSE, STATE OF CALIFORNIA, ON DECEMBER 3, 1996.

                                          Isonics Corporation


                                          By:     /s/ James E. Alexander
                                             ---------------------------------
                                             JAMES E. ALEXANDER, PRESIDENT AND
                                                  CHIEF EXECUTIVE OFFICER

  IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT, THIS AMENDMENT TO REGISTRATION STATEMENT WAS SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES STATED.


             SIGNATURES                        TITLE                 DATE
             ----------                        -----                 ----

PRINCIPAL EXECUTIVE OFFICER:

    /s/ James E. Alexander       President, Chief            December 3, 1996
-------------------------------   Executive Officer
      JAMES E. ALEXANDER          and Director


PRINCIPAL FINANCIAL OFFICER
AND PRINCIPAL ACCOUNTING OFFICER:


      /s/ Paul J. Catuna         Chief Financial             December 3, 1996
-------------------------------   Officer and
        PAUL J. CATUNA            Director of
                                  Administration


ADDITIONAL DIRECTORS


      Boris Rubizhevsky*         Senior Vice                 December 3, 1996
-------------------------------   President and
       BORIS RUBIZHEVSKY          Director


      Lindsay A. Gardner*        Director                    December 3, 1996
-------------------------------
      LINDSAY A. GARDNER


        Larry J. Wells*          Director                    December 3, 1996
-------------------------------
        LARRY J. WELLS


*By:       /s/ Paul Catuna
    -----------------------------
    PAUL CATUNA, ATTORNEY-IN-FACT

 EXHIBIT
 NUMBER  EXHIBIT TITLE                                                     PAGE
 ------- -------------                                                     ----
  1.01   Form of Underwriting Agreement.***
  3.01   Registrant's Amended and Restated Articles of Incorporation.***
  3.02   Registrant's Bylaws.***
  3.03   Registrant's Amended and Restated Articles of Incorporation, to
         be in effect at the closing of this offering.***
  4.01   Specimen Common Stock Certificate.***
  4.02   Form of Representatives' Warrant Agreement.***
  4.03   Form of Warrant Agreement between the Registrant and
         Continental Stock Transfer & Trust Company, National Securities
         Corporation and Pryor, McClendon, Counts & Co, Inc.***
  4.04   Specimen Warrant Certificate.***
  5.01   Opinion of Fenwick & West LLP.***
 10.01   Registrant's 1996 Stock Option Plan.***
 10.02   Form of Employment Agreement between the Registrant and certain officers of the Registrant.***
 10.03   Registrant's 1996 Executives Equity Incentive Plan.***
 10.04   Registrant's 1996 Equity Incentive Plan.***
 10.05   Memorandum of Agreement between Electrochemical Plant, AO
         Techsnabexport, Co., Ltd. and Registrant.***
 10.06   Option Agreement between the Registrant and Yale
         University.**/***
 10.07   Office Lease Agreement between Paulsen Properties and the
         Registrant as of January 1, 1996, as amended.***
 10.08   Letter from Yale University to Registrant dated February 10,
         1996.***
 10.09   Form of Indemnity Agreement to be entered into by Registrant with each of its directors and executive officers.***
 10.10   Warrant Agreement dated as of September 27, 1996 by and among
         Registrant and certain investors.***
 10.11   Registration Rights Agreement dated as of September 27, 1996 by and among Registrant and certain investors.***
 10.12   Employment Agreement between the Registrant and James E.
         Alexander.***
 10.13   Employment Agreement between the Registrant and Boris
         Rubizhevsky.***
 10.14   Security Agreement dated March 31, 1995 between the Company and
         Isoserve, Inc.***
 10.15   Consulting Agreement between the Registrant and Larry Wells
         Co., Inc.***
 11.01   Statement regarding computation of per share earnings.***
 21.01   Subsidiaries of the Registrant.***
 23.01   Consent of Fenwick & West LLP (included in Exhibit 5.01).***
 23.02   Consent of Grant Thornton LLP, independent certified public accountants.
 24.01   Power of Attorney (see Page II-5 of this Registration
         Statement).

--------
  * To be supplied.
 ** Confidential Treatment Requested.
*** Previously filed.